Form 10-K, Exhibit 13
period 1996-12-31
MAHASKA INVESTMENT CO
filed 1997-03-31
CIK 741390

MANAGEMENT'S DISCUSSION AND ANALYSIS

MAHASKA INVESTMENT COMPANY (THE "COMPANY") RECORDED NET INCOME OF $4,494,000, OR $2.00 PER SHARE, FOR THE YEAR ENDED DECEMBER 31, 1996, which is an increase of 14.6 percent compared with the net income of $3,923,000, or $1.72 per share, earned in 1995. The net income for 1995 increased 41.1 percent from the $2,780,000, or $1.65 per share, earned in 1994.

     The Company's total assets increased 22.8 percent in 1996 compared to 1995. Much of this growth was attributable to Central Valley Bank's ("CVB") acquisition of a bank office in June 1996. Through this acquisition the Company acquired approximately $14,645,000 in loans and approximately $32,083,000 in deposits. Both Mahaska State Bank ("MSB") and CVB experienced loan and deposit growth in 1996. Exclusive of the bank office acquisition, the Company's total assets as of December 31, 1996, had increased approximately $9.4 million, or 4.6 percent, from the year-end 1995 total. Deposit growth in 1996 was approximately
8.3 percent without the bank office acquisition. During 1995, the Company's total assets grew 9.8 percent from 1994 while deposits increased 10.3 percent.

     Return on average assets was 1.93 percent in 1996, 2.04 percent in 1995, and 1.68 percent in 1994. The Company's return on average equity has shown an increase during each of the last three years and was 13.52 percent in 1996,
12.67 percent in 1995, and 12.45 percent in 1994.

 INTEREST AND DISCOUNT ON
 LOAN POOL PARTICIPATION
      (In thousands)

        [BAR CHART]

    93     94     95     96
$3,930  4,479  7,864  9,097


INVESTMENT IN LOAN POOLS The Company continued to experience increasing returns on its investment in loan pool participations. Interest income and discount on the loan pool participations increased 15.7 percent in 1996 to $9,097,000. For the year 1995, interest income and discount from loan pool participations increased 75.6 percent to $7,864,000 compared to $4,479,000 for the year ended December 31, 1994.
     The average loan pool participation investment by the Company for 1996 was $50,105,000 compared with an average for 1995 of $45,582,000. During 1996 the Company invested $29,827,000 in loan pool participations with most of this growth occurring in the second and third quarters of the year. New loan pool investments made during 1995 totaled $12,468,000. Throughout 1996, loan pool participation investments averaged 23.7 percent of earning assets while in 1995 they were 25.7 percent of average earning assets. The yield on loan pool participation investments rose to 18.2 percent for 1996, compared with 17.3 percent in 1995.


NET INTEREST INCOME Net interest income for the year ended December 31, 1996, increased 25.6 percent to $14,098,000. Net interest income for 1995 was $11,227,000, an increase of 35.2 percent from $8,303,000 in 1994.
     Net interest income for 1996 increased $2,871,000 compared with 1995. Total interest income increased by $4,302,000 in 1996, partially offset by a $1,431,000 increase in total interest expense. Interest income on loans increased by $2,428,000, and interest income and discount collected on loan pool participations rose by $1,233,000 in 1996. Interest income on taxable investment securities held as available for sale increased by $690,000 in 1996 compared with 1995. Most of the increases in interest income on earning

            TOTAL ASSETS
           (In thousands)

            [BAR CHART]

   93       94       95       96
$143,752  186,818  205,162  251,851



assets were attributable to higher volumes of these assets during 1996 compared to 1995. For 1996, interest expense on deposits increased by $1,108,000 and the interest expense on borrowed funds grew by $323,000 reflecting increased levels of deposits and borrowed funds over 1995. The Company's net interest margin rose to 6.69 percent on a fully tax equivalent basis for 1996, up from 6.48 percent for 1995.
     The $2,924,000 increase in net interest income in 1995 was primarily attributable to the increase in interest income and discount collected on loan pool participations and to an increase in interest income on loans. An increase of $2,424,000 in interest expense on deposits and borrowed funds partially offset the additional interest income. Interest income and discount recovery on loan pool participations increased $3,385,000 in 1995 as the pools acquired in the latter part of 1994 began to show recoveries. Interest income on loans increased $1,905,000 over 1994 as loan volumes grew in 1995. Interest expense on deposits rose in 1995 compared to 1994 as the deposits acquired in the formation of CVB were on the Company's books for the entire year. Additionally, the Company's total deposits rose $15,028,000 from year-end 1994 to 1995 resulting in higher interest expense. The Company's net interest margin increased to 6.48 percent for 1995 compared with 5.58 percent in 1994.

PROVISION FOR LOAN LOSSES The Company recorded a provision for loan loss expense of $987,000 for 1996 compared to a 1995 provision of $168,000 and a 1994 provision of $183,000. The increase in 1996 provision was primarily attributable to problems in a line of credit managed by our commercial finance subsidiary, MIC Leasing Co. ("Leasing"). This line was charged off prior to year-end 1996. The decrease in the provision for 1995 compared to 1994 reflects a reduction in the net charge-offs in 1995.


OTHER INCOME Noninterest income increased $205,000 in 1996 compared with 1995. An increase in service charge and fee income related to the bank office acquisition contributed to the growth in noninterest income. Higher trust income in 1996 also added to total noninterest income. The Company did recognize a loss on the sale of some of its investment securities held as available for sale during the year. These securities were sold to meet liquidity needs.
     The Company's total other income decreased $156,000 in 1995 to $1,301,000 from the $1,457,000 recorded in 1994. The $199,000 decrease in data processing income in 1995 was the primary reason for the decline in total other income. This was caused by a reduction in the number of non-affiliated banks that Mahaska State Bank provided data processing for in 1995. Service charge income grew $76,000 in 1995 reflecting the additional accounts acquired in the formation of CVB.

OTHER EXPENSE Noninterest expense increased 20 percent for the year 1996 compared to 1995. The additional operating expenses associated with the operation of CVB's Fairfield grocery store branch and the expanded Sigourney branch contributed significantly to the increase in noninterest expense. The Savings Association Insurance Fund (SAIF) one-time assessment which occurred on September 30, 1996, resulted in a net increase in the Company's FDIC assessment expense of approximately $69,000. The one-time assessment was offset by reduced overall FDIC insurance costs for

MSB and CVB. The Company incurred additional amortization expense on the deposit premium paid for the acquisition of the bank branch.
     The formation of CVB was the primary factor in the 1995 operating expense increase of $998,000 compared to 1994. Central Valley operations produced increases in salary and benefits expense, occupancy expense, other operating expense, and goodwill amortization expense. One area of significant expense reduction in 1995 was in the FDIC assessment expense incurred by MSB. Mahaska State Bank's premium cost decreased by $115,000 due to the overall reduction in the assessment rate.


INCOME TAX EXPENSE The Company's income tax expense for the year 1996 increased $398,000 (20 percent) compared with 1995 mainly due to the increase in before tax earnings. Income tax expense for 1995 increased $642,000 when compared to 1994 primarily as a result of the overall increase in earnings. The Company's consolidated income tax rate varies from the statutory rate principally due to interest income from tax-exempt securities and loans. The effective income tax rate as a percent of income before taxes was 34.7 percent in 1996, 33.6 percent for 1995, and 32.6 percent for 1994.


CAPITAL RESOURCES Total shareholders' equity as of December 31, 1996, was $34,243,000, which is an increase of $2,137,000 due to the retention of earnings from the December 31, 1995, total of

                              CENTRAL VALLEY
                           DOUBLES IN ASSET SIZE

The June 1996 acquisition of the Boatmen's Bank office effectively doubled the size of CVB. Total assets of CVB rose by $37.3 million on the date it acquired the bank office in Sigourney. The acquisition produced an increase in all interest income, interest expense, noninterest income, and noninterest expense categories for the year 1996 in comparison with 1995. The bank office acquisition provides CVB with a significantly expanded market presence in Keokuk County.


  BOOK VALUE PER SHARE

      [BAR CHART]

93      94     95     96
$11.74  13.04  14.15  15.36


$32,106,000. Shareholders' equity as a percentage of total assets was 13.6 percent on December 31, 1996, versus 15.6 percent on December 31, 1995. The decrease in the percentage of shareholders' equity to total assets reflects the increase in total assets in 1996. During 1996 the Company repurchased 40,000 shares of its common stock, leaving 2,229,506 shares outstanding as of year-end 1996.
     Effective January 1, 1994, the Company adopted the Statement of Financial Accounting Standards No. 115. This accounting standard requires the classification of investment securities based on the Company's intended holding period. Accordingly, securities which the Company may sell at its discretion prior to maturity are recorded at their fair market value. Additionally, the aggregate unrealized net gains or losses, including the effects of income tax, are recorded as a component of shareholders' equity. As of December 31, 1996, aggregate unrealized losses totaled $40,000, while on December 31, 1995, aggregate unrealized gains totaled $57,000.
     The Company's risk-based Tier 1 capital ratio was 15.4 percent as of December 31, 1996, and the Total capital ratio was 16.2 percent. As of December 31, 1995, the Company's Tier 1 capital ratio was 19.8 percent, and the Total capital ratio was 21.2 percent. Although these ratios declined in 1996 from 1995 due to the increased asset level, they substantially exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for Total capital. The Company's tier 1 leverage ratio, which measures capital excluding intangible assets, was 11.1 percent as of December 31, 1996, and 13.7 percent at December 31, 1995, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent. Each of these capital calculations excludes unrealized gains or losses on assets available for sale in accordance with Federal regulations.

     The debt-to-equity ratio of the Company was 24.8 percent at December 31, 1996, compared to 31.2 percent at the end of 1995. As of December 31, 1996, the Company had borrowed $8,500,000 on a revolving line of credit from a major commercial bank to fund loan pool participation investments and to provide additional capital to CVB and Leasing. The Company entered into this revolving line of credit agreement on January 31, 1996, with an amendment to the agreement as of June 19, 1996. The agreement provides for a maximum line of $17,000,000 and matures on June 19, 1997. The Company had no material commitments for capital expenditures as of December 31, 1996.

     Mahaska Investment Company common stock closed on December 31, 1996 at a bid price of $18.50 per share, representing 1.2 times the book value per share of $15.36 on December 31, 1996. The year-end stock price represented a price-to-1996-earnings multiple of 9.3 times.


LIQUIDITY Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by the Company on both a daily and long-term basis. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities and other investment securities.


     Liquid assets (including cash and federal funds sold) are maintained to meet customer needs. The Company had liquid assets of $16,484,000 as of December 31, 1996, compared with $20,821,000 as of December 31, 1995. Investment securities classified as available for sale and securities and loans maturing within one year totaled $93,316,000 and $78,265,000 as of December 31, 1996 and 1995, respectively. Assets maturing within one year, combined with liquid assets, on December 31, 1996, were 45.7 percent and on December 31, 1995, were 61.9 percent of total deposits as of the same dates.

     The Company's principal sources of funds are deposits, principal repayments on loans, proceeds from the maturities and sales of investment securities, principal recoveries on loan pool participations, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. Principal recoveries on loan pool participations are also influenced by economic conditions and, to a lesser extent, the interest rate environment. The Company utilizes particular sources of funds based on comparative costs and availability. The Company


 DIVIDENDS PER SHARE

    [BAR CHART]

 93    94    95     96
 .44   .60   .66   $.73

generally manages the pricing of its deposits to maintain a steady deposit base.

     Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $7,137,000 in 1996, $5,086,000 in 1995, and $3,248,0000 in 1994. This trend of strong cash from operations is expected to continue into the foreseeable future.

     The Company anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 1996, the Company had outstanding commitments to originate loans of $13,976,000 and had no commitments to sell loans. Certificates of deposit which are scheduled to mature in one year or less as of December 31, 1996, totaled $64,480,000. Management believes that a significant portion of these deposits will remain with the Company.

     The Company continues to seek acquisition opportunities that would strengthen its presence in current and new market areas. There are currently no pending acquisitions that would require the Company to secure capital from public or private markets.


ASSET-LIABILITY MANAGEMENT The Company's strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by MSB's and CVB's asset-liability committees which take action based upon their analysis of expected changes in the balance sheet. A gap ratio of 1.0 indicates a matched position, in which case interest rate movements will not materially affect net interest income.

     As of December 31, 1996, the Company's gap ratio for assets and liabilities maturing within three months and within one year were .90 and .69 respectively, meaning more liabilities than assets are scheduled to reprice within these periods. This situation suggests that a decrease in market interest rates may benefit net interest income and that an increase in interest rates may negatively impact the Company. The gap position is largely the result of classifying interest-bearing NOW accounts, money market accounts, and savings accounts as short-term repriceable and the classification of loan pool participations as having a three-year average life based on the historical average for return of pool investment.


LOAN QUALITY Total loans increased 36.7 percent during 1996 to a year-end total of $118,045,000. Loans acquired with the bank office on June 24, 1996, totaled $14,645,000. The remaining increase in loans from 1995 of $16,924,000 was mainly in the commercial and consumer categories. Exclusive of the bank office acquisition, loans increased 19.6 percent in 1996 over the December 31, 1995 total of $86,476,000.

     Non-performing assets (including $12,000 in Other Real Estate) as of December 31, 1996, totaled $2,102,000. As of December 31, 1995, non-performing loans totaled $694,000. The ratio of non-performing loans to total loans was
1.79 percent for year-end 1996 compared to .81 percent in 1995. The increase in non-performing loans was mainly due to timing situations that management anticipates will be resolved in the near future with minimal or no loss to the Company. Approximately one-half of the Company's nonaccrual loans are 90 percent government guaranteed against loss.

     The allowance for loan losses was $1,491,000 as of December 31, 1996, and $1,001,000 as of year-end 1995. The allowance represented 1.27 percent of total loans at December 31, 1996, and 1.17 percent of loans on December 31, 1995. The allowance as a percentage of non-performing assets was 70.9 percent on December 31, 1996, and was 144.2 percent as of year-end 1995. Net loan charge-offs for 1996 totaled $668,000, or .63 percent of average loans, compared with 1995 net charge-offs of $48,000, or .06 percent of average loans. As part of the purchase transaction for Boatmen's, an additional $170,000 was added to the allowance. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for estimated loan losses.

     Statement of Financial Accounting Standards No. 114 requires that the value of impaired loans be established by discounting the expected future cash flows at the loan's effective interest rate or by the current observable price. For foreclosed assets and collateral dependent loans, the value may be based on the fair value of the collateral. The Company implemented this Statement as of its effective date, January 1, 1995, and it did not have a material impact on the Company's financial position or results of operation.


FUTURE PROSPECTS Inflation can have a significant effect on the operating results of all industries. Management believes that inflation does not affect the banking industry as much as it does other industries with a high proportion of fixed assets and inventory. Inflation does, however, have an impact on the growth of total assets and the need to maintain a proper level of equity capital.

     Interest rates are significantly affected by inflation, but it is difficult to assess the impact since neither the timing nor the magnitude of changes in the various inflation indices coincides with changes in interest rates. There is, of course, an impact on longer-term earning assets; however, this effect continues to diminish as investment maturities are shortened and interest-earning assets and interest-bearing liabilities shift from fixed-rate long-term to rate-sensitive short-term.


     RETURN ON ASSETS

       [BAR CHART]

 93      94     95     96
2.26%   1.68   2.04   1.93


     During 1996, the national inflation rate was very low at approximately three percent. Interest rates remained relatively constant throughout the year. Management of the Company believes that the 1997 rate of inflation will remain consistent with 1996 and that interest rates in 1997 will hold relatively stable or increase slightly. Given the Company's negative gap position (greater amount of interest-bearing liabilities repricing than interest-earning assets), an increase in interest rates may reduce the Company's net interest margin through the year 1997. Management continues to focus on improving the net interest margin as one of its major goals for 1997.

     Much of the increases in interest income, interest expense, noninterest income, and operating expenses experienced during 1996 were a result of the acquisition of the bank office by Central Valley. In 1997, there will be additional increases in income and expense attributable to the Sigourney branch of Central Valley since the acquisition occurred in mid-year. Management believes that there will be a substantial reduction in the amount of loan loss provision expense in 1997 and that the one-time SAIF assessment will cause the future FDIC insurance assessment to be significantly lower. The overall effect to the Company on 1997 income is expected to be positive.

     Management will continue to explore opportunities to acquire additional loan pool participation investments in 1997. Bids on pool participations during the year will take into account the availability of funds to invest, the market for such pools in terms of price and availability, and the potential return on the pools relative to risk. Management may elect to sell small blocks of pool loans in order to maximize the anticipated return on these loans.

CONSOLIDATED BALANCE SHEETS


DECEMBER 31 (In thousands)                                             1996      1995
----------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks ..........................................     $9,896     6,700
Interest-bearing deposits in banks ...............................      3,603     3,439
Federal funds sold ...............................................      2,985    10,682
                                                                    ---------  --------
  Cash and cash equivalents ......................................     16,484    20,821
                                                                    ---------  --------
Investment securities (note 2):
  Available for sale .............................................     26,483    11,787
  Held to maturity (fair value of $27,595 in 1996
   and $30,831 in 1995) ..........................................     27,705    30,833
Loans (notes 3 and 5) ............................................    118,045    86,475
Less:
  Unearned discount ..............................................      (629)     (606)
  Allowance for loan losses (note 4) .............................    (1,491)   (1,001)
                                                                    ---------  --------
   Net loans .....................................................    115,925    84,868
                                                                    ---------  --------
Loan pool participations .........................................     50,687    45,318
Premises and equipment, net (note 6) .............................      3,102     2,495
Accrued interest receivable ......................................      2,518     2,203
Other assets .....................................................      8,947     6,837
                                                                    ---------  --------
   Total assets ..................................................  $ 251,851   205,162
                                                                    =========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (notes 2 and 7):
  Demand .........................................................    $19,353    15,480
  NOW and Super NOW...............................................     33,124    26,188
  Savings ........................................................     57,831    46,556
  Certificates of deposit ........................................     96,644    73,280
                                                                    ---------  --------
   Total deposits ................................................    206,952   161,504
Note payable (note 8) ............................................      8,500    10,000
Other liabilities ................................................      2,156     1,552
                                                                    ---------  --------
   Total liabilities .............................................    217,608   173,056
                                                                    ---------  --------

Shareholders' equity:
  Common stock, $5 par value; authorized 4,000,000
    shares; issued and outstanding 2,229,506
    as of December 31, 1996, and 2,269,506 shares
    as of December 31, 1995 ......................................     11,423    11,423
  Capital surplus ................................................      7,787     7,787
  Treasury stock at cost, 55,000, and 15,000 shares
    as of December 31, 1996, and 1995 ............................      (853)     (231)
  Retained earnings (note 14) ....................................     15,926    13,070
  Unrealized (loss) gain on investments available for sale .......       (40)        57
                                                                    ---------  --------
   Total shareholders' equity ....................................     34,243    32,106
                                                                    ---------  --------
Commitments and contingencies (note 15) ..........................         --        --
   Total liabilities and shareholders' equity ....................  $ 251,851   205,162
                                                                    =========  ========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME



YEAR ENDED DECEMBER 31 (In thousands, except per share amounts)     1996           1995          1994
------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                       $10,203          7,775         5,870
Interest income and discount on loan pool participations ......    9,097          7,864         4,479
Interest on bank deposits .....................................      266            175           187
Interest on federal funds sold ................................       92            202           107
Interest on investment securities:
  Available for sale ..........................................    1,348            668           496
  Held to maturity ............................................    1,623          1,643         1,840
                                                                 -------         ------        ------
   Total interest income ......................................   22,629         18,327        12,979
                                                                 -------         ------        ------

INTEREST EXPENSE:
Interest on deposits (note 7):
  NOW and Super NOW ...........................................      612            632           555
  Savings .....................................................    2,058          1,816         1,294
  Certificates of deposit .....................................    4,845          3,959         2,472
Interest on federal funds purchased and other borrowings ......       48             42            23
Interest on note payable ......................................      968            651           332
                                                                 -------         ------        ------
  Total interest expense ......................................    8,531          7,100         4,676
                                                                 -------         ------        ------
  Net interest income .........................................   14,098         11,227         8,303
Provision for loan losses (note 4) ............................      987            168           183
                                                                 -------         ------        ------
   Net interest income after provision for loan losses ........   13,311         11,059         8,120
                                                                 -------         ------        ------

OTHER INCOME:
Service charges ...............................................      922            746           670
Data processing income ........................................      221            253           452
Other operating income ........................................      437            314           338
Investment securities losses, net (note 2) ....................      (74)           (12)           (3)
                                                                 -------         ------        ------
   Total other income .........................................    1,506          1,301         1,457
                                                                 -------         ------        ------

OTHER EXPENSE:
Salaries and employee benefits expense (note 12) ..............    3,774          3,251         2,671
Net occupancy expense .........................................    1,044            863           720
Federal Deposit Insurance Corporation assessment ..............      282            213           311
Professional fees .............................................      459            270           346
Other operating expense .......................................    1,650          1,410         1,186
Goodwill amortization .........................................      529            443           218
                                                                 -------         ------        ------
   Total other expense ........................................    7,738          6,450         5,452
                                                                 -------         ------        ------
   Income before income tax expense ...........................    6,879          5,910         4,125
Income tax expense (note 10) ..................................    2,385          1,987         1,345
                                                                 -------         ------        ------
   Net income                                                    $ 4,494          3,923         2,780
                                                                 =======         ======        ======
Net income per share                                             $  2.00           1.72          1.65
                                                                 =======         ======        ======


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY #



                                                                                                             UNREALIZED
                                                                                                         (LOSS) GAIN ON
                                                                                                             SECURITIES
                                                COMMON     CAPITAL    TREASURY   REDUCTION FOR    RETAINED    AVAILABLE
(In thousands)                                   STOCK     SURPLUS      STOCK       ESOP LOAN     EARNINGS     FOR SALE       TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993 ................  $  7,398      1,195         --           (100)        8,878         --        17,371
Net income ..................................        --         --         --              --        2,780         --         2,780
Dividends paid ..............................        --         --         --              --      (1,008)         --        (1,008)
Stock issued (805,000 shares) ...............     4,025      6,592         --              --           --         --        10,617
Reduction in ESOP loan ......................        --         --         --             100           --         --           100
Unrealized loss on securities
  available for sale ........................        --         --         --              --           --        (80)          (80)
                                               --------    -------   --------         -------      -------      ------      -------

Balance at December 31, 1994 ................    11,423      7,787         --              --       10,650        (80)       29,780
Net income ..................................        --         --         --              --        3,923         --         3,923
Dividends paid ..............................        --         --         --              --      (1,503)         --        (1,503)
Treasury stock purchased (15,000 shares).....        --         --       (231)             --          --          --          (231)
Unrealized gain on securities
  available for sale ........................        --         --         --              --           --        137           137
                                               --------    -------   --------         -------      -------      -----       -------

Balance at December 31, 1995 ................    11,423      7,787       (231)             --       13,070         57        32,106
Net income ..................................        --         --         --              --        4,494         --         4,494
Dividends paid ..............................        --         --         --              --       (1,638)        --        (1,638)
Treasury stock purchased (40,000 shares).....        --         --       (622)             --           --         --          (622)
Unrealized loss on securities
  available for sale ........................        --         --         --              --           --        (97)          (97)
                                               --------    -------   --------         -------      -------      -----       -------

Balance at December 31, 1996 ................  $ 11,423      7,787       (853)             --       15,926        (40)       34,243
                                               ========    =======   ========         =======      =======      =====       =======



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31 (In thousands)                                                   1996      1995       1994
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................................    $ 4,494     3,923      2,780
                                                                                     -------   -------    -------
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization ..................................................        930       764        497
 Federal Home Loan Bank stock dividend ..........................................         --       (11)        --
 Provision for loan losses ......................................................        987       168        183
 Investment securities losses, net ..............................................         74        12          3
 Loss (gain) on sale of bank premises and equipment .............................          7        --         (3)
 Amortization of premiums on investment securities ..............................        301       297        370
 Accretion of investment securities and loan discounts ..........................       (353)     (226)      (192)
 Decrease (increase) in other assets ............................................        256      (450)      (210)
 Increase (decrease)in other liabilities ........................................        441       609       (180)
                                                                                     -------   -------    -------
   Total adjustments ............................................................      2,643     1,163        468
                                                                                     -------   -------    -------
                                                                                     -------   -------    -------
   Net cash provided by operating activities ....................................      7,137     5,086      3,248
                                                                                     -------   -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment securities available for sale:
 Proceeds from sales ............................................................      6,022     4,993        961
 Proceeds from maturities .......................................................      3,285     1,000         --
 Purchases ......................................................................    (24,310)   (5,159)        --
Investment securities held to maturity:
 Proceeds from maturities .......................................................      8,611    12,073      7,695
 Purchases ......................................................................     (5,698)   (7,834)   (16,373)
Purchases of loan pool participations ...........................................    (29,827)  (12,468)   (36,702)
Principal recovery on loan pool participations ..................................     24,458    14,002     10,467
Net increase in loans ...........................................................    (17,227)  (11,733)    (9,381)
Purchase of bank premises and equipment .........................................       (650)     (426)      (925)
Proceeds from sale of bank premises and equipment ...............................         12         1         22
Proceeds from assumption of deposits ............................................         --        --     38,178
Proceeds from branch acquisition, net ...........................................     14,246        --         --
                                                                                     -------   -------    -------
   Net cash used in investing activities ........................................    (21,078)   (5,551)    (6,058)
                                                                                     -------   -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits .............................................     13,364    15,029    (17,564)
Net (decrease) increase in federal funds purchased ..............................         --    (4,700)     4,700
Advances on note payable ........................................................      6,400     7,500     10,625
Principal payments on note payable ..............................................     (7,900)   (2,500)    (9,625)
Dividends paid ..................................................................     (1,638)   (1,503)    (1,008)
Purchases of treasury stock .....................................................       (622)     (231)        --
Proceeds from issuance of common stock ..........................................         --        --     10,617
                                                                                     -------   -------    -------
   Net cash provided by (used in) financing activities ..........................      9,604    13,595     (2,255)
                                                                                     -------   -------    -------
   Net (decrease) increase in cash and cash equivalents .........................     (4,337)   13,130     (5,065)
                                                                                     -------   -------    -------
Cash and cash equivalents at beginning of year ..................................     20,821     7,691     12,756
                                                                                     -------   -------    -------
Cash and cash equivalents at end of year ........................................    $16,484    20,821      7,691
                                                                                     =======   =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest .......................................................................    $ 8,299     6,689      4,443
                                                                                     =======   =======    =======
 Income taxes ...................................................................    $ 2,239     1,973      1,462
                                                                                     =======   =======    =======



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DECEMBER 31, 1996, 1995, AND 1994

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Mahaska Investment Company and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The consolidated financial statements of the Company include the accounts of its 100 percent owned subsidiaries, Mahaska State Bank (the "Bank"), Central Valley Bank (the "Thrift"), and MIC Leasing Co. ("Leasing"). All material intercompany transactions have been eliminated in consolidation.


BANK OFFICE ACQUISITION On June 21, 1996, the Thrift acquired the Sigourney, Iowa bank office of Boatmen's Bank Iowa, N.A. (Boatmen's) and assumed approximately $32.1 million in deposits and purchased certain loans totaling approximately $14.6 million. Central Valley's existing branch facility in Sigourney was consolidated into the newly acquired facility. A premium of approximately $3.0 million was paid by Central Valley to acquire the deposits. The acquisition was accounted for as a purchase transaction and, as such, did not require any restatement of prior period financial statements.


NATURE OF OPERATIONS The Bank and the Thrift engage in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, real estate, and consumer loans, and trust services. The Bank also provides data processing services to affiliated and non-affiliated banks. Leasing provides equipment leasing and accounts receivable financing.

     Since 1988, the Company, either directly or through the Bank or the Thrift, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the "Servicer") from the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC"), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting varying discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer then proceeds to collect these loans from the borrowers.


EARNINGS PER SHARE Earnings per share computations are based on the weighted average number of shares outstanding. The Company adopted a Stock Repurchase Plan in April 1995. In accordance with this plan, 40,000, and 15,000 shares of common stock were repurchased by the Company during 1996 and 1995, respectively. In September 1994, the Company issued 805,000 shares of common stock in an initial public offering. The average number of shares outstanding, after considering the stock repurchase and the initial public offering, was 2,246,651, 2,277,944, and 1,686,821 for 1996, 1995 and 1994, respectively.


FAIR VALUE OF FINANCIAL INSTRUMENTS Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sale activities.

     Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Estimated fair values have been determined by the Company using the best available data, and an estimation method suitable for each category of financial instruments.


CASH AND DUE FROM BANKS The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balance maintained in accordance with such regulations for the years ended December 31, 1996, 1995 and 1994 was $835,000, $778,000 and
$783,000, respectively.

INVESTMENT SECURITIES The Company classifies its investment securities based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company's asset-liability position are classified as available for sale. Securities held principally for the purpose of near-term sales are classified as trading. Securities which the Company intends to hold until maturity are classified as held to maturity.

     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax effect, are recorded as a component of shareholders' equity. Trading securities are recorded at fair value with gains and losses, both realized and unrealized, included in operations. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

     Net gains or losses on the sales of securities are shown in the statements of operations using the specific identification method.


LOANS Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount on installment loans is transferred to income over the term of the loan using the level-yield method. Interest on all other loans is credited to income as earned based on the principal amount outstanding.

     It is the Company's policy to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.


CONCENTRATIONS OF CREDIT RISK The Company originates real estate, consumer, and commercial loans primarily in its southeast Iowa market area and adjacent counties. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes collectibility of the principal is unlikely.

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan experience, current economic conditions, and other relevant factors.


LOAN POOL PARTICIPATIONS   The Company has invested in participations in pools
of loans acquired from the FDIC, the RTC, and other sources at substantial discounts. The pools, all acquired since 1988, consist of loans to borrowers located throughout the United States.

     The Company carries its investment in the loan pools as a separate earning asset on its balance sheet. Principal or interest restructures, write-downs, or write-offs within the pools are not included in the Company's disclosures for its loan portfolio.

     The loan pools are managed by the Servicer operating in Omaha, Nebraska, the sole incentive of which is cash collection without regard to principal or income allocation of the payment.

     The investment in loan pools is accounted for on a nonaccrual basis. For loans receiving regular payments, cash is applied first to interest income for interest due at the contract rate. Additional payment is then applied to principal in a ratio of cost basis to loan face amount and to discount income for the remainder.

     For loans where payments are received on an irregular basis, the Servicer evaluates the collateral position of the loan and where well-secured, the payments are applied as described above. When the loan is judged to be other than well-secured, the payment is applied to principal and discount income with no recognition of interest due.

     For loans where the circumstances or new information lead the Servicer to believe that collection of the note or recovery through collateral is less than originally determined, the cost basis assigned to the loan is written down or off through a charge to discount income.

     For loans where the Servicer negotiates a settlement of the obligation for a lump sum, the payment is applied first to principal, then to discount income and last to interest due.


PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of respective assets, which range from 10 to 30 years for building and improvements and 3 to 10 years for furniture and equipment.


EXCESS OF COST OVER UNDERLYING NET ASSETS The excess of cost over underlying net assets of $6,795,000, $4,342,000 and $4,785,000 at December 31, 1996, 1995
and 1994, respectively, is being amortized primarily using the straight-line method over 15 years. Amortization expenses for 1996, 1995 and 1994 were $529,000, $443,000 and $218,000, respectively.


OTHER REAL ESTATE OWNED Other real estate owned represents property acquired through foreclosure or deeded to the subsidiary banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is carried at the lower of the cost of acquisition or the asset's fair market value, less estimated costs of disposition, and is included in other assets on the consolidated balance sheets. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Expenses incurred subsequent to the acquisition of the property and any subsequent write-downs to reflect current fair market value are charged as noninterest expense as incurred. Gains or losses on the disposition of other real estate are recognized in other income or expense in the period in which they are realized.

     Other real estate owned of $12,000 and $27,000 at December 31, 1996 and 1995, respectively, was included in other assets and is valued at the lower of cost or estimated fair market value as determined by management.


TRUST DEPARTMENT ASSETS Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated statements of condition, as such items are not assets of the Bank.


INCOME TAXES The Company files a consolidated federal income tax return. Federal income taxes are allocated based on each entity computing its taxes on a separate company basis. For state purposes, the Bank and the Thrift each file a franchise return and the remaining entities file a consolidated income tax return.


STATEMENTS OF CASH FLOWS For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.


RECLASSIFICATIONS   Certain reclassifications have been made to prior year
consolidated financial statements in order to conform to current year presentation.


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A significant estimate that is particularly sensitive to change relates to the allowance for loan losses.


EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," will be effective for the Company transactions occurring after December 31, 1996, and provides standards for accounting recognition or derecognition of assets and liabilities. The Company expects to adopt SFAS 125 when required, and management believes adoption will not have a material effect on the financial position and results of operation, nor will adoption require additional capital resources.

2  INVESTMENT SECURITIES

A summary of investment securities by type as of December 31, 1996 and 1995 follows:


                                                                     GROSS       GROSS  APPROX.
                                                     AMORTIZED  UNREALIZED  UNREALIZED   MARKET
DECEMBER 31, 1996 (In thousands)                          COST       GAINS      LOSSES    VALUE
------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities ........................   $  5,020           8           9    5,019
U.S. government agency securities .................     18,721          43          85   18,679
Other investment securities .......................      2,810          --          25    2,785
                                                      --------     -------     -------   ------
  Total ...........................................   $ 26,551          51         119   26,483
                                                      ========     =======     =======   ======

INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities ........................     $8,135           4          63    8,076
U.S. government agency securities .................      5,445          39          23    5,461
Obligations of states and political subdivisions ..      8,904          30          43    8,891
Other investment securities .......................      5,221          --          54    5,167
                                                      --------     -------     -------   ------
  Total ...........................................   $ 27,705          73         183   27,595
                                                      ========     =======     =======   ======

                                                                     GROSS       GROSS  APPROX.
                                                     AMORTIZED  UNREALIZED  UNREALIZED   MARKET
DECEMBER 31, 1995 (In thousands)                          COST       GAINS      LOSSES    VALUE
------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities ........................   $  5,068          33          --    5,101
U.S. government agency securities .................      5,007          55           3    5,059
Other investment securities .......................      1,623           4          --    1,627
                                                      --------     -------     -------   ------
  Total ...........................................   $ 11,698          92           3   11,787
                                                      ========     =======     =======   ======

INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities ........................   $ 12,247          17          79   12,185
U.S. government agency securities .................      6,810          48          26    6,832
Obligations of states and political subdivisions ..      9,574          45          15    9,604
Other investment securities .......................      2,202          11           3    2,210
                                                      --------     -------     -------   ------
  Total ...........................................   $ 30,833         121         123   30,831
                                                      ========     =======     =======   ======



Proceeds from the sale of investment securities available for sale during 1996, 1995 and 1994 were $6,022,000, $4,993,000 and $961,000, respectively.
Gross gains and losses realized on the sale of investment securities available for sale for each of the following years ended December 31 were as follows:



(In thousands)       1996      1995      1994
-------------------------------------------------
Realized gains ...  $   6        8        --
Realized losses ..    (80)     (20)       (3)
                    -----    -----      ----
  Total ..........  $ (74)     (12)       (3)
                    =====    =====      ====



As of December 31, 1996 and 1995, investment securities of approximately $15,297,000 and $10,224,000 respectively, which were included in the consolidated balance sheets, were pledged as collateral to secure public fund deposits, and for other purposes required or permitted by law. Public funds approximated $19,478,000 and $14,942,000 at December 31, 1996 and 1995,
respectively.

     The amortized cost and approximate market value of investment securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     AMORTIZED   APPROXIMATE
(In thousands)                                            COST  MARKET VALUE
----------------------------------------------------------------------------
INVESTMENT SECURITIES
AVAILABLE FOR SALE:
Due in 1 year or less ................................ $ 4,189        4,193
Due after 1 year through 5 years .....................  15,016       14,994
Due after 5 years through 10 years ...................   1,000        1,000
Due after 10 years ...................................   6,346        6,296
                                                       -------       ------
  Total .............................................. $26,551       26,483
                                                       =======       ======
INVESTMENT SECURITIES
HELD TO MATURITY:
Due in 1 year or less ................................ $ 7,894        7,895
Due after 1 year through 5 years .....................  17,151       17,013
Due after 5 years through 10 years ...................     118          118
Due after 10 years ...................................   2,542        2,569
                                                       -------       ------
  Total .............................................. $27,705       27,595
                                                       =======       ======

3  LOANS
A summary of the respective loan categories as of December 31, 1996 and 1995 follows:

(In thousands)                                           1996        1995
----------------------------------------------------------------------------
Real estate loans .................................... $60,399      38,219
Commercial and agricultural loans ....................  43,553      38,554
Loans to individuals .................................  11,522       7,637
Other loans ..........................................   2,571       2,065
                                                       -------      ------
  Total .............................................. 118,045      86,475
                                                       =======      ======

Total non-performing loans and assets at December 31, 1996 and 1995 were:

(In thousands)                                           1996       1995
----------------------------------------------------------------------------
Impaired loans and leases
  Non-accrual ........................................ $ 1,085        124
  Restructured .......................................     380        409
                                                       -------     ------
   Total impaired loans and losses ...................   1,465        533
Loans and leases past due
  90 days or more ....................................     625        134
                                                       -------     ------
Total non-performing loans ...........................   2,090        667
Other real estate owned ..............................      12         27
                                                       -------     ------
Total non-performing assets .......................... $ 2,102        693
                                                       =======     ======


The average balances of impaired loans for the years ended December 31, 1996 and 1995 were $1,349,000 and $833,000, respectively. The allowance for credit losses related to impaired loans at December 31, 1996 and 1995 was $206,000 and $10,000 respectively. Impaired loans of $1,533,000 and $671,000 were not subject to a related allowance for credit losses at December 31, 1996 and 1995, respectively, because of the net realizable value of loan collateral, guarantees and other factors.

The effect of non-accrual and restructured loans on interest income for each of the three years ended December 31, 1996, 1995 and 1994 was:



(In thousands)                                      1996     1995    1994
--------------------------------------------------------------------------
Interest Income
    As originally contracted ...................     $131      62      62
    As recognized ..............................       41      47      35
                                                    -----   -----   -----
      Reduction of
       interest income .........................       90      15      27
                                                    =====   =====   =====


4  ALLOWANCE FOR LOAN LOSSES


Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

(In thousands)                                       1996    1995    1994
-------------------------------------------------------------------------
Balance at
    beginning of year ..........................  $ 1,001     881     833
Provision for loan losses ......................      987     168     183
Recoveries on loans
    previously charged off .....................       38      43      54
Loans charged off ..............................     (705)    (91)   (189)
Acquisition allowance ..........................      170      --      --
                                                  -------  ------  ------
Balance at end of year .........................  $ 1,491   1,001     881
                                                  =======  ======  ======


5  LOANS TO RELATED PARTIES

Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company's subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The aggregate indebtedness of this group included in loans as of December 31, 1996 and 1995 was as follows:

(In thousands)                        1996     1995
-----------------------------------------------------
Aggregate balance at
  beginning of year ...............  $ 6,420    6,246
Advances ..........................    8,790    5,822
Payments ..........................    8,485    5,648
                                     -------  -------
Aggregate balance at end of year...  $ 6,725    6,420
                                     =======  =======

6  PREMISES AND EQUIPMENT
A summary of premises and equipment as of December 31, 1996 and 1995 was as follows:

(In thousands)                         1996     1995
-----------------------------------------------------
Land and improvements .............  $   466      431
Building and improvements .........    3,130    2,706
Furniture and equipment ...........    3,774    3,312
                                     -------  -------
  Total office properties and
    equipment at cost .............    7,370    6,449
Less accumulated depreciation .....    4,268    3,954
                                     -------  -------
  Total ...........................  $ 3,102    2,495
                                     =======  =======


7  DEPOSITS

The scheduled maturities of certificate accounts are as follows as of December 31, 1996

(In thousands)
------------------------
1997 .........  $ 64,480
1998 .........    17,557
1999 .........    10,945
2000 .........     2,405
2001 .........     1,252
Thereafter ...         5
                --------
 Total........  $ 96,644
                ========



Time deposits in excess of $100,000 approximated $13,547,000, $9,170,000 and $6,340,000 as of December 31, 1996, 1995 and 1994, respectively. Interest expense on such deposits for the years ended December 31, 1996, 1995 and 1994 was approximately $663,000, $512,000 and $214,000, respectively.


8  NOTE PAYABLE

The note payable balance at December 31, 1996 consists of advances on a $17,000,000 line of credit. The line has a variable interest rate and is due June 19, 1997. The note is secured by all of the common stock of the Bank, the Thrift, and Leasing. Interest is payable quarterly at the lender's prime rate, which ranged from 8.00 percent to 8.50 percent in 1996.


9  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 were as follows:



                                 RECORDED     FAIR
1996 (In thousands)                AMOUNT    VALUE
---------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks .......  $  9,896     9,896
Interest-bearing deposits
 with banks ...................     3,603     3,603
Federal funds sold ............     2,985     2,985
Investment securities .........    54,188    54,078
Loans, net ....................   115,925   115,905
Loan pools ....................    50,687    50,687

FINANCIAL LIABILITIES:
Deposits ......................  $206,952   208,214
Note payable ..................     8,500     8,500


OFF-BALANCE SHEET ITEMS:
Commitments to extend credit ..  $     --        --
Letters of credit .............        --        --


                                 Recorded      Fair
1995 (In thousands)                Amount     Value
---------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks .......  $  6,700     6,700
Interest-bearing deposits
 with banks ...................     3,439     3,439
Federal funds sold ............    10,682    10,682
Investment securities .........    42,620    42,618
Loans, net ....................    84,868    85,565
Loan pools ....................    45,318    45,318

FINANCIAL LIABILITIES:
Deposits ......................  $161,504   162,460
Note payable ..................    10,000    10,000


OFF-BALANCE SHEET ITEMS:
Commitments to extend credit ..  $     --        --
Letters of credit .............        --        --


The recorded amount of cash due from banks and interest-bearing deposits with banks approximates fair value.

     The estimated fair value of investment securities has been determined using available quoted market prices.

     The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Fixed rate loans were valued using a present value discounted cash flow with a discount rate approximating the market rate for similar assets.

     The recorded amount of the loan pools approximates fair value due to the characteristics of the loan pools. Any additional value attained in the loan pools over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the book value of loans in the pools over the percentage paid.

     Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.

     The recorded amount of the federal funds purchased and short-term borrowings approximates fair value as a result of the short-term nature of these instruments.

     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.


10  INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 is as follows:


1996 (In thousands)   FEDERAL  STATE   TOTAL
---------------------------------------------
Current ...........   $ 2,198    276   2,474
Deferred ..........       (89)     0     (89)
                      -------  -----  ------
                      $ 2,109    276   2,385
                      =======  =====  ======

1995 (In thousands)   Federal  State   Total
---------------------------------------------
Current ...........   $ 1,856    165   2,021
Deferred ..........       (30)    (4)    (34)
                      -------  -----  ------
                      $ 1,826    161   1,987
                      =======  =====  ======

1994 (In thousands)   Federal  State   Total
---------------------------------------------
Current ...........   $ 1,132    195   1,327
Deferred ..........        16      2      18
                      -------  -----  ------
                      $ 1,148    197   1,345
                      =======  =====  ======


Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 1996, 1995 and 1994 to income before income tax expense. The reasons for these differences are as follows:

(In thousands)                        1996    1995    1994
-----------------------------------------------------------
Provision at statutory rate....     $ 2,339   2,009   1,403
State franchise tax (net of
 federal tax benefit) .........         182     106     130
Nontaxable interest income ....        (145)   (138)   (120)
Nondeductible goodwill
 amortization .................          21      21      21
Unrealized loss amortization ..          --      --      (9)
Life insurance cash
 value increase ...............         (31)    (32)    (35)
Employee Stock Ownership Plan
 dividend deduction ...........          --      --     (37)
Other, net ....................         (19)    (21)     (8)
                                     ------  ------  ------
 Total ........................      $2,385   1,987   1,345
                                     ======  ======  ======


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

(In thousands)                      1996    1995
--------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for losses on loans ...   $ 326     151
Deferred compensation ...........      64      46
Premium amortization ............      35      26
Unrealized loss on available
 for sale securities.............      28      --
                                   ------  ------
 Gross deferred tax assets.......     453     220
                                   ------  ------

DEFERRED TAX LIABILITIES:
Depreciation and amortization ...     (87)     (3)
Leases ..........................      (6)     (5)
Federal Home Loan Bank stock ....     (17)    (17)
Deferred loan fees ..............     (58)    (29)
Professional fees ...............     (11)    (13)
Unrealized gain on available
 for sale securities.............      --     (33)
Other ...........................     (12)    (11)
                                   ------  ------
 Gross deferred tax liabilities..    (191)   (108)
                                   ------  ------
 Net deferred tax asset..........   $ 262     112
                                   ======  ======


     No valuation allowance was required for the deferred tax asset at December 31, 1996 or 1995.

11  STOCK INCENTIVE PLAN

The Company has a stock incentive plan under which up to 450,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain non-affiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the rate of thirty-three percent at the one-year anniversary of date of grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary of date of grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                       1996   1995
----------------------------------
NET INCOME:
As Reported .......  $4,494  3,923
Pro forma .........   4,392  3,861

EARNINGS PER SHARE:

As Reported .......  $ 2.00   1.72
Pro forma .........    1.95   1.69


The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.89 percent for both years; expected volatility of 25 percent for both years; risk free interest rates of 6.17 percent for 1996 and 5.47 percent for 1995; and expected lives of
7.5 years for both years.

A summary of the status of the Company's stock incentive plan as of December 31, 1996 and 1995 and the activity during the years ended on those dates is presented below:


                              1996                   1995
                       ------------------  -------------------
                                WEIGHTED-            Weighted-
                                  AVERAGE             Average
                                 EXERCISE            Exercise
                        SHARES      PRICE  Shares       Price
--------------------------------------------------------------
Balance at
 beginning of year...  199,983   $ 14.39      57,359    $12.87
Granted .............   65,221     18.50     142,624     15.00
Exercised ...........        0        --           0        --
Forfeited ...........    3,800     14.19           0         0
                       -------  --------     -------    ------
Outstanding at
 end of year ......... 261,404   $ 15.42     199,983    $14.39
                       =======  ========     =======    ======

Options exercisable
 at year-end .........  95,304   $ 13.86      30,793    $12.73
Weighted-average
 fair value of options
 granted during
 the year ............           $  4.57                $ 2.62


12  EMPLOYEE BENEFIT PLANS

The Company maintains an employee stock ownership plan ("ESOP") covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $114,000, $104,000 and $86,000 for 1996, 1995 and 1994, respectively. As of December 31, 1996 and 1995, the ESOP owned 252,610 and 348,838 shares of the Company's Common Stock, respectively.

     A 401(k) plan was adopted by the Company in 1994. The Company does not make any contributions to this plan.

     The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees' remaining active service periods. The total expense related to these plans was $33,000, $24,000 and $36,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company provides no material post-retirement benefits.

13  REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

     The Company's actual capital amounts and ratios are also presented in the table.

                                                                                         TO BE WELL CAPITALIZED
                                                               MINIMUM FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                                    ACTUAL       ADEQUACY PURPOSES            ACTION PROVISIONS
                                           --------------------------------------------------------------------
(in thousands)                              AMOUNT   RATIO      AMOUNT       RATIO        AMOUNT         RATIO
---------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated ............................  $28,939   16.2%     $14,267        8.0%        17,834         10.0%
Bank ....................................   14,644   12.8        9,128        8.0         11,409         10.0
Thrift ..................................    5,625   11.8        3,811        8.0          4,764         10.0
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated ............................  $27,448   15.4%     $ 7,134        4.0%        10,700          6.0%
Bank ....................................   13,688   12.0        4,563        4.0          6,846          6.0
Thrift ..................................    5,376   11.3        1,906        4.0          2,858          6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated ............................  $27,448   12.1%     $ 6,800        3.0%        11,333          5.0%
Bank ....................................   13,688    9.0        4,552        3.0          7,587          5.0
Thrift ..................................    5,376   10.1        1,603        3.0          2,672          5.0

AS OF DECEMBER 31, 1995:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated ............................  $28,765   21.2%     $10,856        8.0%        13,570         10.0%
Bank ....................................   13,268   13.6        7,781        8.0          9,726         10.0
Thrift ..................................    2,515   15.8        1,277        8.0          1,596         10.0
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated ............................  $27,764   19.8%     $ 5,598        4.0%         8,397          6.0%
Bank ....................................   12,338   12.7        3,877        4.0          5,815          6.0
Thrift ..................................    2,490   12.2          817        4.0          1,226          6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated ............................  $27,764   14.8%     $ 5,634        3.0%         9,390          5.0%
Bank ....................................   12,338    8.7        4,237        3.0          7,061          5.0
Thrift ..................................    2,490    8.9          839        3.0          1,399          5.0

14  DIVIDEND RESTRICTIONS

The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiary in the form of dividends received. The Bank and Thrift are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the Bank to the Company at December 31, 1996 approximated $3,200,000.


15  COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of December 31, 1996, outstanding commitments to extend credit totaled approximately $13,976,000.

     Commitments under standby letters of credit outstanding aggregated $809,000 and $198,000 as of December 31, 1996 and 1995, respectively. The Company does not anticipate any losses as a result of these transactions.

     The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based on known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

16  MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY)

BALANCE SHEETS
DECEMBER 31 (In thousands)                                                              1996      1995
------------------------------------------------------------------------------------------------------
ASSETS:
Cash on deposit at bank subsidiary ..............................................  $     465       517
Cash at other institutions ......................................................         29        61
                                                                                   ---------  --------
 Cash and cash equivalents ......................................................        494       578
Investment securities ...........................................................        299       150
Loans ...........................................................................        204     2,859
Loan pool participations ........................................................     11,308    17,865
Investments in:
 Bank subsidiary ................................................................     14,800    13,572
 Thrift subsidiary ..............................................................     10,913     5,390
 Bank-related subsidiary ........................................................      4,945       265
Excess cost over net assets .....................................................        146       209
Premises and equipment ..........................................................        640       627
Other assets ....................................................................        678       637
                                                                                   ---------  --------
 Total assets ...................................................................  $  44,427    42,152
                                                                                   =========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Note payable ....................................................................     $9,900    10,000
Accrued expenses payable and other liabilities ..................................        284        46
                                                                                   ---------  --------
 Total liabilities ..............................................................     10,184    10,046
                                                                                   ---------  --------
Shareholders' equity:
Common stock ....................................................................     11,423    11,423
Capital surplus .................................................................      7,787     7,787
Treasury stock at cost, 55,000 and 15,000 shares
 as of December 31, 1996 and 1995, respectively .................................       (853)     (231)
Retained earnings ...............................................................     15,926    13,070
Unrealized (loss) gain on investments available for sale ........................        (40)       57
                                                                                   ---------  --------
 Total shareholders' equity .....................................................     34,243    32,106
                                                                                   ---------  --------
 Total liabilities and shareholders' equity .....................................  $  44,427    42,152
                                                                                   =========  ========

16  MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY) CONTINUED


STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31 (In thousands)                                                   1996      1995        1994
------------------------------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiaries .....................................................    $ 2,000     2,500       1,850
Interest income and discount on loan pool participations ........................      3,498     3,038       1,485
Management, audit, and loan review fees .........................................        285       133         108
Other operating income ..........................................................        247       231         120
                                                                                   ---------  --------   ---------
 Total income ...................................................................      6,030     5,902       3,563
                                                                                   ---------  --------   ---------
EXPENSE:
Salaries and benefits expense ...................................................        925       922         625
Interest on short-term borrowings ...............................................        968       651         332
Other operating expense .........................................................        642       415         340
                                                                                   ---------  --------   ---------
 Total expense ..................................................................      2,535     1,988       1,297
                                                                                   ---------  --------   ---------
Income before income tax expense and equity in
  undistributed earnings of subsidiaries ........................................      3,495     3,914       2,266
Income tax expense ..............................................................        529       498         118
                                                                                   ---------  --------   ---------
 Income before equity in undistributed earnings of subsidiaries .................      2,966     3,416       2,148
Equity in undistributed earnings of subsidiaries ................................      1,528       507         632
                                                                                   ---------  --------   ---------
 Net income .....................................................................    $ 4,494     3,923       2,780
                                                                                   =========  ========   =========

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31 (In thousands)                                                   1996      1995        1994
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................................    $ 4,494     3,923       2,780
                                                                                   ---------  --------   ---------
Adjustments to reconcile net income to net cash provided by operating activities:
 Equity in undistributed earnings of subsidiaries ...............................     (1,528)     (507)       (632)
 Depreciation and amortization ..................................................        105        96          93
 (Increase) decrease in other assets ............................................        (41)     (133)         68
 Increase (decrease)in other liabilities ........................................        238       (52)        (12)
                                                                                   ---------  --------   ---------
   Total adjustments ............................................................     (1,226)     (596)       (483)
                                                                                   ---------  --------   ---------
   Net cash provided by operating activities ....................................      3,268     3,327       2,297
                                                                                   ---------  --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities ..............................................       (149)       --          --
Purchases of loan pool participations ...........................................     (1,033)   (9,866)    (10,370)
Principal recovery on loan pool participations ..................................      7,590     5,942       2,941
Net decrease (increase) in loans ................................................      2,655    (2,321)       (538)
Purchases of premises and equipment .............................................        (55)      (34)        (27)
Investments in subsidiaries .....................................................    (10,000)       --      (5,355)
                                                                                   ---------  --------   ---------
   Net cash used in investing activities ........................................       (992)   (6,279)    (13,349)
                                                                                   ---------  --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on note payable ........................................................      7,800     7,500      10,625
Principal payments on note payable ..............................................     (7,900)   (2,500)     (9,625)
Dividends paid ..................................................................     (1,638)   (1,503)     (1,008)
Purchases of treasury stock .....................................................       (622)     (231)         --
Proceeds from stock issued ......................................................         --        --      10,617
                                                                                   ---------  --------   ---------
   Net cash (used in) provided by financing activities ..........................     (2,360)    3,266      10,609
                                                                                   ---------  --------   ---------
   Net (decrease) increase in cash and cash equivalents .........................        (84)      314        (443)

Cash and cash equivalents at beginning of year ..................................        578       264         707
                                                                                   ---------  --------   ---------
Cash and cash equivalents at end of year ........................................    $   494       578         264
                                                                                   =========  ========   =========

INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
MAHASKA INVESTMENT COMPANY:


     We have audited the accompanying consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mahaska Investment Company and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.




     KPMG Peat Marwick LLP
     KPMG Peat Marwick LLP


     January 31, 1997
     Des Moines, Iowa

STOCK INFORMATION

Mahaska Investment Company's Common Stock trades on The Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 232 shareholders of record on December 31, 1996 and an estimated 700 additional beneficial holders whose stock was held in street name by brokerage houses.

     The following table sets forth the quarterly high and low sales per share for the Company's stock during 1996 and 1995.

    1996 QUARTER ENDED                HIGH    LOW
    ---------------------------------------------
    MARCH 31 ............           $15.75  14.75
    JUNE 30 .............            15.75  14.75
    SEPTEMBER 30.........            19.75  15.00
    DECEMBER 31..........            19.75  18.50

    1995 Quarter Ended                High    Low
    ---------------------------------------------
    March 31 ...........           $14.375  13.50
    June 30 ............             16.00  13.75
    September 30........             16.75  15.25
    December 31.........             16.75  15.00



-------------------------------------------------------------------------------
The Company has declared per share cash dividends with respect to its Common Stock as follows:


                  1ST QUARTER  2ND QUARTER         3RD QUARTER  4TH QUARTER
    -----------------------------------------------------------------------
    1996 .......       $.1825       $.1825              $.1825       $.1825
    1995 .......         .165         .165                .165         .165
    1994 .......          .15          .15                 .15          .15

------------------------------------------------------------------------------

NASDAQ SYMBOL: OSKY

WALL STREET JOURNAL
 AND OTHER NEWSPAPERS: Mahaskainv


MARKET MAKERS:
Howe, Barnes Investments, Inc.
David A. Noyes & Company
Herzog, Heine, Geduld, Inc.
Fahnestock & Co., Inc.

FORM 10-K
Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Baack, Secretary/
Treasurer, at the corporate headquarters.

------------------------------------------------------------------------------
SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
222 First Avenue East
P.O. Box 1104
Oskaloosa, IA 52577
515-673-8448

ANNUAL SHAREHOLDERS' MEETING
April 30, 1997, 10:30 a.m.
Elmhurst Country Club
2214 South 11th Street
Oskaloosa, IA 52577

INTERNET
www.mahaskainv.com

TRANSFER AGENT/REGISTRAR/DIVIDEND DISBURSING AGENT
Illinois Stock Transfer Company
223 West Jackson Boulevard, Suite 1210
Chicago, IL 60606

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
2500 Ruan Center
Des Moines, IA 50309

ANNUAL REPORT DESIGN
Designgroup, Inc., Des Moines, IA
Photography: Scott Sinklier

Directors and Officers

Board of Directors
R.S. Howard
Chairman

Martin L. Bernstein
Owner, Bernstein Realty

Robert K. Clements
Attorney, Clements Law Firm

John A. Fallon III
President, William Penn College

Charles S. Howard
President & CEO

R. Spencer Howard
Vice President Corporate Planning

William E. Masterson (died Sept. 2, 1996)
Farmer, Mahaska County

James F. Mathew
President, Mathew Lumber Company

David A. Meinert
Executive Vice President & CFO

John P. Pothoven
President, Mahaska State Bank

John W.N. Steddom
Civil Engineer, Retired

Corporate Officers

R.S. Howard
Chairman

Charles S. Howard
President & CEO

David A. Meinert
Executive Vice President & CFO

R. Spencer Howard
Vice President Corporate Planning

Karen K. Baack
Secretary/Treasurer & Administrative Assistant

Jeffrey L. Rhoads
Controller

Mark T. Gibbons
Loan Review Officer

Lori J. Seubert
Auditor


Bank Subsidiary Highlights

   December 31 (In thousands)                          1996      1995
-----------------------------------------------------------------------
   Mahaska State Bank
   Total assets                                    $156,855   148,820
   Total loans, net of unearned discount             83,995    78,205
   Total loan pool participations                    22,618    12,836
   Allowance for loan losses                           (956)     (929)
   Total deposits                                   140,828   134,103
   Total shareholders' equity                        14,800    13,572

   Central Valley Bank
   Total assets                                    $ 78,671    33,763
   Total loans, net of unearned discount             29,707     4,332
   Total loan pool participations                    16,760    14,616
   Allowance for loan losses                           (249)      (25)
   Total deposits                                    66,980    28,057
   Total shareholders' equity                        10,914     5,390