Form 10-K, Exhibit 13
period 1997-12-31
MAHASKA INVESTMENT CO
filed 1998-03-30
CIK 741390

Financial Highlights

Year Ended December 31 (In thousands, except per share data)     1997        1996         1995         1994         1993
Summary of income data:
Interest income excluding loan pool participations               $ 15,472    13,532       10,463       8,500        7,738
Interest and discount on loan pool participations                   8,474     9,097        7,864       4,479        3,929
Total interest income                                              23,946    22,629       18,327      12,979       11,667
Total interest expense                                              9,312     8,531        7,100       4,676        3,653
Net interest income                                                14,634    14,098       11,227       8,303        8,014
Provision for loan losses                                             417       987          168         183          143
Other income                                                        1,750     1,506        1,301       1,457        1,421
Total other operating expenses                                      8,315     7,738        6,450       5,452        4,903
Income before income tax                                            7,652     6,879        5,910       4,125        4,389
Income tax expense                                                  2,594     2,385        1,987       1,345        1,412
Net income                                                       $  5,058     4,494        3,923       2,780        2,977


Per share data:*
Net income - basic                                               $   1.38      1.20         1.03         .99         1.21
Net income - diluted                                             $   1.34      1.19         1.03         .99         1.21
Cash dividends declared                                               .48       .44          .40         .36          .26
Book value                                                          10.03      9.22         8.49        7.82         7.04
Net tangible book value                                          $   8.35      7.39         7.34        6.56         6.91

Selected financial ratios:
Net income to average assets                                         1.98%     1.93%        2.04%       1.68%        2.26%
Net income to average equity                                        14.47%    13.52%       12.67%      12.45%       18.46%
Dividend payout ratio                                               34.78%    36.50%       38.37%      36.27%       21.86%
Average equity to average assets                                    13.69%    14.31%       16.09%      13.46%       12.25%
Tier 1 capital to risk weighted assets at end of period             14.74%    16.25%       19.84%      19.92%       18.79%
Net interest margin                                                  6.30%     6.69%        6.48%       5.58%        6.75%
Gross revenue of loan pools to total gross revenue                  32.98%    37.69%       40.06%      31.03%       30.02%
Interest and discount income of loan pools
 to total interest income                                           35.39%    40.20%       42.91%      34.51%       33.68%
Allowance for loan losses to total loans                             1.26%     1.27%        1.17%       1.19%        1.29%
Non-performing loans to total loans                                  1.28%     1.79%        0.81%       0.79%        0.91%
Net loans charged off to average loans                               0.07%     0.63%        0.06%       0.20%        0.21%



December 31 (In thousands)                                       1997         1996         1995        1994        1993
Selected balance sheet data:
Total assets                                                     $ 274,873    251,851      205,162     186,818     143,752
Total loans net of unearned discount                               144,333    117,416       85,869      74,015      64,700
Total loan pool participations                                      54,326     50,687       45,318      46,852      20,617
Allowance for loan losses                                            1,816      1,491        1,001         881         833
Total deposits                                                     215,308    206,952      161,504     146,476     121,462
Total shareholdersi equity                                          36,754     34,243       32,106      29,780      17,371


* Restated to reflect the five-for-three stock split effected in the form of a dividend in 1997.

MANAGEMENT'S DISCUSSION & ANALYSIS

The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operation of Mahaska Investment Company and subsidiaries (the "Company") for the periods indicated. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements.

OVERVIEW
The Company recorded net income of $5,058,000, or $1.38 per share, for the year ended December 31, 1997, which is an increase of 12.5 percent compared with the net income of $4,494,000, or $1.20 per share, earned in 1996. The net income for 1996 increased 14.6 percent from the $3,923,000 ($1.03 per share) earned in 1995.

Total assets of the Company grew 9.1 percent to a year-end 1997 total of $274,873,000. Deposits increased 4.0 percent to $215,308,000 as of December 31, 1997, while the Company's total loans outstanding grew 22.9 percent to end 1997 at $144,333,000. Throughout 1997, management of the Company continued to focus on quality loan growth in the markets served by its subsidiaries. This resulted in significant increases in commercial, agricultural and real estate loan volumes as of December 31, 1997, in comparison to year-end 1996 totals. The increase in loan volume contributed additional interest income which strengthened the Company's profitability.

In June of 1996, one of the Company's subsidiaries purchased a bank branch in Sigourney, Iowa. Central Valley Bank acquired approximately $14,645,000 in loans and approximately $32,083,000 in deposits through this acquisition. The existing branch of Central Valley Bank in Sigourney was merged into the acquired branch facility.

Return on average assets is a measure of profitability that indicates how effectively a financial institution utilized its assets. It is calculated by dividing net income by average total assets. The Company's return on average assets for 1997 was 1.98 percent, 1.93 percent in 1996, and 2.04 percent in 1995. Return on average equity indicates what the Company earned on its shareholders' investment and is calculated by dividing net income by average total shareholders' equity. The return on average equity for the Company has shown an increase during each of the last three years. For 1997 the return on average equity was 14.47 percent compared with 13.52 percent in 1996 and 12.67 percent in 1995.

INVESTMENT IN LOAN POOLS
For the year 1997 the Company collected interest income and discount on loan pool participations of $8,474,000, which is a decrease of 6.8 percent from the 1996 total. The Company invests in pools of distressed and nonperforming loans categorized as loan pool participations. These loan pool participations are purchased at a discount from the aggregate outstanding principal amount of the underlying loans. Income is derived from this investment in the form of interest collected and the repayment of principal in excess of the purchase cost which is herein referred to as "discount." Interest income and discount on the loan pool participations increased 15.7 percent in 1996 to $9,097,000, up from the 1995 total of $7,864,000.

The average loan pool participation investment for 1997 was $49,399,000 compared with an average for 1996 of $50,105,000. New loan pool participation investments made by the Company during 1997 totaled $25,589,000. During 1996 the Company invested $29,827,000 in loan pool participations. Throughout 1997 loan pool participation investments averaged 21.0 percent of earning assets while in 1996 they were 23.4 percent of average earning assets.
The yield on loan pool participation investments declined to 17.2 percent for 1997, compared with 18.2 percent in 1996.

NET INTEREST INCOME
Net interest income is the difference between total interest income and total interest expense. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in interest rates. For the year ended December 31, 1997, net interest income increased 3.8 percent to $14,634,000. Net interest income for 1996 was $14,098,000, an increase of 25.6 percent from $11,227,000 in 1995.

The Company's net interest income increased $536,000 in 1997 compared with 1996. A $1,317,000 increase in total 1997 interest income was partially offset by a $781,000 increase in overall interest expense. The interest income earned on loans rose by $2,079,000 in 1997 mainly as a result of the growth in loan volumes the Company experienced during

                                              [MAHASKA INVESTMENT COMPANY LOGO]



the year. The $623,000 decrease in interest income and discount on loan pool participations reduced the overall gain in interest income for the year. Interest income on investment securities decreased $17,000 as the average volume of securities held by the Company declined slightly. During 1997 the Company maintained a lower balance in interest-bearing deposits at other banks which resulted in a decrease of $158,000 in interest income from these accounts. Interest expense on deposits increased $862,000 primarily due to the higher average volume of customer deposits at the Company's subsidiary banks. Most of the deposit growth in 1997 occurred in certificates of deposit, with minimal growth in other types of deposits.The interest expense incurred on notes payable in 1997 decreased $203,000 compared with 1996 primarily due to lower interest rates. The Company's net interest margin on a tax-equivalent basis declined to
6.30 percent for 1997 compared with 6.69 percent in 1996 mainly as a result of the lower income recognized on loan pool participations. Net interest margin is a measurement of the net return on interest-earning assets and is computed by dividing net interest income by the average of total interest-earning assets.

Net interest income for 1996 increased $2,871,000 compared with 1995. Total interest income increased by $4,302,000 in 1996. Interest income on loans increased by $2,428,000 and interest income and discount collected on loan pool participations rose by $1,233,000 in 1996. Interest income on investment securities increased by $660,000 in 1996 compared with 1995. Most of the increases in interest income on earning assets were attributable to higher volumes of these assets during 1996 compared to 1995. For 1996, interest expense on deposits increased by $1,108,000 and the interest expense on borrowed funds grew by $323,000 as the levels of deposits and borrowed funds increased over 1995. The Company's net interest margin rose to 6.69 percent on a fully tax equivalent basis for 1996, up from 6.48 percent for 1995.

PROVISION FOR LOAN LOSSES
The Company recorded a provision for loan loss expense of $417,000 for 1997 compared to a 1996 provision of $987,000 and a 1995 provision of $168,000. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, the current economic conditions, actual loss experience and industry trends. The substantial reduction of the loss provision recorded in 1997 compared with the 1996 provision reflects improvements in the Company's problem loans and lower loan charge-offs during 1997. The increase in the provision for 1996 compared with 1995 was primarily attributable to a large line of credit that was charged off in 1996.

OTHER INCOME
Noninterest income results from the charges and fees collected by the Company from its customers for various services performed. In 1997 noninterest income increased $244,000 (16.2 percent) over the amount collected in 1996. Most of this increase was the result of higher service charges and overdraft fees collected on deposit accounts. Data processing income received in 1997 from nonaffiliated banks declined 5.2 percent compared with 1996. During 1997 the Company did not experience any material losses from the sale of investment securities classified as available for sale. Noninterest income increased $205,000 (15.8 percent) in 1996 compared with 1995. An increase in service charge and fee income attributable to the bank branch acquisition contributed to the growth in noninterest income. Higher trust income in 1996 also added to total noninterest income. The Company did recognize a loss of $74,000 on the sale of some of its investment securities held as available for sale during the year 1996. These securities were sold to meet liquidity needs throughout the year.

OTHER EXPENSE
The Company's other expense increased $577,000, or 7.5 percent, for the year 1997 in comparison to 1996. Noninterest expense includes all the costs incurred to operate the Company except for interest expense, the loan loss provision and income taxes. The salary and benefits, net occupancy, other operating and goodwill amortization expense categories all increased in some measure due to the acquisition of a bank branch by Central Valley Bank in June 1996. Due to the timing of this acquisition, the 1996 totals for these categories did not reflect a full year of expense whereas the 1997 amounts do include 12 months. Costs related to the opening of the Pella State Bank in December 1997 also added to the overall increase in a limited amount. Salary and benefit expenses paid to the employees of the Company increased $569,000 (15.1 percent) in 1997 as a result of additional staffing and higher payouts made under the Company's incentive compensation program. The reduced FDIC premium assessment in 1997 compared to 1996 contributed a significant cost savings to the Company.

Other expense increased 20 percent for the year 1996 compared to 1995. The additional operating expenses associated with the operation of Central Valley Bank's Fairfield grocery store branch which opened in December 1995 and the

MANAGEMENT'S DISCUSSION AND ANALYSIS


acquired Sigourney branch contributed significantly to the increase in noninterest expense. The Savings Association Insurance Fund one-time assessment which occurred on September 30, 1996, resulted in a net increase in the Company's FDIC assessment expense of approximately $69,000. The one-time assessment was offset by reduced overall FDIC insurance costs for Mahaska State Bank and Central Valley Bank. The Company incurred additional amortization expense on the deposit premium paid for the acquisition of the bank branch.

INCOME TAX EXPENSE
Income tax expense increased $209,000 (8.8 percent) primarily due to the overall increase in pre-tax earnings generated by the Company. The
Company's income tax expense for the year 1996 increased $398,000 (20 percent) in 1996 compared with 1995 mainly due to the increase in before tax earnings. The Company's consolidated income tax rate varies from the statutory rate principally due to interest income from tax-exempt securities and loans. The effective income tax rate as a percent of income before taxes was 33.9 percent in 1997, 34.7 percent for 1996, and 33.6 percent for 1995.

CAPITAL RESOURCES
As of December 31, 1997, total shareholders' equity was $36,754,000. Total equity increased $2,511,000 in 1997 primarily as a result of earnings retained by the Company. Total shareholders' equity as of December 31, 1996, was $34,243,000. Shareholders' equity as a percentage of total assets was 13.4 percent on December 31, 1997, versus 13.6 percent on December 31, 1996. The decrease in the percentage of shareholders' equity to total assets reflects the increase in total assets in 1997. The Board of Directors declared a five-for-three stock split in the form of a dividend to shareholders of record as of October 20, 1997. The resulting additional shares were issued on November 10, 1997. This stock dividend did not affect the dollar amount of stockholders' equity, but did increase the number of shares of common stock outstanding. During 1997 the Company repurchased a total of 116,310 shares of its common stock to be used to satisfy the exercise of stock options granted to employees and directors of the Company. A total of 65,970 option shares were reissued from treasury stock throughout 1997, leaving 3,665,494 shares outstanding as of year-end 1997.

The Company's risk-based tier 1 core capital ratio was 14.7 percent as of December 31, 1997, and the total capital ratio was 15.6 percent. Risk-based capital guidelines require the classification of assets and some off-balance sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is the Company's total common shareholders' equity reduced by goodwill. Total capital adds the allowance for loan losses to the tier 1 capital amount. As of December 31, 1996, the Company's tier 1 capital ratio was 16.3 percent, and the total capital ratio was 17.1 percent. Although these ratios declined in 1997 from 1996 due to the increased asset level, they substantially exceeded the minimum regulatory requirements of 4.0 percent for tier 1 capital and 8.0 percent for total capital. The Company's tier 1 leverage ratio, which measures capital excluding intangible assets, was 11.8 percent as of December 31, 1997, and 11.8 percent at December 31, 1996, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent. Each of these capital calculations excludes unrealized gains or losses on assets available for sale in accordance with Federal regulations.

As of December 31, 1997, the Company had borrowed $14,050,000 on a revolving line of credit from a major commercial bank to fund loan pool participation investments and to provide additional capital to Pella State Bank, Central Valley Bank and On-Site Credit Services. The Company entered into this revolving line of credit agreement on January 31, 1996, with an amendment to the agreement as of October 17, 1997. The agreement provides for a maximum line of $17,000,000 and matures on June 30, 1998. Additionally, as of December 31, 1997, the Company's subsidiaries had borrowed $6 million in fixed-rate advances from the Federal Home Loan Bank of Des Moines. The Company had no material commitments for capital expenditures as of December 31, 1997. The Company's common stock closed the year at a bid price of $19.875 per share, representing
1.98 times the book value per share of $10.03 on December 31, 1997. The year-end stock price represented a price-to-1997-earnings multiple of 14.4 times.

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

                                              [MAHASKA INVESTMENT COMPANY LOGO]


Liquid assets (including cash and federal funds sold) are maintained to meet customer needs. The Company had liquid assets of $19,195,000 as of December 31, 1997, compared with $16,484,000 as of December 31, 1996. Investment securities classified as available for sale and securities and loans maturing within one year totaled $98,248,000 and $93,526,000 as of December 31, 1997 and 1996,
respectively. Assets maturing within one year, combined with liquid assets, on December 31, 1997, were 47.4 percent and on December 31, 1996, were 45.8 percent of total deposits as of the same dates.

The Company's principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, principal recoveries on loan pool participations, proceeds from the maturity and sale of investment securities, its commercial bank line of credit, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates and competition. Principal recoveries on loan pool participations are also influenced by economic conditions and to a lesser extent, the interest rate environment. Throughout 1997, management elected to utilize the proceeds from maturing investment securities to fund loan growth, thereby reducing the investment securities total as of December 31, 1997, in comparison with 1996. The Company utilizes particular sources of funds based on comparative costs and availability. Beginning in 1997, the Company utilized fixed-rate advances from the Federal Home Loan Bank to obtain funds at a more favorable cost. The Company generally manages the pricing of its deposits to maintain a steady deposit base, but has from time to time decided not to pay rates on deposits as high as its competition.

Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $6,017,000 in 1997, $7,137,000 in 1996, and $5,086,000 in 1995. This trend of strong cash from operations is expected to continue into the foreseeable future.

The Company anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 1997, the Company had outstanding commitments to originate loans of $15,597,000 and had no commitments to sell loans. Certificates of deposit maturing in one year or less totaled $51,838,000 as of December 31, 1997. Management believes that a significant portion of these deposits will remain with the Company.

The Company continues to seek acquisition opportunities that would strengthen the Company's presence in current and new market areas. There are currently no pending acquisitions that would require the Company to secure capital from public or private markets.

ASSET-LIABILITY MANAGEMENT
The Company's strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by subsidiary banks' asset-liability committees which take action based upon their analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice withing the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

As of December 31, 1997, the Company's gap ratio for assets and liabilities maturing within three months and within one year were .70 and .86 respectively, meaning more liabilities than assets are scheduled to reprice within these periods. This situation suggests that a decrease in market interest rates may benefit net interest income and that an increase in interest rates may negatively impact the Company. The gap position is largely the result of classifying interest-bearing NOW accounts, money market accounts, and savings accounts as short-term repriceable and the classification of loan pool participations as having a three-year average life based on the historical average for return of pool investment.


MARKET RISK MANAGEMENT
Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not

MANAGEMENT'S DISCUSSION AND ANALYSIS

believe that the Company's primary market risk exposures and how those exposures were managed in 1997 changed when compared to 1996.

The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of the Company's deposits and the rates and volumes of the Company's loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents the Company's projected changes in net interest income for the various rate shock levels at December 31, 1997.

INTEREST MOVEMENT

(100 Basis Points=1.00%)                                   $ Change     %Change
-------------------------------------------------------------------------------
+300 bp................................................   $(502,000)        -3%
+200 bp................................................    (354,000)        -2%
+100 bp................................................    (181,000)        -1%
Base...................................................           0          0%
-100 bp................................................     150,000          1%
-200 bp................................................     336,000          2%
-300 bp................................................     639,000          4%

As shown above, at December 31, 1997, the effect of an immediate and sustained 300 basis point increase in interest rates would reduce the Company's net interest income by 3% or approximately $502,000. The effect of an immediate and sustained 300 basis point decrease in rates would increase the Company's net interest income by 4% or approximately $639,000.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actural values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline significantly.

LOAN QUALITY
Total loans increased 22.9 percent during 1997 to a year-end total of $144,333,000. The $26,917,000 increase in loans from 1996 was mainly in the commercial, agricultural and real estate categories.

Non-performing assets (including $12,000 in Other Real Estate) as of December 31, 1997, totaled $1,848,000. As of December 31, 1996, non-performing loans totaled $2,102,000. The ratio of non-performing assets to total loans was 1.28 percent for year-end 1997 and was 1.79 percent for year-end 1996.

The allowance for loan losses was $1,816,000 as of December 31, 1997, and $1,491,000 as of year-end 1996. The allowance represented 1.26 percent of total loans at December 31, 1997, and 1.27 percent of loans on December 31, 1996. The allowance as a percentage of non-performing assets was 98.2 percent on December 31, 1997, and was 70.9 percent as of year-end 1996. Net loan charge-offs for 1997 totaled $92,000, or .07 percent of average loans, compared with 1996 net charge-offs of $667,000, or .63 percent of average loans. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for estimated loan losses.

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

                                             [MAHASKA INVESTMENT COMPANY LOGO]


During 1997 the national inflation rate remained historically low. Interest rates remained relatively constant throughout the year. Management of the Company believes that the 1998 rate of inflation will remain consistent with 1997 and that interest rates in 1998 will hold relatively stable or decline slightly. Given the Company's negative gap position (greater amount of interest-bearing liabilities repricing than interest-earning assets), a decrease in interest rates may improve the Company's net interest margin through the year 1998. Conversely, if interest rates do increase, the Company's net interest margin may deteriorate. Management continues to focus on improving the net interest margin in 1998.

Much of the increases in interest income, interest expense, noninterest income, and operating expenses experienced during 1997 and 1996 were a result of the acquisition of the bank branch by Central Valley Bank. In 1998 there will be additional increases in income and expense attributable to the new Pella State Bank which opened on December 8, 1997.

The Company anticipates that it will continue to explore opportunities to acquire additional loan pool participation investments in 1998. Bids on pool participations during the year will take into account the availability of funds to invest, the market for such pools in terms of price and availability, and the potential return on the pools relative to risk.

A critical issue has emerged in the banking industry and for the economy overall regarding how existing application software programs, operating systems and hardware can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two digit date position which represents the year (e.g., "97" is stored on the system and represents the year 1997). As a result, the year 1999 (i.e., "99") could be the maximum date value these systems will be able to accurately process. Management is in the process of working with its software and hardware vendors to assure that the Company is prepared for the year 2000. Management does not anticipate that the Company will incur material operating expenses to be year 2000 compliant. The Company has acquired a new main-frame computer system that is year 2000 compliant. The system is expected to be fully operational in the first quarter of 1998. The decision to purchase a new computer system was made primarily due to the obsolescence of the current system.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

DECEMBER 31 (IN THOUSANDS)                                       1997    1996
-------------------------------------------------------------------------------
ASSETS:
Cash and due from banks.....................................  $ 10,854    9,896
Interest-bearing deposits in banks..........................     1,526    3,603
Federal funds sold..........................................     6,815    2,985
                                                              -----------------
 Cash and cash equivalents..................................    19,195   16,484
                                                              -----------------
Investment securities (notes 2 and 8):
 Available for sale.........................................    23,228   26,483
 Held to maturity (fair value of $19,869 in 1997
  and $27,595 in 1996)......................................    19,833   27,705
Loans, net of unearned discount (notes 3, 5, and 8).........   144,333  117,416
 Allowance for loan losses (note 4).........................   (1,816)  (1,491)
                                                              -----------------
  Net loans.................................................   142,517  115,925
                                                              -----------------
Loan pool participations....................................    54,326   50,687
Premises and equipment, net (note 6)........................     4,183    3,102
Accrued interest receivable.................................     2,927    2,518
Other assets................................................     8,664    8,947
                                                              -----------------
  Total assets..............................................  $274,873  251,851
                                                              =================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (notes 2 and 7):
 Demand.....................................................  $ 21,277   19,353
 NOW and Super NOW..........................................    33,226   33,124
 Savings....................................................    59,020   57,831
 Certificates of deposit....................................   101,785   96,644
                                                              -----------------
  Total deposits............................................   215,308  206,952
Federal Home Loan Bank advances (note 8)....................     6,000       --
Notes payable (note 9)......................................    14,050    8,500
Other liabilities...........................................     2,761    2,156
                                                              -----------------
  Total liabilities.........................................   238,119  217,608
                                                              -----------------
Shareholders' equity:
 Common stock, $5 par value; authorized 4,000,000 shares;
 issued and outstanding 3,665,494 as of December 31, 1997
 and 2,229,506 shares as of December 31, 1996...............    19,038   11,423
 Capital surplus............................................       118    7,787
 Treasury stock at cost, 142,007 and 55,000 shares as of
 December 31, 1997 and 1996.................................    (1,752)    (853)
 Retained earnings (note 15)................................    19,231   15,926
 Unrealized gain (loss) on securities available for sale....       119      (40)
                                                              -----------------
  Total shareholders' equity................................    36,754   34,243
                                                              -----------------
 Commitments and contingencies (note 16)....................        --       --
  Total liabilities and shareholders' equity................  $274,873  251,851
                                                              =================


See accompanying notes to consolidated financial statements.

                                               [MAHASKA INVESTMENT COMPANY LOGO]

CONSOLIDATED STATEMENTS OF INCOME


YEAR ENDED DECEMBER 31
(In thousands, except per share amounts)                  1997    1996   1995
-------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans............................  $12,282  10,203   7,775
Interest income and discount on loan..................
  pool participations.................................    8,474   9,097   7,864
Interest on bank deposits.............................      108     266     175
Interest on federal funds sold........................      128      92     202
Interest on investment securities:
 Available for sale...................................    1,705   1,348     668
 Held to maturity.....................................    1,249   1,623   1,643
                                                         ----------------------
   Total interest income..............................   23,946  22,629  18,327
                                                         ----------------------
INTEREST EXPENSE:
Interest on deposits (note 7):
 NOW and Super NOW....................................      677     612     632
 Savings..............................................    2,259   2,058   1,816
 Certificates of deposit..............................    5,441   4,845   3,959
Interest on federal funds purchased...................       32      48      42
Interest on Federal Home Loan Bank advances...........      138      --      --
Interest on notes payable.............................      765     968     651
                                                         ----------------------
 Total interest expense...............................    9,312   8,531   7,100
                                                         ----------------------
 Net interest income..................................   14,634  14,098  11,227
Provision for loan losses (note 4)....................      417     987     168
                                                         ----------------------
   Net interest income after provision
     for loan losses..................................   14,217  13,311  11,059
                                                         ----------------------
OTHER INCOME:
Service charges.......................................    1,130     922     746
Data processing income................................      209     221     253
Other operating income................................      419     437     314
Investment securities losses, net (note 2)............       (8)    (74)    (12)
                                                         ----------------------
   Total other income.................................    1,750   1,506   1,301
                                                         ----------------------
OTHER EXPENSE:
Salaries and employee benefits expense (note 13)......    4,343   3,774   3,251
Net occupancy expense.................................    1,227   1,044     863
Federal Deposit Insurance Corporation assessment......       42     282     213
Professional fees.....................................      407     459     270
Other operating expense...............................    1,663   1,650   1,410
Goodwill amortization.................................      633     529     443
                                                        -----------------------
   Total other expense................................    8,315   7,738   6,450
                                                        -----------------------
   Income before income tax expense...................    7,652   6,879   5,910
Income tax expense (note 11)..........................    2,594   2,385   1,987
                                                        -----------------------
   Net income.........................................  $ 5,058   4,494   3,923
                                                        =======================
Net income per share - basic*.........................  $  1.38    1.20    1.03
                                                        =======================
Net income per share - diluted*.......................  $  1.34    1.19    1.03
                                                        =======================

* Restated to reflect the five-for-three stock split effected in the form of a dividend in 1997.

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                                        UNREALIZED
                                                                                    GAIN (LOSS) ON
                                                                                        SECURITIES
(IN THOUSANDS)                                   COMMON  CAPITAL TREASURY  RETAINED      AVAILABLE
                                                  STOCK  SURPLUS    STOCK  EARNINGS       FOR SALE     TOTAL
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                    $11,423    7,787       --    10,650            (80)   29,780
Net income.....................................      --       --       --     3,923             --     3,923
Dividends paid.................................      --       --       --    (1,503)            --    (1,503)
Treasury stock purchased (15,000 shares).......      --       --    (231)        --             --      (231)
Unrealized gain on securities..................
 available for sale............................      --       --       --        --            137       137
                                                ------------------------------------------------------------
Balance at December 31, 1995...................  11,423    7,787    (231)    13,070             57    32,106
Net income.....................................      --       --       --     4,494             --     4,494
Dividends paid.................................      --       --       --    (1,638)            --    (1,638)
Treasury stock purchased (40,000 shares).......      --       --    (622)        --             --      (622)
Unrealized loss on securities..................
 available for sale............................      --       --       --        --            (97)      (97)
                                                ------------------------------------------------------------
Balance at December 31, 1996...................  11,423    7,787    (853)    15,926            (40)   34,243
Net income.....................................      --       --       --     5,058             --     5,058
Dividends paid.................................      --       --       --    (1,753)            --    (1,753)
Stock split effected in the form of a dividend
 (five-for-three)..............................   7,615  (7,615)       --        --             --        --
Stock options exercised (65,970 shares)........      --     (54)      783        --             --       729
Treasury stock purchased (116,310 shares)......      --       --  (1,682)        --             --    (1,682)
Unrealized gain on securities..................
 available for sale............................      --       --       --        --            159       159
                                                ------------------------------------------------------------
Balance at December 31, 1997................... $19,038      118  (1,752)    19,231            119    36,754
                                                ============================================================


See accompanying notes to consolidated financial statements.

                                             [MAHASKA INVESTMENT COMPANY LOGO]


CONSOLIDATED STATEMENTS OF CASH FLOWS


YEAR ENDED DECEMBER 31 (IN THOUSANDS)                     1997      1996     1995
------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $   5,058     4,494     3,923
                                                       -----------------------------
Adjustments to reconcile net income to net cash
provided by operating activities:
 Depreciation and amortization.........................    1,129       930       764
 Federal Home Loan Bank stock dividend.................       --        --       (11)
 Provision for loan losses.............................      417       987       168
 Investment securities losses, net.....................        8        74        12
 Loss on sale of bank premises and equipment...........       14         7        --
 Amortization of premiums on investment securities ....      225       301       297
 Accretion of investment securities and loan discounts.     (578)     (353)     (226)
 (Increase) decrease in other assets...................     (759)      256      (450)
 Increase in other liabilities.........................      503       441       609
                                                       -----------------------------
   Total adjustments...................................      959     2,643     1,163
                                                       -----------------------------
   Net cash provided by operating activities...........    6,017     7,137     5,086
                                                       -----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment securities available for sale:
 Proceeds from sales...................................    1,994     6,022     4,993
 Proceeds from maturities..............................   10,807     3,285     1,000
 Purchases.............................................   (9,330)  (24,310)   (5,159)
Investment securities held to maturity:
 Proceeds from maturities..............................    9,639     8,611    12,073
 Purchases.............................................   (1,936)   (5,698)   (7,834)
Purchases of loan pool participations..................  (25,589)  (29,827)  (12,468)
Principal recovery on loan pool participations.........   21,950    24,458    14,002
Net increase in loans..................................  (26,450)  (17,227)  (11,733)
Purchase of bank premises and equipment................   (1,615)     (650)     (426)
Proceeds from sale of bank premises and equipment......       24        12         1
Proceeds from branch acquisition, net..................       --    14,246        --
                                                       -----------------------------
   Net cash used in investing activities...............  (20,506)  (21,078)   (5,551)
                                                       -----------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits...............................    8,356    13,364    15,029
Net decrease in federal funds purchased................       --        --    (4,700)
Advances on notes payable..............................    6,550     6,400     7,500
Principal payments on notes payable....................   (1,000)   (7,900)   (2,500)
Federal Home Loan Bank advances........................   11,600        --        --
Repayment of Federal Home Loan Bank advances...........   (5,600)       --        --
Dividends paid.........................................   (1,753)   (1,638)   (1,503)
Purchases of treasury stock............................   (1,682)     (622)     (231)
Proceeds from exercise of stock options................      729        --        --
                                                       -----------------------------
   Net cash provided by financing activities...........   17,200     9,604    13,595
                                                       -----------------------------
   Net increase (decrease) in cash and
     cash equivalents..................................    2,711    (4,337)   13,130
Cash and cash equivalents at beginning of year.........   16,484    20,821     7,691
                                                       -----------------------------
Cash and cash equivalents at end of year...............$  19,195    16,484    20,821
                                                       =============================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest..............................................$   9,299     8,299     6,689
                                                       =============================
 Income taxes..........................................$   2,894     2,239     1,973
                                                       =============================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1997, 1996, AND 1995

1 | SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Mahaska Investment Company and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The consolidated financial statements of the Company include the accounts of its 100 percent owned subsidiaries, Mahaska State Bank, Central Valley Bank, Pella State Bank, and On-Site Credit Services. All material intercompany transactions have been eliminated in consolidation.

FORMATION OF PELLA STATE BANK
Pella State Bank is a full service, state-chartered, commercial bank which was formed as a de novo institution by the Company in December 1997. The Company provided initial capitalization of $5,000,000 to Pella State Bank from cash on hand and an advance on its commercial bank line of credit.

BANK OFFICE ACQUISITION
On June 21, 1996, Central Valley Bank acquired the Sigourney, Iowa bank office of Boatmen's Bank Iowa, N.A. and assumed approximately $32.1 million in deposits and purchased certain loans totaling approximately $14.6 million. Central Valley Bank's existing branch facility in Sigourney was consolidated into the newly acquired facility. A premium of approximately $3.0 million was paid by Central Valley Bank to acquire the deposits. The acquisition was accounted for as a purchase transaction and, as such, did not require any restatement of prior period financial statements.

NATURE OF OPERATIONS
The bank subsidiaries engage in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, real estate, and consumer loans, and trust services. Mahaska State Bank also provides data processing services to affiliated and non-affiliated banks. On-Site Credit Services provides equipment leasing and accounts receivable financing.

Since 1988, the Company, either directly or through the bank subsidiaries, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the "Servicer") from the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC"), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting varying discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer then proceeds to collect these loans from the borrowers.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS
SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was effective for the Company for the year beginning January 1, 1997, and did not have a material effect on the financial position and results of operations, nor did the adoption require additional capital resources.

SFAS 128, "Earnings Per Share," was adopted by the Company effective December 31, 1997. This statement replaces the primary earnings per share (EPS) disclosure with basic and diluted EPS disclosures to simplify the calculation and improve international comparability. The adoption of SFAS 128 did not have a material effect on the financial position and results of operations, nor did the adoption require additional resources.

SFAS 130, "Reporting Comprehensive Income," will be effective for the Company for the year beginning January 1, 1998, and establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in shareholders' equity, such as net unrealized gain or loss on available for sale securities.

                                              [MAHASKA INVESTMENT COMPANY LOGO]



EARNINGS PER SHARE
Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all dilutive potential shares outstanding during the year. In November 1997, the Company issued a five-for-three stock split in the form of a dividend. The Company has had a Stock Repurchase Plan in effect since April 1995. In accordance with this plan, 116,310, 40,000 and 15,000 shares of common stock were repurchased by the Company during 1997, 1996 and 1995, respectively. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 1997, 1996 and 1995:


(In thousands)                                             1997   1996   1995
-------------------------------------------------------------------------------
BASIC EPS COMPUTATION
Numerator:
 Net Income............................................   $ 5,058  4,494  3,923
                                                          ---------------------
Denominator:
 Average Shares Outstanding............................     3,653  3,744  3,797
                                                          ---------------------
Basic EPS..............................................   $  1.38   1.20   1.03
                                                          =====================
DILUTED EPS COMPUTATION
Numerator:
 Net Income............................................   $ 5,058  4,494  3,923
                                                          ---------------------
Denominator:
 Average Shares Outstanding............................     3,653  3,744  3,797
 Stock Options.........................................       132     27     11
                                                          ---------------------
                                                            3,785  3,771  3,808
                                                          ---------------------
Diluted EPS............................................   $  1.34   1.19   1.03
                                                          =====================


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

CASH AND DUE FROM BANKS
The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balance maintained in accordance with such regulations for the years ended December 31, 1997, 1996 and 1995 was $897,000, $835,000 and $778,000, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of respective assets, which range from 5 to 40 years for building and improvements and 3 to 10 years for furniture and equipment.

EXCESS OF COST OVER UNDERLYING NET ASSETS
The excess of cost over underlying net assets of $6,162,000, $6,795,000 and $4,342,000 at December 31, 1997, 1996 and 1995, respectively, is being amortized primarily using the straight-line method over 15 years. Amortization expenses for 1997, 1996 and 1995 were $633,000, $529,000 and $443,000, respectively.

                                               [MAHASKA INVESTMENT COMPANY LOGO]

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

Other real estate owned of $12,000 at December 31, 1997 and 1996, was included in other assets and is valued at the lower of cost or estimated fair market value as determined by management.

TRUST DEPARTMENT ASSETS
Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Company.

INCOME TAXES
The Company files a consolidated federal income tax return. Federal income taxes are allocated based on each entity computing its taxes on a separate company basis. For state purposes, the bank subsidiaries each file a franchise return and the remaining entities file a consolidated income tax return.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2 | INVESTMENT SECURITIES
A summary of investment securities by type as of December 31, 1997 and 1996 follows:

                                                                                      GROSS       GROSS  APPROX.
                                                                     AMORTIZED   UNREALIZED  UNREALIZED   MARKET
DECEMBER 31, 1997 (IN THOUSANDS)                                          COST        GAINS      LOSSES    VALUE
----------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities...........................................  $ 4,506           57          --    4,563
U.S. government agency securities....................................   15,177          143           7   15,313
Other investment securities..........................................    3,352            5           5    3,352
                                                                       -----------------------------------------
 Total...............................................................  $23,035          205          12   23,228
                                                                       =========================================
INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities...........................................  $ 5,046           --          12    5,034
U.S. government agency securities....................................    2,885           34           5    2,914
Obligations of states and political subdivisions.....................    6,793           52          18    6,827
Other investment securities..........................................    5,109           --          15    5,094
                                                                       -----------------------------------------
 Total...............................................................  $19,833           86          50   19,869
                                                                       =========================================

                                                                                      GROSS       GROSS  APPROX.
                                                                     AMORTIZED   UNREALIZED  UNREALIZED   MARKET
DECEMBER 31, 1996 (IN THOUSANDS)                                          COST        GAINS      LOSSES    VALUE
----------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities...........................................  $ 5,020            8           9    5,019
U.S. government agency securities....................................   18,721           43          85    8,679
Other investment securities..........................................    2,810           --          25    2,785
                                                                       -----------------------------------------
 Total...............................................................  $26,551           51         119   26,483
                                                                       =========================================
INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities...........................................  $ 8,135            4          63    8,076
U.S. government agency securities....................................    5,445           39          23    5,461
Obligations of states and political subdivisions.....................    8,904           30          43    8,891
Other investment securities..........................................    5,221           --          54    5,167
                                                                       -----------------------------------------
 Total...............................................................  $27,705           73         183   27,595
                                                                       =========================================


Proceeds from the sale of investment securities available for sale during 1997, 1996 and 1995 were $1,994,000, $6,022,000 and $4,993,000, respectively. Gross gains and losses realized on the sale of investment securities available for sale for each of the following years ended December 31 were as follows:


(In thousands)                                              1997    1996  1995
-------------------------------------------------------------------------------
Realized gains............................................  $  --     6     8
Realized losses...........................................     (8)  (80)  (20)
                                                            -----------------
Total.....................................................  $  (8)  (74)  (12)
                                                            =================

As of December 31, 1997 and 1996, investment securities of approximately $16,103,000 and $15,297,000, respectively, which were included in the consolidated balance sheets, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. Public funds approximated $25,781,000 and $19,478,000 at December 31, 1997 and 1996,
respectively.

The amortized cost and approximate market value of investment securities as of December 31, 1997, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               [MAHASKA INVESTMENT COMPANY LOGO]

                                                       AMORTIZED   APPROXIMATE
(IN THOUSANDS)                                              COST  MARKET VALUE
------------------------------------------------------------------------------
INVESTMENT SECURITIES
AVAILABLE FOR SALE:
Due in 1 year or less..................................  $   499           499
Due after 1 year through 5 years.......................   16,128        16,249
Due after 5 years through 10 years.....................       --            --
Due after 10 years.....................................    6,408         6,480
                                                         ---------------------
 Total.................................................  $23,035        23,228
                                                         =====================
INVESTMENT SECURITIES
HELD TO MATURITY:
Due in 1 year or less..................................  $ 9,755         9,745
Due after 1 year through 5 years.......................    6,909         6,911
Due after 5 years through 10 years.....................    1,658         1,677
Due after 10 years.....................................    1,511         1,536
                                                         ---------------------
 Total.................................................  $19,833        19,869
                                                         =====================

3 | LOANS
A summary of the respective loan categories as of December 31, 1997 and 1996 follows:

(In thousands)                                               1997         1996
-------------------------------------------------------------------------------
Real estate loans......................................  $ 72,303       60,399
Commercial and agricultural loans......................    55,977       43,553
Loans to individuals...................................    13,268       11,522
Other loans............................................     2,785        1,942
                                                         ---------------------
Total..................................................  $144,333      117,416
                                                         =====================

Total non-performing loans and assets at December 31, 1997 and 1996 were:

(In thousands)                                             1997          1996
-------------------------------------------------------------------------------
Impaired loans and leases:
 Non-accrual...........................................  $    927        1,085
 Restructured..........................................       387          380
                                                         ---------------------
   Total impaired loans and leases ....................     1,314        1,465
Loans and leases past due 90 days or more..............       522          625
                                                         ---------------------
Total non-performing loans.............................     1,836        2,090
Other real estate owned................................        12           12
                                                         ---------------------
Total non-performing assets............................  $  1,848        2,102
                                                         =====================

The average balances of non-performing assets for the years ended December 31, 1997 and 1996 were $1,669,000 and $1,349,000, respectively. The allowance for credit losses related to non-performing assets at December 31, 1997 and 1996 was $368,000 and $206,000, respectively. Non-performing assets of $902,000 and $1,533,000 were not subject to a related allowance for credit losses at December 31, 1997 and 1996, respectively, because of the net realizable value of loan collateral, guarantees and other factors. The effect of non-accrual and restructured loans on interest income for each of the three years ended December 31, 1997, 1996 and 1995 was:


(In thousands)                                    1997        1996         1995
-------------------------------------------------------------------------------
Interest Income:
 As originally contracted.......................  $213         131          62
 As recognized..................................    91          41          47
                                                  ----------------------------
   Reduction of interest income.................  $122          90          15
                                                  ============================

34-35  NOTES TO CONSOLIDATED FINANCIAL STTEMENTS



4 | ALLOWANCE FOR LOAN LOSSES
Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:


(In thousands)                                         1997      1996     1995
-------------------------------------------------------------------------------
Balance at beginning of year.......................   $1,491    1,001      881
Provision for loan losses..........................      417      987      168
Recoveries on loans previously charged off.........       45       38       43
Loans charged off..................................     (137)    (705)     (91)
Acquisition allowance..............................       --      170       --
                                                      ------------------------
Balance at end of year.............................   $1,816    1,491    1,001
                                                      ========================


5 | LOANS TO RELATED PARTIES

Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company's subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The aggregate indebtedness of this group included in loans as of December 31, 1997 and 1996 was as follows:


(In thousands)                                                1997      1996
-------------------------------------------------------------------------------
Aggregate balance at beginning of year.....................  $ 7,019     6,307
Advances...................................................   10,107     9,345
Payments...................................................    9,132     8,633
                                                             -----------------
Aggregate balance at end of year...........................  $ 7,994     7,019
                                                             =================

6 | PREMISES AND EQUIPMENT
A summary of premises and equipment as of December 31, 1997 and 1996 was as follows:

(In thousands)                                                 1997      1996
-------------------------------------------------------------------------------
Land and improvements                                        $  603        466
Building and improvements                                     3,571      3,130
Furniture and equipment                                       4,614      3,774
                                                             -----------------
 Total office properties and equipment at cost                8,788      7,370
Less accumulated depreciation                                 4,605      4,268
                                                             -----------------
 Total                                                       $4,183      3,102
                                                             =================

7 | DEPOSITS
The scheduled maturities of certificate accounts are as follows as of December 31, 1997:


(In thousands)
-------------------------------------------------------------------------------
1998...............................................................   $ 51,838
1999...............................................................     35,691
2000...............................................................      9,403
2001...............................................................      3,845
2002...............................................................      1,001
Thereafter.........................................................          7
                                                                      --------
 Total                                                                $101,785
                                                                      ========


Time deposits in excess of $100,000 approximated $19,755,000 and $13,547,000 as of December 31, 1997 and 1996, respectively. Interest expense on such deposits for the years ended December 31, 1997, 1996 and 1995 was approximately $871,000, $663,000 and $512,000, respectively.

                                              [MAHASKA INVESTMENT COMPANY LOGO]


8 | FEDERAL HOME LOAN BANK ADVANCES
At December 31, 1997 and 1996, Federal Home Loan Bank advances consisted of the following:

                                                 WEIGHTED-            Weighted-
                                                  AVERAGE               average
(in thousands)                      1997    INTEREST RATE   1996  interest rate
-------------------------------------------------------------------------------
Maturity in year ending
1998..............................  $1,000           5.82%    --             --
1999..............................   3,000           5.96     --             --
2000..............................   2,000           6.02     --             --
Amount drawn on line of credit          --       VARIABLE     --       Variable
                                    ------                ------
                                    $6,000                    --
                                    ======                ======


Advances from the FHLB are secured by stock in the FHLB. In addition, Mahaska State Bank has pledged certain U.S. Agency securities and Central Valley Bank has agreed to maintain unemcumbered additional security in the in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding advances.

The line of credit with the FHLB with a limit of $2,000,000, matures on October 30, 1998. The line has an interest rate which fluctuates daily. During 1997, there were no advances on this line. The line is collateralized as described above.

At December 31, 1997 and 1996, accrued interest payable on advances from the FHLB totaled $1,000 and $0, respectively.

9 | NOTES PAYABLE
The notes payable balance at December 31, 1997 consists of advances on a $17,000,000 line of credit. The line has a variable interest rate and is due June 20, 1998. The current note is secured by all of the common stock of the subsidiaries. Interest is payable quarterly at a quarter below the lender's prime rate, which ranged from 8.00 percent to 8.25 percent in 1997.

10 | FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 were as follows:

                                         RECORDED                  FAIR
1997 (IN THOUSANDS)                        AMOUNT                 VALUE
-----------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks                   $10,854                10,854
Interest-bearing deposits with banks        1,526                 1,526
Federal funds sold                          6,815                 6,815
Investment securities                      43,061                43,097
Loans, net                                142,517               143,405
Lan pools                                  54,326                54,326

FINANCIAL LIABILITIES:
Deposits                                 $215,308               216,494
Federal Home Loan Bank advances             6,000                 6,000
Notes payable                              14,050                14,050

OFF-BALANCE SHEET ITEMS:
Commitments to extend credit                  $--                    --
Letters of credit                              --                    --

                                         RECORDED                  FAIR
1996 (IN THOUSANDS)                        AMOUNT                 VALUE
-----------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks                    $9,896                 9,896
Interest-bearing deposits with banks        3,603                 3,603
Federal funds sold                          2,985                 2,985
Investment securities                      54,188                54,078
Loans, net                                115,925               115,905
Loan pools                                 50,687                50,687

FINANCIAL LIABILITIES:
Deposits                                 $206,952               208,214
Federal Home Loan Bank advances                --                    --
Notes payable                               8,500                 8,500

OFF-BALANCE SHEET ITEMS:
Commitments to extend credit                  $--                    --
Letters of credit                              --                    --

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

The estimated fair value of the Federal Home Loan Bank advances was determined using a present-value discounted cash flow with a discount rate approximating the current market for similar borrowings.

The recorded amount of the notes payable approximates fair value as a result of the short-term nature of these instruments.

The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.

11 | INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 is as follows:

1997 (In thousands)     FEDERAL  STATE   TOTAL
----------------------------------------------
Current                  $2,389    350   2,739
Deferred                   (133)   (12)   (145)
                         ---------------------
                         $2,256    338   2,594
                         ---------------------
1996 (In thousands)     FEDERAL  STATE   TOTAL
----------------------------------------------
Current                  $2,198    276   2,474
Deferred                    (89)     0     (89)
                         ---------------------
                         $2,109    276   2,385
                         ---------------------
1995 (In thousands)     FEDERAL  STATE   TOTAL
----------------------------------------------
Current                  $1,856    165   2,021
Deferred                    (30)    (4)    (34)
                         ---------------------
                         $1,826    161   1,987
                         ---------------------


Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 1997, 1996 and 1995 to income before income tax expense. The reasons for these differences are as follows:

(In thousands)                                      1997    1996    1995
------------------------------------------------------------------------
Provision at statutory rate                       $2,602   2,239   2,009
State franchise tax (net of federal tax benefit)     223     182     106
Nontaxable interest income                          (115)   (144)   (138)
Nondeductible goodwill amortization                   21      21      21
Life insurance cash value increase                   (26)    (31)    (32)
Other, net                                          (111)     18      21
                                                  ----------------------
  Total                                           $2,594   2,385   1,987
                                                  ----------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

(In thousands)                                               1997   1996
------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for losses on loans                           $     438    326
Deferred compensation                                          79     64
Premium amortization                                           58     35
Unrealized loss on available for sale securities               --     28
                                                        ----------------
  Gross deferred tax assets                                   575    453
                                                        ----------------
DEFERRED TAX LIABILITIES:
Depreciation and amortization                                 (94)   (87)
Leases                                                         --     (6)
Federal Home Loan Bank stock                                  (17)   (17)
Deferred loan fees                                            (70)   (58)
Professional fees                                              (9)   (11)
Unrealized gain on available for sale securities              (74)    --
Other                                                          (6)   (12)
                                                        ----------------
  Gross deferred tax liabilities                             (270)  (191)
                                                        ----------------
  Net deferred tax asset                                $     305    262
                                                        ----------------


No valuation allowance was required for the deferred tax asset at December 31, 1997 or 1996.

12 | STOCK INCENTIVE PLAN

The Company has a stock incentive plan under which up to 750,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain non-affiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the rate of thirty-three percent at the one-year anniversary of date of grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary of date of grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In thousands)               1997   1996
----------------------------------------
NET INCOME:
As Reported              $  5,058  4,494
Pro forma                   4,770  4,392
EARNINGS PER SHARE:
As Reported - Basic      $   1.38   1.20
As Reported - Diluted        1.34   1.19
Pro forma - Basic            1.31   1.17
Pro forma - Diluted          1.28   1.17


The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: dividend yield of 2.80 percent for 1997 and 3.89 percent for 1996; expected volatility of 24 percent for 1997 and 25 percent for 1996; risk free interest rates of 5.74 percent for 1997 and 6.17 percent for 1996; and expected lives of 7.5 years for both years.

A summary of the status of the Company's stock incentive plan as of December 31, 1997 and 1996 and the activity during the years ended on those dates is presented below:

                                                          1997                   1996
                                         ---------------------  ---------------------
                                                      EXERCISE               Exercise
                                          SHARES         PRICE   Shares         Price
-------------------------------------------------------------------------------------
Balance at beginning of year             440,819   $7.50-11.10  333,305  $7.50 - 9.00
Granted                                  141,952  11.10-19.875  108,702         11.10
Exercised                                 65,970   7.50 - 9.00        0            --
Forfeited                                  6,907    9.00-11.10    1,188          9.00
                                         -------                -------
Outstanding at end of year               509,894  $7.50-19.875  440,819   $7.50-11.10
                                         -------                -------
Options exercisable at year-end          218,879   $7.50-11.10  161,510  $7.50 - 9.00
Weighted-average fair value of options
granted during the year                                  $4.65                 $ 2.68


13 | EMPLOYEE BENEFIT PLANS

The Company maintains an employee stock ownership plan ("ESOP") covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $142,000, $114,000 and $104,000 for 1997, 1996 and 1995, respectively. As of December 31, 1997 and 1996, the ESOP owned 421,025 and 421,017 shares of the Company's Common Stock, respectively.

A 401(k) plan was adopted by the Company in 1994. The Company does not make any contributions to this plan. The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees' remaining active service periods. The total expense related to these plans was $39,000, $33,000 and $24,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company provides no material post-retirement benefits.

14 | REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject. The Company and significant subsidiaries actual capital amounts and ratios are also presented in the following table.

                                                                                            TO BE WELL CAPITALIZED
                                                                        MINIMUM FOR CAPITAL UNDER PROMPT CORRECTIVE
                                                       ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS
                                              ---------------------------------------------------------------------
(in thousands)                                   AMOUNT       RATIO       AMOUNT    RATIO       AMOUNT       RATIO
-------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated                                     $32,408       15.6%     $16,602      8.0%     $20,752        10.0%
Mahaska State Bank                                16,084       12.2       10,541      8.0       13,176        10.0
Central Valley Bank                                7,055       12.7        4,428      8.0        5,536        10.0
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated                                     $30,592       14.7%     $ 8,301      4.0%     $12,451         6.0%
Mahaska State Bank                                15,022       11.4        5,270      4.0        7,905         6.0
Central Valley Bank                                6,756       12.2        2,214      4.0        3,321         6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated                                     $30,592       12.3%     $ 7,768      3.0%     $12,447         5.0%
Mahaska State Bank                                15,022        9.4        4,785      3.0        7,975         5.0
Central Valley Bank                                6,756        9.2        2,199      3.0        3,665         5.0

As of December 31, 1996:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated                                     $28,939       17.1%     $13,512      8.0%     $16,890        10.0%
Mahaska State Bank                                14,644       13.0        9,039      8.0       11,298        10.0
Central Valley Bank                                5,625       14.3        3,143      8.0        3,929        10.0
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
Consolidated                                     $27,448       16.3%     $ 6,756      4.0%     $10,134         6.0%
Mahaska State Bank                                13,688       12.1        4,519      4.0        6,779         6.0
Central Valley Bank                                5,376       13.7        1,571      4.0        2,357         6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated                                     $27,448        2.1%     $ 6,800      3.0%     $11,333         5.0%
Mahaska State Bank                                13,688        9.0        4,552      3.0        7,587         5.0
Central Valley Bank                                5,376       10.1        1,603      3.0        2,672         5.0


15 | DIVIDEND RESTRICTIONS

The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiary in the form of dividends received. The bank subsidiaries are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the Mahaska State Bank to the Company at December 31, 1997 approximated $3,650,000.

16 | COMMITMENTS AND CONTINGENCIES

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of December 31, 1997, outstanding commitments to extend credit totaled approximately $15,597,000.

Commitments under standby letters of credit outstanding aggregated $2,213,000 and $809,000 as of December 31, 1997 and 1996, respectively. The Company does not anticipate any losses as a result of these transactions.

The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based on known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.


17 | MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY)

BALANCE SHEETS
DECEMBER 31 (In thousands)                                     1997       1996
------------------------------------------------------------------------------
ASSETS:
Cash on deposit at bank subsidiary                             $617        465
Cash at other institutions                                       19         29
                                                            -------    -------
  Cash and cash equivalents                                     636        494
Investment securities                                           299        299
Loans                                                         2,447        204
Loan pool participations                                      7,734     11,308
Investments in:
  Bank subsidiaries                                          32,782     25,713
  Bank-related subsidiary                                     5,059      4,945
Excess cost over net assets                                      83        146
Premises and equipment                                          733        640
Other assets                                                  1,182        678
                                                            -------    -------
  Total assets                                              $50,955     44,427
                                                            -------    -------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable                                               $14,050      9,900
Accrued expenses payable and other liabilities                  151        284
                                                            -------    -------
  Total liabilities                                          14,201     10,184
                                                            -------    -------

Shareholders' equity:
Common stock                                                 19,038     11,423
Capital surplus                                               7,734      7,787
Treasury stock at cost, 142,007 and 55,000 shares
  as of December 31, 1997 and 1996, respectively             (1,752)      (853)
Retained earnings                                            11,615     15,926
Unrealized gain (loss) on investments available for sale        119        (40)
                                                            -------    -------
  Total shareholders' equity                                 36,754     34,243
                                                            -------    -------
  Total liabilities and shareholders' equity                $50,955     44,427
                                                            -------    -------

17 | MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY) CONTINUED


STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31 (In thousands)                                  1997      1996     1995
----------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiaries                                        $  2,400     2,000    2,500
Interest income and discount on loan pool participations              2,713     3,498    3,038
Management, audit, and loan review fees                                 398       285      133
Other operating income                                                  146       247      231
                                                                   --------  --------  -------
  Total income                                                        5,657     6,030    5,902
                                                                   --------  --------  -------

EXPENSE:
Salaries and benefits expense                                         1,026       925      922
Interest on short-term borrowings                                       800       968      651
Other operating expense                                                 646       642      415
                                                                   --------  --------  -------
  Total expense                                                       2,472     2,535    1,988
                                                                   --------  --------  -------

Income before income tax expense and equity in undistributed
 earnings of subsidiaries                                             3,185     3,495    3,914
Income tax expense                                                      151       529      498
                                                                   --------  --------  -------
  Income before equity in undistributed earnings of subsidiaries      3,034     2,966    3,416
Equity in undistributed earnings of subsidiaries                      2,024     1,528      507
                                                                   --------  --------  -------
  Net income                                                       $  5,058     4,494    3,923
                                                                   --------  --------  -------

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31 (In thousands)                                  1997      1996     1995
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                         $  5,058     4,494    3,923
                                                                   --------  --------  -------
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Equity in undistributed earnings of subsidiaries                   (2,024)   (1,528)    (507)
  Depreciation and amortization                                         121       105       96
  Increase in other assets                                             (504)      (41)    (133)
  (Decrease)increase in other liabilities                              (133)      238      (52)
                                                                   --------  --------  -------
    Total adjustments                                                (2,540)   (1,226)    (596)
                                                                   --------  --------  -------
    Net cash provided by operating activities                         2,518     3,268    3,327
                                                                   --------  --------  -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities                                       --      (149)      --
Purchases of loan pool participations                                (2,091)   (1,033)  (9,866)
Principal recovery on loan pool participations                        5,665     7,590    5,942
Net (increase) decrease in loans                                     (2,243)    2,655   (2,321)
Purchases of premises and equipment                                    (151)      (55)     (34)
Investments in subsidiaries                                          (5,000)  (10,000)      --
                                                                   --------  --------  -------
    Net cash used in investing activities                            (3,820)     (992)  (6,279)
                                                                   --------  --------  -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on note payable                                              6,550     7,800    7,500
Principal payments on notes payable                                  (2,400)   (7,900)  (2,500)
Dividends paid                                                       (1,753)   (1,638)  (1,503)
Purchases of treasury stock                                          (1,682)     (622)    (231)
Proceeds from stock issued                                              729        --       --
                                                                   --------  --------  -------
    Net cash provided by (used in) financing activities               1,444    (2,360)   3,266
                                                                   --------  --------  -------
    Net increase (decrease) in cash and cash equivalents                142       (84)     314
Cash and cash equivalents at beginning of year                          494       578      264
                                                                   --------  --------  -------
Cash and cash equivalents at end of year                           $    636       494      578
                                                                   --------  --------  -------

INDEPENDENT AUDITOR'S REPORT

THE BOARD OF DIRECTORS
MAHASKA INVESTMENT COMPANY:

We have audited the accompanying consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsiblity is to express an opinion on the consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mahaska Investment Company and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP

February 13, 1998
Des Moines, Iowa

Stock Information

Mahaska Investment Companyis Common Stock trades on The Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 237 shareholders of record on December 31, 1997, and an estimated 700 additional beneficial holders whose stock was held in street name by brokerage houses.

The following table sets forth the quarterly high and low sales per share for the Companyis stock during 1997 and 1996.


1997 Quarter Ended*             High      Low
March 31                        $14.41    11.10
June 30                          16.81    13.96
September 30                     19.51    15.76
December 31                      21.00    18.01

1996 Quarter Ended*             High      Low
March 31                        $9.45     8.85
June 30                          9.45     8.85
September 30                    11.71     9.00
December 31                     11.86     11.10



The Company has declared per share cash dividends* with respect to its Common Stock as follows:

*Restated to reflect the five-for-three stock split effected in the form of a dividend in November 1997.

                      1st Quarter       2nd Quarter      3rd Quarter       4th Quarter
1997                  $.12              $.12             $.12              $.12
1996                   .1095             .1095            .1095             .1095
1995                   .099              .099             .099              .099


Nasdaq symbol: OSKY
Wall Street Journal
     and other newspapers: MahaskaInv

Market Makers:
Howe Barnes Investments, Inc.
Herzog, Heine, Geduld, Inc.
Principal Financial Securities, Inc.

Form 10-k
Copies of Mahaska Investment Companyis Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Baack, Secretary/Treasurer, at the corporate headquarters.

Corporate Headquarters
222 First Avenue East
P.O. Box 1104
Oskaloosa, IA 52577
515-673-8448

Annual Shareholdersi Meeting
April 30, 1998, 10:30 a.m.
Elmhurst Country Club
2214 South 11th Street
Oskaloosa, IA 52577

Internet
www.mahaskainv.com

Transfer Agent/Registrar/
Dividend Disbursing Agent
Illinois Stock Transfer Company
223 West Jackson Boulevard, Suite 1210
Chicago, IL 60606

Independent Auditor
KPMG Peat Marwick LLP
2500 Ruan Center
Des Moines, IA 50309

Annual Report Design
Designgroup, Inc., Des Moines, IA
Photography: Studio AU, Des Moines, IA