Form 10-K, Exhibit 13
period 1998-12-31
MAHASKA INVESTMENT CO
filed 1999-03-30
CIK 741390

                                                                      EXHIBIT 13








                           MAHASKA INVESTMENT COMPANY

                                     [LOGO]

MAHASKA INVESTMENT COMPANY

                               1998 ANNUAL REPORT






                                                                          [LOGO]

Mahaska Investment Company
                             Fundamentals of Success

At Mahaska Investment Company, our growth and above-average earnings can be attributed to four major principles:

We build on our Iowa roots, we respond to our markets with individual solutions, we strengthen our company and community through teamwork, and we foster relationships with our customers face to face. Adherence to these fundamentals resulted in significant loan growth and overall increases in assets in 1998.


FINANCIAL HIGHLIGHTS 1
MESSAGE TO SHAREHOLDERS 2
COMPANY PHILOSOPHY 4
CONTENTS MANAGEMENT'S DISCUSSION AND ANALYSIS 12
CONSOLIDATED FINANCIAL STATEMENTS 20
INDEPENDENT AUDITORS' REPORT 40
BOARD OF DIRECTORS 42 STOCK
INFORMATION 43

                                                      MAHASKA INVESTMENT COMPANY


Financial Highlights

YEAR ENDED DECEMBER 31 (In thousands, except per share data)       1998     1997    1996    1995    1994
---------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME DATA:
Interest income excluding loan pool participations              $ 17,996   15,483  13,532  10,463   8,500
Interest and discount on loan pool participations                  7,970    8,474   9,097   7,864   4,479
Total interest income                                             25,966   23,957  22,629  18,327  12,979
Total interest expense                                            10,490    9,312   8,531   7,100   4,676
Net interest income                                               15,476   14,645  14,098  11,227   8,303
Provision for loan losses                                          1,179      417     987     168     183
Other income                                                       1,857    1,739   1,506   1,301   1,457
Total other operating expenses                                     8,948    8,315   7,738   6,450   5,452
Income before income tax                                           7,206    7,652   6,879   5,910   4,125
Income tax expense                                                 2,583    2,594   2,385   1,987   1,345
Net income                                                      $  4,623    5,058   4,494   3,923   2,780
---------------------------------------------------------------------------------------------------------

PER SHARE DATA:
Net income - basic                                              $   1.26     1.38    1.20    1.03     .99
Net income - diluted                                                1.20     1.33    1.19    1.03     .99
Cash dividends declared                                              .56      .48     .44     .40     .36
Book value                                                         10.51    10.03    9.22    8.49    7.82
Tangible book value                                                 8.99     8.35    7.39    7.34    6.56

SELECTED FINANCIAL RATIOS:
Net income to average assets                                        1.65%    1.98%   1.93%   2.04%   1.68%
Net income to average equity                                       12.16%   14.47%  13.52%  12.67%  12.45%
Dividend payout ratio                                              44.44%   34.78%  36.50%  38.45%  36.27%
Average equity to average assets                                   13.54%   13.69%  14.31%  16.09%  13.46%
Tier 1 capital to risk weighted assets at end of period            14.02%   14.74%  16.25%  19.84%  19.92%
Net interest margin                                                 6.04%    6.31%   6.69%   6.48%   5.58%
Gross revenue of loan pools to total gross revenue                 28.64%   32.98%  37.69%  40.06%  31.03%
Interest and discount income of loan pools
  to total interest income                                         30.69%   35.37%  40.20%  42.91%  34.51%
Allowance for loan losses to total loans                            1.32%    1.26%   1.27%   1.17%   1.19%
Nonperforming loans to total loans                                  0.85%    1.28%   1.79%   0.81%   0.79%
Net loans charged off to average loans                              0.52%    0.07%   0.63%   0.06%   0.20%


DECEMBER 31 (In thousands)                                         1998     1997    1996    1995    1994
---------------------------------------------------------------------------------------------------------

SELECTED BALANCE SHEET DATA:
Total assets                                                    $298,389  274,873 251,851 205,162 186,818
Total loans net of unearned discount                             165,427  144,333 117,416  85,882  74,015
Total loan pool participations                                    54,510   54,326  50,687  45,318  46,852
Allowance for loan losses                                          2,177    1,816   1,491   1,001     881
Total deposits                                                   232,733  215,308 206,952 161,505 146,476
Total shareholders' equity                                        38,232   36,754  34,243  32,106  29,780

2/3   MESSAGE TO SHAREHOLDERS

Throughout 1998, Mahaska Investment Company's subsidiaries made significant contributions to asset growth. Mahaska State Bank's loan volumes continued to grow, while Central Valley Bank enjoyed a substantial increase in both total loans and deposits. We were also pleased to see loans and deposits grow steadily at the newly-chartered Pella State Bank.
     Concerns about the Asian economy put downward pressure on the stock prices of large and small banks throughout the United States. The Company, like other financial institutions in the Midwest, faced additional pressures when hog and grain prices fell to historic lows.
     Mahaska Investment Company stock began the year at a price of $19 7/8, rose to a high of $23 5/8 in mid-March, then closed at $16 7/8 on December 31, 1998. This rise and subsequent decline in the stock price generally paralleled the movement of the NASDAQ Combined Bank Stock Index, which also experienced a 15 percent net decline from the beginning of the year through the end of December.
     Although lower interest rates helped the overall economy maintain momentum, the Company, like many financial institutions nationwide, experienced a squeeze on net interest margins as loan and investment rates moved downward faster than interest rates paid on deposits.
     Earnings in the first quarter of 1998 set a new record. Second-quarter earnings were 12 percent higher than for the same period in 1997. Third- and fourth-quarter earnings, however, were lower than expected due to increased loan loss provision expense and reduced loan pool income. Although earnings for the year were lower, the Company remained profitable in comparison to its peers.
     We realize that some of the economic uneasiness that contributed to a mixed year in 1998 will remain with us as we enter 1999. As the world economy becomes increasingly integrated, the ramifications of events in other parts of the globe will trigger more volatility in our local economies.
     We will continue to watch the farm economy carefully, but we are cautiously optimistic. In general, today's farm customers are better able to weather economic downturns than were farmers in the 1980s. Farmers now tend to be better financial managers and more savvy marketers. They enjoy a stronger financial position, due in part to lower interest rates and more realistic land prices than were present during the 1980s farm crisis.
     In February 1999, the Company announced important news--the signing of a merger agreement with Midwest Bancshares, Inc. of Burlington, Iowa. Midwest Bancshares, Inc. is the parent of Midwest Federal Savings and Loan Association of Eastern Iowa. It is anticipated that the merger will be completed in the third quarter of 1999. This merger will add approximately $163 million in assets and $106 million in deposits to Mahaska Investment Company.
     Looking forward to the remainder of 1999, we continue to make progress toward Year 2000 readiness. We are excited about possible new acquisitions and increased contributions from our subsidiaries. Mahaska Investment Company anticipates continued growth and profitability during the coming year, resulting in increased value to our shareholders.
     Thank you for your continued support and confidence.


1998 MESSAGE TO SHAREHOLDERS

MAHASKA INVESTMENT COMPANY





                                    [PHOTO]




    Charles S. Howard            David A. Meinert            R. Spencer Howard
    Charles S. Howard            David A. Meinert            R. Spencer Howard
    Chairman                     Executive Vice              Vice President
    President & CEO              President & CFO             Corporate Planning

4/5   COMPANY PHILOSOPHY



The Iowa landscape is a testament to hard work. In the six southeast Iowa communities we serve--Fairfield, North English, Oskaloosa, Ottumwa, Pella, and Sigourney--you can see it in the rows of corn and soybeans, in the small businesses and industrial buildings, and in the busy main streets. In an environment ripe for growth, Mahaska Investment Company has put down deep roots.
         A strong staff and good relationships with our customers allow the Company to grow, even in uncertain economic times. In the past year, for example, our subsidiaries continued to thrive despite uneasiness in the Midwestern economy.
         While the national economy remains strong, Iowa was impacted by falling commodity prices, which put new pressures on the many agricultural customers we serve. The impact of this situation on Mahaska Investment Company will be minimized for two reasons.

         First, both our subsidiaries and our customers have learned to effectively weather changes in the agricultural climate. Since the farm crisis of the 1980s, we have become better lenders, developing greater expertise and understanding of the business of farming. Our customers, too, have become better business managers and are in a stronger financial position.
         Second, we have a more diverse loan portfolio than ever before. We now serve more markets and have a broader mix of real estate and commercial loans than in the 1980s. This diversity will lessen the impact of downturns in any one segment of the economy.
         All in all, our continued success is indicated by this fact: In 1998, U.S. Banker magazine ranked Mahaska Investment Company as the 16th best community bank holding company in the country, based on leverage ratio, nonperforming assets ratio, return on average assets, return on average equity, and efficiency ratio. We were the only Iowa company in the top 100, demonstrating our commitment to hard work and consistent growth.


THE DEEPER THE ROOTS, THE STRONGER THE GROWTH.

In 1998, U.S. Banker magazine ranked Mahaska Investment Company as the 16th best community bank holding company in the country.

                                            [LOGO]    MAHASKA INVESTMENT COMPANY



                                    [PHOTO]

6/7 COMPANY PHILOSOPHY


                                    [PHOTO]

                                            [LOGO]    MAHASKA INVESTMENT COMPANY


EVERY COMMUNITY IS DIFFERENT, AND SO IS EVERY BANK.


There's a management philosophy that says, "Hire good people, then let them do their jobs." We take that principle a step further with this fundamental imperative: Launch strong community banks, then let them grow and prosper.
     Although part of a larger organization, our subsidiaries are closer in character to independent, home-owned community banks than to institutions operated by multi-bank holding companies. Each Mahaska Investment Company subsidiary has its own distinct "personality," shaped by its customers and community.
         For example, each of our six southeast Iowa markets has its own economic base--its own mix of small business, industry, and agriculture. To respond best to these individual needs, our banks work with their customers in unique partnerships. For instance, each bank sets its own deposit and loan rates and its own service charge schedule based on its market.
         On-Site Credit Services, a subsidiary of Mahaska Investment Company, offers a complete range of financing to small- and medium-sized businesses. Designed to help start-up enterprises, it's more than just financing or working capital--it's a program that offers individual solutions for individual needs.
         To reinforce the independent nature of our community banks, we strive for local representation on our boards of directors, and our bank presidents and managers make their own decisions about their bank's operations--from loan approvals to staffing needs.
         This local autonomy and responsiveness to market conditions has helped our subsidiaries establish themselves as customer-focused institutions. Whether we're helping people turn dreams into reality or making loans to established businesses, we're there to help, one person and one company at a time.

         Although part of a larger organization, our subsidiaries are closer in character to independent, home-owned community banks than to institutions operated by multi-bank holding companies. Each Mahaska Investment Company subsidiary has its own distinct "personality," shaped by its customers and community.


                                     [LOGO]

8/9   COMPANY PHILOSOPHY

While our subsidiaries operate independently in their markets, Mahaska Investment Company provides a framework that keeps all our subsidiaries and employees focused on our common goal: to provide value to our shareholders, customers, and communities. The Company actively fosters team-building within the organization and with our customers in many ways.
         - Our management style. While we give our subsidiaries freedom to make decisions in their communities, our bank presidents and senior managers meet regularly with each other and Company personnel to share information and concerns. During these sessions, managers develop solutions to common problems, identify issues that call for cooperative efforts throughout the Company, and discuss ideas that increase responsiveness to customer needs.
         - Internal support. Our subsidiaries are backed by the strength of the holding company. This gives them flexibility and resources that their competitors may not enjoy, such as larger lines of credit and the ability to offer a broader range of services.
         - Employee Stock Ownership Plan. Through the Company's ESOP, our employees hold 11 percent of our stock, the largest block of shares held by any one group of investors. Because all employees have a financial stake in the Company, they have an extra incentive to provide a strong return to shareholders.
         - Employee incentive program. Our employees participate in an incentive compensation plan that's based on performance. Therefore, our employees have a vested interest in contributing to customer satisfaction and Company success. Performance is measured by growth, profitability, productivity and loan quality.
         - Shared vision. The Company and its subsidiaries share a common philosophy and principles of business. As a result, all of our banks work together toward the same goals. And as our team continues to grow, our members will share the same underlying philosophy of exceptional service.



WORKING TOGETHER HELPS EVERYONE WORK SMARTER.


While our subsidiaries operate independently in their markets, Mahaska Investment Company provides a framework that keeps all our subsidiaries and employees focused on our common goal: to provide value to our shareholders, customers, and communities.

                                               [LOGO] MAHASKA INVESTMENT COMPANY



                                    [PHOTO]

10/11 COMPANY PHILOSOPHY



                                    [PHOTO]

                                               [LOGO] MAHASKA INVESTMENT COMPANY

One of the most important elements of Mahaska Investment Company's success is a commitment to our customers and communities. Company employees demonstrate this commitment every day.
     - We understand our customers and their needs. For example, several of our loan officers are farmers, too. Their intimate knowledge of agriculture and its day-to-day challenges enables them to make knowledgeable decisions and offer their customers valuable advice.
     - We look for ways to build partnerships with our customers and to give them added value. We work with our customers to provide products and services that are tailored to meet their individual needs. Last year, in cooperation with a local CPA firm and local Chambers of Commerce, we presented seminars in three communities to help small business customers understand and prepare for the Year 2000 issue.
     - We're involved in the communities we serve. By taking an active role in community affairs, our employees foster personal relationships with their neighbors and stay in touch with their markets. In addition, our subsidiaries provide financial support to civic and charitable groups and activities, and our employees volunteer hundreds of hours to worthy causes.
     Ultimately, these contacts provide our directors and officers with the information and insight to make good business decisions. By meeting our customers face to face, we build the mutual trust and reputation for service that are hallmarks of our success.


MEETING FACE TO FACE HELPS IN SEEING EYE TO EYE.

Our employees stay in touch with their markets by taking an active role in community affairs. These contacts provide our directors and officers with the information and insight needed to make good business decisions and develop strong relationships.

12/13   MANAGEMENT'S DISCUSSION & ANALYSIS

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- FISCAL YEAR 1998
The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operation of Mahaska Investment Company and subsidiaries (the "Company") for the periods indicated. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements.

OVERVIEW
The Company's principal business is conducted by its subsidiary banks and consists of full service community-based commercial and retail banking. Additionally, the Company derives a substantial portion of its operating revenue from its investments in pools of performing and nonperforming loans referred to as loan pool participations. The Company also operates a commercial finance subsidiary which provides services to small business organizations. The profitability of the Company depends primarily on its net interest income, provision for loan losses, other income, and operating expense.

Net interest income is the difference between total interest income and total interest expense. Interest income is earned by the Company on its loans made to customers, the investment securities it holds in its portfolio, and the interest and discount recovery generated from its loan pool participations. The interest expense incurred by the Company results from the interest paid on customer deposits and borrowed funds. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in market interest rates. The provision for loan losses reflects the cost of credit risk in the Company's loan portfolio and is dependent on increases in the loan portfolio and management's assessment of the collectibility of the loan portfolio under current economic conditions. Other income consists of service charges on deposit accounts, fees received for outside data processing services provided, other fees and commissions, and security gains. Operating expenses include salaries and employee benefits, occupancy and equipment expenses, and other noninterest expenses. These operating expenses are significantly influenced by the growth of operations, with additional employees necessary to staff new banking centers.

PERFORMANCE SUMMARY
The Company recorded net income of $4,623,000, or $1.26 per share - basic ($1.20
- diluted), for the year ended December 31, 1998, which is a decrease of 8.6 percent compared with the net income of $5,058,000, or $1.38 per share - basic ($1.33 - diluted), earned in 1997. A significant increase in the amount of the provision for loan losses occurred in 1998 which contributed to the decrease in net income for the year in comparison with 1997. The net income for 1997 increased 12.6 percent from the $4,494,000, or $1.20 per share - basic ($1.19 - diluted), earned in 1996.

Total assets of the Company grew 8.6 percent to a year-end 1998 level of $298,389,000. Deposits increased 8.1 percent to $232,733,000 as of December 31, 1998, while the Company's total loans outstanding grew 14.6 percent to $165,427,000. Loan pool participation investments as of December 31, 1998, totaled $54,510,000.

Return on average assets is a measure of profitability that indicates how efficiently a financial institution utilizes its assets. It is calculated by dividing net income by average total assets. The Company's return on average assets was 1.65 percent in 1998, 1.98 percent in 1997, and 1.93 percent in 1996. Return on average equity indicates what the Company earned on its shareholders' investment and is calculated by dividing net income by average total shareholders' equity. The return on average equity for the Company was 12.16 percent in 1998 compared with 14.47 percent in 1997, and 13.52 percent in 1996.

                                               [LOGO] MAHASKA INVESTMENT COMPANY

RESULTS OF OPERATIONS -- 1998 COMPARED TO 1997
NET INTEREST INCOME

Net interest income for the year 1998 increased $831,000, or 5.7 percent, to $15,476,000 compared with $14,645,000 in 1997. Total interest income on earning assets increased $2,009,000 in 1998 from 1997. Interest and fees on loans increased $2,733,000, or 22.2 percent, in 1998. The growth in the Company's average loan volumes of $26,631,000, or 20.3 percent, in 1998 contributed significantly to the overall increase in interest income. Interest income and discount recovery on loan pool participations declined $504,000, or 6.0 percent, in 1998 compared with 1997. The amount of interest income earned on investment securities decreased $444,000, or 15.0 percent, in 1998 as proceeds from maturing securities were utilized to fund loan growth. The Company's total interest expense increased $1,178,000, or 12.7 percent, in 1998 from 1997. This increase was mainly attributable to the overall growth in deposits and borrowed funds in 1998. Average deposits increased $13,792,000, or 6.7 percent, in 1998 while average borrowed funds were up $8,283,000, or 68.5 percent. The Company's net interest margin on a tax-equivalent basis declined to 6.04 percent in 1998 compared with 6.31 percent in 1997, mainly as a result of the lower income recognized on loan pool participations. Net interest margin is a measurement of the net return on interest-earning assets and is computed by dividing net interest income by the average of total interest-earning assets.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan loss expense of $1,179,000 in 1998 compared to $417,000 in 1997. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, and industry trends. The substantial increase in the loss provision recorded in 1998 reflects an increase in the net loan charge-offs experienced by the Company in 1998, growth in the Company's loan portfolio throughout the year, and general uncertainties in the local and national economy.

OTHER INCOME

Noninterest income increased $118,000, or 6.7 percent, in 1998 over the amount earned in 1997. Most of this increase was the result of higher service charges and overdraft fees collected on deposit accounts. In 1998, data processing income earned from nonaffiliated banks declined $15,000, or 7.1 percent, compared with 1997. During 1998, the Company recognized $58,000 in gains on the sale of investment securities classified as available for sale. These securities were sold to satisfy liquidity needs.

OTHER EXPENSE

The Company's other expense increased $633,000, or 7.6 percent, for the year 1998 in comparison to 1997. The salary and benefits, net occupancy, and other operating expense categories all increased in some measure due to the opening of Pella State Bank in December 1997. Additional staffing at On-Site Credit Services also increased the amount of salaries and benefits expense. During the first quarter of 1998, the Company's new mainframe computer was placed in service which increased net occupancy expense by $74,000 in comparison to 1997 as additional depreciation expense was recorded.

INCOME TAX EXPENSE

Income tax expense declined $11,000, or 0.4 percent, in 1998 compared with 1997. The Company's consolidated income tax rate varies from the statutory rates mainly due to tax-exempt interest income. The effective income tax rate as a percent of income before taxes was 35.9 percent in 1998 compared with 33.9 percent for 1997.



                    RETURN ON AVERAGE ASSETS          TOTAL ASSETS
                                                     (In thousands)
'94                         1.68%                    $     186,818
'95                         2.04                           205,162
'96                         1.93                           251,851
'97                         1.98                           274,873
'98                         1.65                           298,389

14/15  MANAGEMENT'S DISCUSSION & ANALYSIS

RESULTS OF OPERATIONS -- 1997 COMPARED TO 1996
NET INTEREST INCOME

The Company's net interest income increased $547,000 in 1997 compared with 1996. A $1,328,000 increase in total 1997 interest income was partially offset by a $781,000 increase in overall interest expense. The interest income earned on loans rose by $2,090,000 in 1997 mainly as a result of the growth in loan volumes the Com-pany experienced during the year. The $623,000 decrease in interest income and discount on loan pool participations reduced the overall growth in interest income for the year. Interest income on investment securities decreased $17,000 as the average volume of securities held by the Company declined slightly. During 1997, the Company maintained a lower balance in interest-bearing deposits at other banks which resulted in a decrease of $158,000 in interest income from these accounts. Interest expense on deposits increased $863,000 primarily due to the higher average volume of customer deposits at the Company's subsidiary banks. The interest incurred on notes payable in 1997 decreased $204,000 compared with 1996 primarily due to lower interest rates. The Company's net interest margin on a tax-equivalent basis declined to 6.31 percent for 1997 compared with 6.69 percent in 1996 mainly as a result of the lower income recognized on loan pool participations.

PROVISION FOR LOAN LOSSES

The 1997 provision for loan losses of $417,000 decreased by $570,000 in comparison to the provision of $987,000 recorded in 1996. The substantial reduction in 1997 compared with 1996 reflected improvements in the Company's problem loans and lower loan charge-offs in 1997.

OTHER INCOME

In 1997, noninterest income increased $233,000, or 15.5 percent, over the amount earned in 1996. Most of this increase was the result of higher service charges and overdraft fees collected on deposit accounts. Data processing income received in 1997 from nonaffiliated banks declined 5.2 percent compared with 1996.

OTHER EXPENSE

The Company's operating expenses increased $577,000, or 7.5 percent, for the year 1997 compared with 1996. The amounts of salary and benefits, net occupancy, other operating, and goodwill amortization expense for 1997 all reflected a full twelve months of the operation of a new branch of Central Valley Bank whereas 1996 only reflected expenses for six months of operations of the branch. Additionally, the Company incurred expenses related to the new Pella State Bank in late 1997 that it did not incur in 1996. Higher staffing levels in general and increased payouts as a result of the Company's incentive compensation program also increased salaries and benefit expense in 1997 compared with 1996.

INCOME TAX EXPENSE

Income tax expense increased $209,000, or 8.8 percent, in 1997 compared with 1996 primarily due to the overall increase in pre-tax earnings generated by the Company. The effective income tax rate as a percent of income before taxes was
33.9 percent in 1997 compared with 34.7 percent in 1996.

ANALYSIS OF FINANCIAL CONDITION
LOANS

The Company continued to focus on the growth of its loan portfolio in 1998. Its portfolio largely reflects the profile of the communities in which it operates. Total loans as of December 31, 1998, were $165,427,000, which is an increase of $21,094,000, or 14.6 percent, from 1997. Most of this growth was in the real estate and commercial loan categories. As of December 31, 1998, the Company's loan to deposit ratio was 71.1 percent, compared with 67.0 percent in 1997.




                 DIVIDENDS PER SHARE
'94                 $    .36
'95                      .40
'96                      .44
'97                      .48
'98                      .56

                                               [LOGO] MAHASKA INVESTMENT COMPANY


Agricultural loans totaled approximately $28,939,000 as of December 31, 1998, compared with $26,500,000 in 1997. In 1998, agricultural loans represented 17.5 percent of the Company's total loans compared with 18.4 per- cent in 1997. Concerns with the agricultural economy have caused management to require that subsidiary lending officers closely review all ag lines and identify those specific credits that would be more at risk in the event of continued deterioration in that sector of the economy. Contingency plans are being developed for those credits that will enable the lending officers to work with these borrowers in an effort to prevent or minimize any potential loss to the Company.

INVESTMENT IN LOAN POOLS

The Company invests in pools of performing and nonperforming loans categorized as loan pool participations. These loan pool participations are purchased at a discount from the aggregate outstanding principal amount of the underlying loans. Income is derived from this investment in the form of interest collected and the repayment of principal in excess of the purchase cost which is herein referred to as "discount."

The average loan pool participation investment for 1998 was $49,805,000 compared with an average for 1997 of $49,399,000. New loan pool participation investments made by the Company during 1998 totaled $25,710,000 compared with $25,589,000 purchased in 1997. As of December 31, 1998, the breakdown of the loan pool participation investment of $54,510,000 was $37,486,000 of performing loans and $17,024,000 of nonperforming loans. In comparison, the December 31, 1997, breakdown of the loan pool participation investment of $54,326,000 was $25,625,000 of performing loans and $28,701,000 of nonperforming loans. The change in the performing and nonperforming totals was due to principal collections and the acquisition in 1998 of higher-quality performing assets which were purchased at a lower discount from the stated principal balance. The lowered discount from par will result in a lower discount recovery and a subsequent reduction in the overall return on the investment. Throughout 1998, loan pool participation investments averaged 19.2 percent of earning assets while in 1997 they represented 21.0 percent of average earning assets. The yield on loan pool participation investments declined to 16.0 percent for 1998, compared with 17.2 percent in 1997. This was due in part to the higher quality assets being purchased which, when collected, resulted in a lower amount of discount recovery. The yield was also somewhat reduced by higher legal and other collection costs incurred by the servicer related to the collection of assets acquired in previous years.

INVESTMENT SECURITIES

The Company manages its investment portfolio to provide both a source of liquidity and earnings. Investment securities available for sale increased $6,427,000 at December 31, 1998, in comparison with 1997. Securities classified as held to maturity declined by $6,154,000 in 1998 as maturing investments were reinvested in the available for sale category. The Company did not increase its overall securities portfolio in 1998 given the low interest rate environment and the increased loan demand that it experienced.

DEPOSITS

Total deposits grew to $232,733,000 as of December 31, 1998, an increase of $17,425,000, or 8.1 percent, from 1997. Most of the growth was in certificate of deposit volumes which grew $13,947,000, or 13.7 percent, in 1998.

CAPITAL RESOURCES

As of December 31, 1998, total shareholders' equity was $38,232,000. Total equity increased $1,478,000 in 1998 primarily as a result of earnings retained by the Company. Total shareholders' equity as of December 31, 1997, was $36,754,000.

Shareholders' equity as a percentage of total assets was 12.8 percent on December 31, 1998, versus 13.4 percent on December 31, 1997. The decrease in the percentage of shareholders' equity to total assets reflects the increase in total assets in 1998. During 1998, the Company repurchased a total of 87,368 shares of its common stock to be used to satisfy the exercise of stock options granted to employees and directors of the Company. A total of 58,219 option shares were reissued from treasury stock throughout 1998, leaving 3,636,345 shares outstanding as of December 31, 1998.

The Company's risk-based Tier 1 core capital ratio was 14.0 percent as of December 31, 1998, and the total capital ratio was 14.9 percent. Risk-based capital guidelines require the classification of assets and some off-balance sheet

16/17 MANAGEMENT'S DISCUSSION & ANALYSIS

items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is the Company's total common shareholders' equity reduced by goodwill. Total capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 1997, the Company's Tier 1 capital ratio was 14.7 percent, and the total capital ratio was 15.6 percent. Although these ratios declined in 1998 from 1997 due to an increase in risk-based asset totals, they substantially exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for total capital. The Company's Tier 1 leverage ratio, which measures Tier 1 capital in relation to total assets, was 11.3 percent as of December 31, 1998, and 11.8 percent at December 31, 1997, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent.

As of December 31, 1998, the Company had borrowed $17,000,000 on a revolving line of credit from a major commercial bank to fund loan pool participation investments and to provide additional capital to Pella State Bank, Central Valley Bank, and On-Site Credit Services. The Company entered into this revolving line of credit agreement on January 31, 1996, with an amendment to the agreement as of December 29, 1998. The agreement provides for a maximum line of $20,000,000 and matures on June 30, 1999. Additionally, as of December 31, 1998, the Company's subsidiaries had borrowed $7.6 million in fixed-rate advances from the Federal Home Loan Bank of Des Moines. The Company had no material commitments for capital expenditures as of December 31, 1998. The Company's common stock closed the year at a bid price of $16.875 per share, representing
1.61 times the book value per share of $10.51 on December 31, 1998. Tangible book value per share was $8.99 on December 31, 1998, compared with $8.35 in 1997. The year-end stock price represented a price-to-1998 basic earnings per share multiple of 13.4 times.

LIQUIDITY

Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by the Company on both a daily and long-term basis. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities, and other investment securities.

Liquid assets (including cash and federal funds sold) are maintained to meet customer needs. The Company had liquid assets of $22,121,000 as of December 31, 1998, compared with $19,195,000 as of December 31, 1997. Investment securities classified as available for sale and securities and loans maturing within one year totaled $102,772,000 and $98,248,000 as of December 31, 1998 and 1997,
respectively. Assets maturing within one year combined with liquid assets on December 31, 1998, were 53.7 percent and on December 31, 1997, were 47.4 percent of total deposits as of the same dates.

The Company's principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, principal recoveries on loan pool participations, proceeds from the maturity and sale of investment securities, its commercial bank line of credit, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. Principal recoveries on loan pool participations are also influenced by economic conditions and, to a lesser extent, the interest rate environment. The Company utilizes particular sources of funds based on comparative costs and availability. This includes fixed-rate advances from the Federal Home Loan Bank which were obtained at a more favorable cost than deposits. The Company generally manages the pricing of its deposits to maintain a steady deposit base, but has from time to time decided not to pay rates on deposits as high as its competition.

Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $6,589,000 in 1998, $6,017,000 in 1997, and $7,137,000 in 1996. This trend of strong cash from operations is expected to continue into the foreseeable future.



                 BOOK VALUE PER SHARE
'94                  $     7.82
'95                        8.49
'96                        9.22
'97                       10.03
'98                       10.51

                                               [LOGO] MAHASKA INVESTMENT COMPANY


The Company anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 1998, the Company had outstanding commitments to originate loans of $18,755,000 and had no commitments to sell loans. Certificates of deposit maturing in one year or less totaled $78,558,000 as of December 31, 1998. Management believes that a significant portion of these deposits will remain with the Company.

The Company continues to seek acquisition opportunities that would strengthen its presence in current and new market areas. On February 2, 1999, the Company entered into a definitive agreement to acquire all the outstanding shares of Midwest Bancshares, Inc. in a tax-free one-for-one exchange of Company shares. It is intended that the transaction will be accounted for as a pooling of interests and is expected to be consummated sometime in the third quarter of 1999, subject to shareholder and regulatory approvals. There are currently no other pending acquisitions that would require the Company to secure capital from public or private markets.

ASSET-LIABILITY MANAGEMENT

The Company's strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by subsidiary banks' asset-liability committees which take action based upon their analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

As of December 31, 1998, the Company's gap ratios for assets and liabilities repricing within three months and within one year were .69 and .72, respectively, meaning more liabilities than assets are scheduled to reprice within these periods. This situation suggests that a decrease in market interest rates may benefit net interest income and that an increase in interest rates may negatively impact the Company. The gap position is largely the result of classifying interest-bearing NOW accounts, money market accounts, and savings accounts as immediately repriceable and the classification of loan pool participations as repricing over a three-year period based on the historical average for return of loan pool participations.

MARKET RISK MANAGEMENT

Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk results from changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in 1998 changed when compared to 1997.

The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of the Company's deposits, and the rates and volumes of the Company's loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents the Company's projected changes in net interest income for the various rate shock levels at December 31, 1998.

                                                          $ CHANGE      % CHANGE
--------------------------------------------------------------------------------
     +300 bp...........................................  $(468,000)        -3%
     +200 bp...........................................   (326,000)        -2
     +100 bp...........................................   (179,000)        -1
     Base..............................................          0          0
     -100 bp...........................................    170,000         +1
     -200 bp...........................................    275,000         +2
     -300 bp...........................................    424,000         +3

18/19  MANAGEMENT'S DISCUSSION & ANALYSIS

As shown on the preceding table, at December 31, 1998, the effect of an immediate and sustained 300 basis point increase in interest rates would reduce the Company's net interest income by 3 percent, or approximately $468,000. The effect of an immediate and sustained 300 basis point decrease in rates would increase the Company's net interest income by 3 percent, or approximately $424,000.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline significantly.


LOAN QUALITY

Total loans increased 14.6 percent during 1998 to a year-end total of $165,427,000. The $21,094,000 increase in loans from 1997 was mainly in the real estate and commercial loan categories.

Nonperforming assets as of December 31, 1998, totaled $1,400,000. As of December 31, 1997, nonperforming loans totaled $1,848,000. The ratio of nonperforming loans to total loans was .85 percent for year-end 1998 and was 1.28 percent for year-end 1997.

The allowance for loan losses was $2,177,000 as of December 31, 1998, and $1,816,000 as of year-end 1997. The allowance represented 1.32 percent of total loans at December 31, 1998, and 1.26 percent of loans on December 31, 1997. The allowance as a percentage of nonperforming assets was 155.5 percent on December 31, 1998, and was 98.2 percent as of year-end 1997. Net loan charge-offs for 1998 totaled $818,000, or .52 percent of average loans, compared with 1997 net charge-offs of $92,000, or .07 percent of average loans. Much of the net loan charge-off experienced in 1998 was attributable to three separate lines of credit. Two of these lines were commercial loans that experienced financial difficulties during the year. The other significant charge-off was a factoring account that had been in litigation for an extended period of time. Although management believes that the present level of the allowance for loan losses is an adequate assessment of the risk inherent in the loan portfolio, there can be no assurance that significant provisions for losses will not be required in the future based on factors such as loan portfolio growth, deterioration of market conditions, major changes in borrowers' financial conditions, delinquencies, and defaults. Future provisions will continue to be determined in relation to overall asset quality as well as other factors mentioned previously.

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

During 1998, the national inflation rate remained historically low. Interest rates continued to decline throughout the year. Management of the Company believes that the 1999 rate of inflation will remain consistent with 1998 and that interest rates in 1999 will hold relatively stable. Given the Company's negative gap position (greater amount of interest-bearing liabilities repricing than interest-earning assets), a decrease in interest rates may improve the Company's net interest margin through the year 1999. Conversely, if interest rates do increase, the Company's net interest margin may deteriorate. Management continues to focus on improving the net interest margin in 1999.




                           INTEREST AND DISCOUNT ON LOAN
                                 POOL PARTICIPATIONS
                                   (In thousands)
'94                                $   4,479
'95                                    7,864
'96                                    9,097
'97                                    8,474
'98                                    7,970

                                               [LOGO] MAHASKA INVESTMENT COMPANY

Concerns with the uncertainty in the economy in general and the agricultural economy in particular will continue in 1999. Management will continually evaluate the situation. As a result of these uncertainties or due to adverse developments in the agricultural economy or other industries, it is conceivable that additional loan loss provisions could be necessary in 1999.

Management anticipates that in 1999 they will continue to explore opportunities to acquire additional loan pool participation investments. Bids on pool participations during the year will take into account the availability of funds to invest, the market for such pools in terms of price and availability, and the potential return on the pools relative to risk.

YEAR 2000 COMPLIANCE

A critical issue has emerged in the banking industry and for the economy overall regarding how existing computer application software programs, operating systems, and hardware can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two-digit date position which represents the year (e.g., "98" is stored on the system and represents the year 1998). As a result, the year 1999 (i.e., "99") could be the maximum date value these systems will be able to accurately process. This issue is an area of major emphasis as management is actively working with its software and hardware vendors to assure that the Company is compliant. Additionally, the Company is working with material non-information system providers, including but not limited to security, telephone, utilities, ATM cards, elevators, heating and cooling systems, check clearing services, teller machines, and proof equipment to determine their Year 2000 compliance. An assessment of the readiness of vendors, significant customers, and other third parties with which the Company does business is also underway.

The Company could be faced with severe consequences if Year 2000 issues are not identified and resolved in a timely manner. A worst-case scenario would result in the short-term inability to update customer financial records due to unforeseen processing issues. This would result in customers being unable to receive timely information regarding their account balances. In addition, a worst-case scenario for the Company is that major suppliers of electricity, communication links, and outside data processing services may fail in spite of their best efforts to remediate their systems and in spite of our best efforts to test their systems. The major risk as a result of these possibilities would be a loss of customer confidence.

The Company has established Year 2000 Committees and Plans at its bank and thrift subsidiaries, and formal project plans have been developed and adopted. Testing and contingency plans have also been developed and adopted by the Company's subsidiaries. Required testing procedures were completed prior to December 31, 1998. Additional testing will continue in 1999 whenever new or updated software is installed. In 1997, the Company purchased a new mainframe computer system that is Year 2000 compliant at a cost of $430,000. This computer system became fully operational in the first quarter of 1998 with the equipment cost being depreciated over a five-year period beginning in 1998.

The Company's contingency plans include two components which are business remediation and business resumption. The business remediation plan was developed to mitigate the risk associated with the failure to successfully complete system renovation, validation or implementation of the Company's Year 2000 readiness. This plan pertains to mission-critical systems developed in-house, by outside software vendors, and by third-party service providers. The business resumption plan is designed to be implemented in the event there are system failures at critical dates.

The Company anticipates that it will incur internal staff costs and other expenses related to the enhancements necessary to become Year 2000 compliant. Based on the Company's current knowledge, the expense related to Year 2000 compliance is not expected to have a material effect on the Company's financial position or results of operations. It is estimated that the Company's total cost for Year 2000 compliance will be approximately $35,000, exclusive of costs associated with the new mainframe computer.

20/21  CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

DECEMBER 31 (In thousands)                                                    1998        1997
-----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks ...................................................$  9,292      10,854
Interest-bearing deposits in banks ........................................   3,559       1,526
Federal funds sold ........................................................   9,270       6,815
                                                                           --------------------
  Cash and cash equivalents ...............................................  22,121      19,195
                                                                           --------------------
Investment securities (notes 2 and 8):
  Available for sale ......................................................  29,655      23,228
  Held to maturity (fair value of $13,838 in 1998
    and $19,869 in 1997) ..................................................  13,679      19,833
Loans, net of unearned discount (notes 3, 5, and 8) ....................... 165,427     144,333
  Allowance for loan losses (note 4) ......................................  (2,177)     (1,816)
                                                                           --------------------
    Net loans ............................................................. 163,250     142,517
                                                                           --------------------
Loan pool participations ..................................................  54,510      54,326
Premises and equipment, net (note 6) ......................................   4,043       4,183
Accrued interest receivable ...............................................   3,175       2,927
Other assets ..............................................................   7,956       8,664
                                                                           --------------------
    Total assets ..........................................................$298,389     274,873
                                                                           ====================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (notes 2 and 7):
  Demand ..................................................................$ 23,029      21,277
  NOW and Super NOW .......................................................  34,214      33,226
  Savings .................................................................  59,758      59,020
  Certificates of deposit ................................................. 115,732     101,785
                                                                           --------------------
    Total deposits ........................................................ 232,733     215,308
Federal Home Loan Bank advances (note 8) ..................................   7,595       6,000
Notes payable (note 9) ....................................................  17,000      14,050
Other liabilities .........................................................   2,829       2,761
                                                                           --------------------
    Total liabilities ..................................................... 260,157     238,119
                                                                           --------------------
Shareholders' equity:
  Common stock, $5 par value; authorized 20,000,000 shares; issued and outstanding 3,636,345 as of December 31, 1998, and 3,665,494 shares
    as of December 31, 1997 ...............................................  19,038      19,038
  Capital surplus .........................................................      17         118
  Treasury stock at cost, 171,156 and 142,007 shares as of
    December 31, 1998 and 1997, respectively ..............................  (2,799)     (1,752)
  Retained earnings (note 15) .............................................  21,806      19,231
  Accumulated other comprehensive income ..................................     170         119
                                                                           --------------------
    Total shareholders' equity ............................................  38,232      36,754
                                                                           --------------------
  Commitments and contingencies (note 16) .................................      --          --
                                                                           --------------------
    Total liabilities and shareholders' equity ............................$298,389     274,873
                                                                           ====================

See accompanying notes to consolidated financial statements.

                                               [LOGO] MAHASKA INVESTMENT COMPANY

                                               CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31 (In thousands, except per share amounts)               1998        1997       1996
----------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans ............................................... $ 15,026      12,293     10,203
Interest income and discount on loan pool participations .................    7,970       8,474      9,097
Interest on bank deposits ................................................      122         108        266
Interest on federal funds sold ...........................................      338         128         92
Interest on investment securities:
  Available for sale .....................................................    1,617       1,705      1,348
  Held to maturity .......................................................      893       1,249      1,623
                                                                           -------------------------------
    Total interest income ................................................   25,966      23,957     22,629
                                                                           -------------------------------
INTEREST EXPENSE:
Interest on deposits (note 7):
  NOW and Super NOW ......................................................      656         677        612
  Savings ................................................................    2,241       2,259      2,058
  Certificates of deposit ................................................    6,102       5,442      4,845
Interest on federal funds purchased ......................................       12          32         48
Interest on Federal Home Loan Bank advances ..............................      405         138         --
Interest on notes payable ................................................    1,074         764        968
                                                                           -------------------------------
  Total interest expense .................................................   10,490       9,312      8,531
                                                                           -------------------------------
  Net interest income ....................................................   15,476      14,645     14,098
Provision for loan losses (note 4) .......................................    1,179         417        987
                                                                           -------------------------------
    Net interest income after provision for loan losses ..................   14,297      14,228     13,111
                                                                           -------------------------------

OTHER INCOME:
Service charges ..........................................................    1,215       1,130        922
Data processing income ...................................................      195         209        221
Other operating income ...................................................      389         408        437
Investment securities gains (losses), net (note 2) .......................       58          (8)       (74)
                                                                           -------------------------------
    Total other income ...................................................    1,857       1,739      1,506
                                                                           -------------------------------

OTHER EXPENSE:
Salaries and employee benefits expense (note 13) .........................    4,796       4,343      3,774
Net occupancy expense ....................................................    1,349       1,173      1,011
Federal Deposit Insurance Corporation assessment .........................       47          42        282
Professional fees ........................................................      394         407        459
Other operating expense ..................................................    1,750       1,717      1,683
Goodwill amortization ....................................................      612         633        529
                                                                           -------------------------------
    Total other expense ..................................................    8,948       8,315      7,738
                                                                           -------------------------------
    Income before income tax expense .....................................    7,206       7,652      6,879
Income tax expense (note 11) .............................................    2,583       2,594      2,385
                                                                           -------------------------------
    Net income ........................................................... $  4,623       5,058      4,494
                                                                           -------------------------------
Net income per share - basic ............................................. $   1.26        1.38       1.20
                                                                           -------------------------------
Net income per share - diluted ........................................... $   1.20        1.33       1.19
                                                                           -------------------------------


See accompanying notes to consolidated financial statements.

22/23   CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
EQUITY AND COMPREHENSIVE INCOME

                                                                                                    ACCUMULATED
                                                                                                          OTHER
                                                COMMON       CAPITAL      TREASURY      RETAINED  COMPREHENSIVE
(in thousands except share data)                STOCK        SURPLUS         STOCK      EARNINGS         INCOME           TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 ............      $11,423        7,787          (231)       13,070            57             32,106
                                               ---------------------------------------------------------------------------------

Comprehensive income:
  Net income ............................           --           --            --         4,494            --              4,494
  Unrealized losses arising during the
    year on securities available
    for sale ............................          --           --            --            --          (143)              (143)
  Plus realized losses on securities
    available for securities, net
    of tax ..............................           --           --            --            --            46                 46
                                               ---------------------------------------------------------------------------------
  Total comprehensive income ............           --           --            --         4,494           (97)             4,397
                                               ---------------------------------------------------------------------------------
Dividends paid (.44 per share) ..........           --           --            --        (1,638)           --             (1,638)
Treasury stock purchased
  (66,667 shares) .......................           --           --          (622)           --            --               (622)
                                               ---------------------------------------------------------------------------------

Balance at December 31, 1996 ............       11,423        7,787          (853)       15,926           (40)            34,243
                                               =================================================================================

Comprehensive income:
  Net income ............................           --           --            --         5,058            --              5,058
  Unrealized gains arising during the
    year on securities available
    for sale ............................          --           --            --            --           154                154
  Plus realized losses on securities
    available for sale, net of tax ......           --           --            --            --             5                  5
                                               ---------------------------------------------------------------------------------
  Total comprehensive income ............           --           --            --         5,058           159              5,017
                                               ---------------------------------------------------------------------------------
Dividends paid (.48 per share) ..........           --           --            --        (1,753)           --             (1,753)
Stock split effected in the form of a
  dividend (five-for-three) .............        7,615       (7,615)           --            --            --                 --
Stock options exercised
  (65,970 shares) .......................           --          (54)          783            --            --                729
Treasury stock purchased
  (116,310 shares) ......................           --           --        (1,682)           --            --             (1,682)
                                               ---------------------------------------------------------------------------------

Balance at December 31, 1997 ............       19,038          118        (1,752)       19,231           119             36,754
                                               =================================================================================

Comprehensive income:
  Net income ............................           --           --            --         4,623            --              4,623
  Unrealized gains arising during the
    year on securities available
    for sale ............................          --           --            --            --            88                 88
  Less realized gains on securities
    available for securities, net
    of tax ..............................           --           --            --            --           (37)               (37)
                                               ---------------------------------------------------------------------------------
  Total comprehensive income ............           --           --            --         4,623            51              4,674
                                               ---------------------------------------------------------------------------------
Dividends paid (.56 per share) ..........           --           --            --        (2,048)           --             (2,048)
Stock options exercised
  (58,219 shares) .......................           --         (101)          790            --            --                689
Treasury stock purchased
  (87,368 shares) .......................           --           --        (1,837)           --            --             (1,837)
                                               ---------------------------------------------------------------------------------

Balance at December 31, 1998 ............      $19,038           17        (2,799)       21,806           170             38,232
                                               =================================================================================

See accompanying notes to consolidated financial statements.

                                               [LOGO] MAHASKA INVESTMENT COMPANY

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31 (in thousands)                                                 1998                  1997           1996
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................................  $  4,623                 5,058          4,494
                                                                                   ---------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .................................................     1,247                 1,129            930
  Provision for loan losses .....................................................     1,179                   417            987
  Investment securities (gains) losses, net .....................................       (58)                    8             74
  Loss on sale of bank premises and equipment ...................................        --                    14              7
  Amortization of premiums on investment securities .............................       155                   225            301
  Accretion of investment securities and loan discounts .........................      (447)                 (578)          (353)
  (Increase) decrease in other assets ...........................................      (152)                 (759)           256
  Increase in other liabilities .................................................        42                   503            441
                                                                                   ---------------------------------------------
    Total adjustments ...........................................................     1,966                   959          2,643
                                                                                   ---------------------------------------------
    Net cash provided by operating activities ...................................     6,589                 6,017          7,137
                                                                                   ---------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment securities available for sale:
  Proceeds from sales ...........................................................     3,205                 1,994          6,022
  Proceeds from maturities ......................................................     5,810                10,807          3,285
  Purchases .....................................................................   (15,347)               (9,330)       (24,310)
Investment securities held to maturity:
  Proceeds from maturities ......................................................    10,390                 9,639          8,611
  Purchases .....................................................................    (4,333)               (1,936)        (5,698)
Purchases of loan pool participations ...........................................   (25,710)              (25,589)       (29,827)
Principal recovery on loan pool participations ..................................    25,526                21,950         24,458
Net increase in loans ...........................................................   (21,483)              (26,450)       (17,227)
Purchase of bank premises and equipment .........................................      (495)               (1,615)          (650)
Proceeds from sale of bank premises and equipment ...............................        --                    24             12
Proceeds from branch acquisition, net ...........................................        --                    --         14,246
                                                                                   ---------------------------------------------
    Net cash used in investing activities .......................................   (22,437)              (20,506)       (21,078)
                                                                                   ---------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits ........................................................    17,425                 8,356         13,364
Federal Home Loan Bank advances .................................................     8,000                11,600             --
Repayment of Federal Home Loan Bank advances ....................................    (6,405)               (5,600)            --
Advances on notes payable .......................................................     7,450                 6,550          6,400
Principal payments on notes payable .............................................    (4,500)               (1,000)        (7,900)
Dividends paid ..................................................................    (2,048)               (1,753)        (1,638)
Purchases of treasury stock .....................................................    (1,837)               (1,682)          (622)
Proceeds from exercise of stock options .........................................       689                   729             --
                                                                                   ---------------------------------------------
    Net cash provided by financing activities ...................................    18,774                17,200          9,604
                                                                                   ---------------------------------------------
    Net increase (decrease) in cash and cash equivalents ........................     2,926                 2,711         (4,337)
Cash and cash equivalents at beginning of year ..................................    19,195                16,484         20,821
                                                                                   ---------------------------------------------
Cash and cash equivalents at end of year ........................................  $ 22,121                19,195         16,484
                                                                                   =============================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest ......................................................................  $ 10,382                 9,299          8,299
                                                                                   =============================================
  Income taxes ..................................................................  $  2,128                 2,894          2,239
                                                                                   =============================================

See accompanying notes to consolidated financial statements.

24/25   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998, 1997, AND 1996

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

BANK OFFICE ACQUISITION

On June 21, 1996, Central Valley Bank acquired the Sigourney, Iowa, bank office of Boatmen's Bank Iowa, N.A. and assumed approximately $32.1 million in deposits and purchased certain loans totaling approximately $14.6 million. Central Valley Bank's existing branch facility in Sigourney was consolidated into the newly acquired facility. A premium of approximately $3.0 million was paid by Central Valley Bank to acquire the deposits. The acquisition was accounted for as a purchase transaction and, as such, did not require any restatement of prior period financial statements.

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

Since 1988, the Company, either directly or through the bank subsidiaries, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the "Servicer") from the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC"), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting varying discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer collects and remits these amounts, less servicing fees, to the participants.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in shareholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective January 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for the year beginning January 1, 2000. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company's consolidated financial statements. The Company expects to adopt SFAS No. 133 when required.

                                               [LOGO] MAHASKA INVESTMENT COMPANY

EARNINGS PER SHARE

Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all dilutive potential shares outstanding during the year. In November 1997, the Company issued a five-for-three stock split in the form of a dividend. All prior year share amounts have been restated to reflect this stock dividend. The Company has had a Stock Repurchase Plan in effect since April 1995. In accordance with this plan, 87,368, 116,310 and 66,667 shares of common stock were repurchased by the Company during 1998, 1997, and 1996, respectively. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 1998, 1997 and 1996:

(In thousands)                                                                  1998      1997     1996
--------------------------------------------------------------------------------------------------------
BASIC EPS COMPUTATION
Numerator:
  Net Income ...............................................................   $4,623     5,058    4,494
                                                                               -------------------------
Denominator:
  Average Shares Outstanding ...............................................    3,660     3,653    3,744
                                                                               -------------------------
Basic EPS ..................................................................   $ 1.26      1.38     1.20
                                                                               -------------------------

DILUTED EPS COMPUTATION
Numerator:
  Net Income ...............................................................   $4,623     5,058    4,494
                                                                               -------------------------
Denominator:
  Average Shares Outstanding ...............................................    3,660     3,653    3,744
  Stock Options ............................................................      182       137       28
                                                                               -------------------------
                                                                                3,842     3,790    3,772
                                                                               -------------------------
Diluted EPS ................................................................   $ 1.20      1.33     1.19
                                                                               =========================

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

Estimated fair values have been determined by the Company using the best available data and an estimation method suitable for each category of financial instruments.

CASH AND DUE FROM BANKS

The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balances maintained in accordance with such regulations for the years ended December 31, 1998, 1997, and 1996 were $1,048,000, $897,000 and $835,000, respectively.

26/27 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax effect, are recorded as a component of other comprehensive income until realized. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

Net gains or losses on the sales of securities are shown in the consolidated statements of income using the specific identification method.

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

Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the subsidiary banks' allowance for loan losses. Such agencies may require the subsidiary banks to increase their allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

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

For loans where payments are received on an irregular basis, the Servicer evaluates the collateral position of the loan and, where well-secured, the payments are applied as described above. When the loan is judged to be other than

                                               [LOGO] MAHASKA INVESTMENT COMPANY

well-secured, the payment is applied to principal and discount income with no recognition of interest due at the contract rate.

For loans where the circumstances or new information lead the Servicer to believe that collection of the note or recovery through collateral is less than originally determined, the cost basis assigned to the loan is written down or off through a charge to discount income.

For loans where the Servicer negotiates a settlement of the obligation for a lump sum, the payment is applied first to principal, then to discount income and last to interest due at the contract rate.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of respective assets, which range from 5 to 40 years for building and improvements and 3 to 10 years for furniture and equipment.

EXCESS OF COST OVER UNDERLYING NET ASSETS

The excess of cost over underlying net assets of $5,550,000, $6,162,000 and $6,795,000 at December 31, 1998, 1997, and 1996, respectively, is being amortized primarily using the straight-line method over 15 years. Amortization expenses for 1998, 1997, and 1996 were $612,000, $633,000 and $529,000, respectively.

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

Other real estate owned of $12,000 at December 31, 1998 and 1997 was included in other assets.

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

STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' consolidated financial statements in order to conform to current year presentation.

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

28/29 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 | INVESTMENT SECURITIES
A summary of investment securities by type as of December 31, 1998 and 1997, follows:

                                                                 GROSS        GROSS     APPROX.
                                                 AMORTIZED  UNREALIZED   UNREALIZED        FAIR
DECEMBER 31, 1998 (In thousands)                      COST       GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities ...................... $  4,501         102           --       4,603
U.S. government agency securities ...............   18,257         164           13      16,408
Other investment securities .....................    8,627          29           12       8,644
                                                  ---------------------------------------------
  Total ......................................... $ 29,385         295           25      29,655

INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government agency securities ............... $  1,290          26           --       1,316
Obligations of states and political subdivisions.    8,291         127            9       8,409
Other investment securities ....................     4,098          15           --       4,113
                                                  ---------------------------------------------
  Total ........................................  $ 12,679         168            9      13,838

                                                                 GROSS        GROSS     APPROX.
                                                 AMORTIZED  UNREALIZED   UNREALIZED        FAIR
DECEMBER 31, 1997 (In thousands)                      COST       GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities .....................  $  4,506          57           --       4,563
U.S. government agency securities ..............    15,177         143            7      15,313
Other investment securities ....................     3,352           5            5       3,352
                                                  ---------------------------------------------
  Total ........................................  $ 23,035         205           12      23,228
                                                  =============================================
INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities .....................  $  5,046          --           12       5,034
U.S. government agency securities ..............     2,885          34            5       2,914
Obligations of states and political
 subdivisions ..................................     6,793          52           18       6,827
Other investment securities ....................     5,109          --           15       5,094
                                                  ---------------------------------------------
  Total ........................................  $ 19,833          86           50      19,869
                                                  =============================================

Proceeds from the sale of investment securities available for sale during 1998, 1997, and 1996 were $3,205,000, $1,994,000, and $6,022,000, respectively. Gross gains and losses realized on the sale of investment securities available for sale for each of the following years ended December 31 were as follows:


(In thousands)                                                          1998     1997      1996
-----------------------------------------------------------------------------------------------
Realized gains ...................................................... $   58       --         6
Realized losses .....................................................     --       (8)      (80)
                                                                      -------------------------
  Total ............................................................. $   58       (8)      (74)
                                                                      =========================

As of December 31, 1998 and 1997, investment securities of approximately $9,557,000 and $16,103,000, respectively, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. Public funds approximated $27,181,000 and $25,781,000 at December 31, 1998 and 1997,
respectively.

The amortized cost and approximate fair value of investment securities as of December 31, 1998, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               [LOGO] MAHASKA INVESTMENT COMPANY


                                                                          AMORTIZED  APPROXIMATE
(In thousands)                                                                 COST   FAIR VALUE
------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:
Due in 1 year or less .................................................... $  4,005        4,011
Due after 1 year through 5 years .........................................   17,734       17,869
Due after 5 years through 10 years .......................................    2,043        2,078
Due after 10 years .......................................................    5,603        5,697
                                                                           ---------------------
  Total .................................................................. $ 29,385       29,655
                                                                           ---------------------

INVESTMENT SECURITIES HELD TO MATURITY:
Due in 1 year or less .................................................... $  4,496        4,514
Due after 1 year through 5 years .........................................    6,598        6,691
Due after 5 years through 10 years .......................................    1,467        1,506
Due after 10 years .......................................................    1,118        1,127
                                                                           ---------------------
  Total .................................................................. $ 13,679       13,838
                                                                           =====================

3 | LOANS
A summary of the respective loan categories as of December 31, 1998 and 1997, follows:

(In thousands)                                                                 1998         1997
------------------------------------------------------------------------------------------------
Real estate loans ........................................................ $ 82,587       72,303
Commercial and agricultural loans ........................................   66,463       55,977
Loans to individuals .....................................................   12,847       13,268
Other loans ..............................................................    3,530        2,785
                                                                           ---------------------
Total .................................................................... $165,427      144,333
                                                                           =====================

Total nonperforming loans and assets at December 31, 1998 and 1997, were:

(In thousands)                                                                 1998         1997
------------------------------------------------------------------------------------------------
Impaired loans and leases:
  Nonaccrual ............................................................. $    561          927
  Restructured ...........................................................      164          387
                                                                           ---------------------
     Total impaired loans and leases .....................................      725        1,314
Loans and leases past due 90 days or more ................................      663          522
                                                                           ---------------------
Total nonperforming loans ................................................    1,388        1,836
Other real estate owned ..................................................       12           12
                                                                           ---------------------
Total nonperforming assets ............................................... $  1,400        1,848
                                                                           =====================

The average balances of nonperforming loans for the years ended December 31, 1998 and 1997, were $1,626,000 and $1,669,000, respectively. The allowance for credit losses related to nonperforming loans at December 31, 1998 and 1997, was $103,000 and $368,000, respectively. Nonperforming loans of $1,343,000 and $902,000 at December 31, 1998 and 1997, respectively, were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors. The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31, 1998, 1997, and 1996 was:

(In thousands)                                                          1998     1997      1996
-----------------------------------------------------------------------------------------------
INTEREST INCOME:
  As originally contracted .......................................... $  126      213       131
  As recognized .....................................................     17       91        41
                                                                      -------------------------
     Reduction of interest income ................................... $  109      122        90
                                                                      =========================

30/31 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 | ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1998, 1997, and 1996 were as follows:

(In thousands)                                                          1998     1997      1996
-----------------------------------------------------------------------------------------------
Balance at beginning of year .......................................  $1,816    1,491     1,001
Provision for loan losses ..........................................   1,179      417       987
Recoveries on loans previously charged off .........................      22       45        38
Loans charged off ..................................................    (840)    (137)     (705)
Acquisition allowance ..............................................      --       --       170
                                                                      -------------------------
Balance at end of year .............................................  $2,177    1,816     1,491
                                                                      =========================

5 | LOANS TO RELATED PARTIES

Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company's subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The loan activity of this group included in loans as of December 31, 1998 and 1997, was as follows:

(In thousands)                                                                 1998        1997
-----------------------------------------------------------------------------------------------
Aggregate balance at beginning of year .................................... $ 7,633       6,421
Advances ..................................................................  12,829      10,334
Payments ..................................................................  12,442       9,122
                                                                            -------------------
Aggregate balance at end of year .......................................... $ 8,020       7,633
                                                                            ===================

6 | PREMISES AND EQUIPMENT
A summary of premises and equipment as of December 31, 1998 and 1997 was as follows:

(In thousands)                                                                 1998        1997
-----------------------------------------------------------------------------------------------
Land and improvements ....................................................  $   603         603
Building and improvements ................................................    3,670       3,571
Furniture and equipment ..................................................    4,962       4,614
                                                                            -------------------
  Total office properties and equipment at cost ..........................    9,235       8,788
Less accumulated depreciation ............................................    5,192       4,605
                                                                            -------------------
  Total ..................................................................  $ 4,043       4,183
                                                                            ===================

7 | DEPOSITS
The scheduled maturities of certificate accounts are as follows as of December 31, 1998:

(In thousands)
--------------------------------------------------------------------------------
1999 ................................................................. $  78,558
2000 .................................................................    23,420
2001 .................................................................     9,087
2002 .................................................................     3,062
2003 .................................................................     1,605
Thereafter ...........................................................        --
                                                                       ---------
  Total .............................................................. $ 115,732
                                                                       =========

Time deposits in excess of $100,000 approximated $24,468,000 and $19,755,000 as of December 31, 1998 and 1997, respectively. Interest expense on such deposits for the years ended December 31, 1998, 1997, and 1996 was approximately $1,189,000, $871,000, and $663,000, respectively.

                                               [LOGO] MAHASKA INVESTMENT COMPANY


8 | FEDERAL HOME LOAN BANK ADVANCES
At December 31, 1998 and 1997, Federal Home Loan Bank (FHLB) advances consisted of the following:

                                                              WEIGHTED-                 WEIGHTED-
                                                                AVERAGE                   AVERAGE
(in thousands)                                      1998  INTEREST RATE      1997   INTEREST RATE
-------------------------------------------------------------------------------------------------
Maturity in year ending
1998 .......................................... $     --             --%    1,000            5.82%
1999 ..........................................    3,027           5.96     3,000            5.96
2000 ..........................................    2,029           6.01     2,000            6.02
2001 ..........................................       30           5.40        --             --
Over 3 Years ..................................    2,509           5.07        --             --
                                                -------------------------------------------------
  Total ....................................... $  7,595                    6,000
                                                =================================================

Advances from the FHLB are secured by stock in the FHLB. In addition, Mahaska State Bank has pledged certain U.S. Agency securities, and Central Valley Bank and Pella State Bank have agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating not less than 125 percent and 150 percent of outstanding advances, respectively.

9 | NOTES PAYABLE
The notes payable balance at December 31, 1998, consists of advances on a $20,000,000 line of credit. The line has a variable interest rate and is due June 30, 1999. The current notes are secured by all of the common stock of the subsidiaries. Interest is payable quarterly at 3/8 below the lender's prime rate, which ranged from 7 3/8 percent to 8 1/2 percent in 1998.

32/33   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10 | FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments as of December 31, 1998 and 1997, were as follows:

                                                                           CARRYING        FAIR
1998 (In thousands)                                                           VALUE       VALUE
-----------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks .................................................. $  9,292       9,292
Interest-bearing deposits with banks .....................................    3,559       3,559
Federal funds sold .......................................................    9,270       9,270
Investment securities ....................................................   43,334      43,493
Loans, net ...............................................................  163,250     163,809
Loan pool participations .................................................   54,510      54,510

FINANCIAL LIABILITIES:
Deposits ................................................................. $232,733     233,444
Federal Home Loan Bank advances ..........................................    7,595       7,609
Notes payable ............................................................   17,000      17,000

OFF BALANCE SHEET ITEMS:
Commitments to extend credit ............................................. $     --          --
Letters of credit ........................................................       --          --


                                                                           CARRYING        FAIR
1997 (In thousands)                                                           VALUE       VALUE
-----------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks .................................................. $ 10,854      10,854
Interest-bearing deposits with banks .....................................    1,526       1,526
Federal funds sold .......................................................    6,815       6,815
Investment securities ....................................................   43,061      43,097
Loans, net ...............................................................  142,517     143,405
Loan pool participations .................................................   54,326      54,326

FINANCIAL LIABILITIES:
Deposits ................................................................. $215,308     216,494
Federal Home Loan Bank advances ..........................................    6,000       6,000
Notes payable ............................................................   14,050      14,050

OFF BALANCE SHEET ITEMS:
Commitments to extend credit ............................................. $     --          --
Letters of credit ........................................................       --          --

The recorded amount of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximates fair value.

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

The recorded amount of the loan pools participations approximates fair value due to the characteristics of the loan pool participations. Any additional value attained in the loan pool participations over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the book value of loans in the pools over the percentage paid.

                                               [LOGO] MAHASKA INVESTMENT COMPANY

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

11 | INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 is as follows:

1998 (In thousands)                                                  FEDERAL    STATE     TOTAL
-----------------------------------------------------------------------------------------------
Current ...........................................................   $2,297      370     2,667
Deferred ..........................................................      (57)     (27)      (84)
                                                                      -------------------------
                                                                      $2,240      343     2,583
                                                                      =========================


1997 (In thousands)                                                  FEDERAL    STATE     TOTAL
-----------------------------------------------------------------------------------------------

Current ...........................................................   $2,389      350     2,739
Deferred ..........................................................     (133)     (12)     (145)
                                                                      -------------------------
                                                                      $2,256      338     2,594
                                                                      =========================


1996 (In thousands)                                                  FEDERAL    STATE     TOTAL
-----------------------------------------------------------------------------------------------
Current ...........................................................   $2,198      276     2,474
Deferred ..........................................................      (89)      --       (89)
                                                                      -------------------------
                                                                      $2,109      276     2,385
                                                                      =========================

Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 1998, 1997, and 1996 to income before income tax expense. The reasons for these differences are as follows:

(In thousands)                                                          1998     1997      1996
-----------------------------------------------------------------------------------------------
Provision at statutory rate ......................................... $2,450    2,602     2,239
State franchise tax (net of federal tax benefit) ....................    227      223       182
Nontaxable interest income ..........................................   (113)    (115)    (144)
Nondeductible goodwill amortization .................................     21       21        21
Life insurance cash value increase ..................................    (26)     (26)     (31)
Other, net ..........................................................     24     (111)       18
                                                                      -------------------------
  Total ............................................................. $2,583    2,594     2,385
                                                                      =========================

34/35 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows:

(In thousands)                                                                 1998        1997
-----------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for loan losses ................................................. $   569         438
Deferred compensation .....................................................      72          79
Premium amortization ......................................................      73          58
                                                                            -------------------
  Gross deferred tax assets ...............................................     714         575
                                                                            -------------------

DEFERRED TAX LIABILITIES:
Depreciation and amortization .............................................    (105)        (94)
Federal Home Loan Bank stock ..............................................     (11)        (17)
Deferred loan fees ........................................................     (87)        (70)
Unrealized gain on available for sale securities ..........................    (100)        (74)
Other .....................................................................     (49)        (15)
                                                                            -------------------
  Gross deferred tax liabilities ..........................................    (352)       (270)
                                                                            -------------------
  Net deferred tax asset .................................................. $   362         305
                                                                            -------------------

No valuation allowance was required for the deferred tax asset at December 31, 1998 or 1997.

12 | STOCK INCENTIVE PLAN

The Company has a stock incentive plan under which up to 750,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain non-affiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary of date of grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary of date of grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

(In thousands)                                                                 1998        1997
-----------------------------------------------------------------------------------------------
NET INCOME:
As reported ..............................................................  $ 4,623       5,058
Pro forma ................................................................    4,362       4,770
NET INCOME PER SHARE:
As reported - basic ......................................................  $  1.26        1.38
As reported - diluted ....................................................     1.20        1.33
Pro forma - basic ........................................................     1.19        1.31
Pro forma - diluted ......................................................     1.18        1.28

The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: dividend yield of 2.80 percent for 1998 and 2.80 percent for 1997; expected volatility of 24 percent for 1998 and 25 percent for 1997; risk free interest rates of 4.71 percent for 1998 and 5.74 percent for 1997; and expected lives of 7.5 years for both years.

                                               [LOGO] MAHASKA INVESTMENT COMPANY


A summary of the status of the Company's stock incentive plan as of December 31, 1998 and 1997, and the activity during the years ended on those dates is presented below:

                                                                                               1998                       1997
                                                                         --------------------------   ------------------------
                                                                                           EXERCISE                   EXERCISE
                                                                            SHARES            PRICE    SHARES            PRICE
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ............................................  519,769   $  7.50-19.875   440,827   $  7.50-11.10
Granted .................................................................   43,041    16.875-22.00    151,819     11.10-19.875
Exercised ...............................................................   58,219      7.50-13.95     65,970      7.50-9.00
Forfeited ...............................................................    7,292     11.10-22.00      6,907      9.00-11.10
                                                                           -------                    -------
Outstanding at end of year ..............................................  497,299   $  7.50-22.00    519,769   $  7.50-19.875
Options exercisable at year-end .........................................  363,494   $  7.50-19.875   308,671   $  7.50-19.875
Weighted-average fair value of options granted during the year                       $  4.65                    $  4.65

13 | EMPLOYEE BENEFIT PLANS

The Company maintains an employee stock ownership plan ("ESOP") covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $161,000, $142,000 and $114,000 for 1998, 1997, and 1996, respectively. As of December 31, 1998 and 1997, the ESOP owned 417,667 and 421,025 shares of the Company's Common Stock, respectively.

A 401(k) plan was adopted by the Company in 1994. The Company does not make any contributions to this plan. The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees' remaining active service periods. The total expense related to these plans was ($19,000), $39,000 and $33,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

The Company provides no material post-retirement benefits.

36/37 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14 | REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.The Company and significant subsidiaries actual capital amounts and ratios are also presented in the following table.

                                                                                                             TO BE WELL CAPITALIZED
                                                                                       MINIMUM FOR CAPITAL   UNDER PROMPT CORRECTIVE
                                                                       ACTUAL          ADEQUACY PURPOSES      ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                 AMOUNT        RATIO       AMOUNT      RATIO     AMOUNT    RATIO
------------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998:
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated .................................................$34,858         14.9%    $18,656        8.0%        N/A      N/A
Mahaska State Bank ........................................... 15,638         11.2      11,162        8.0     $13,953     10.0%
Central Valley Bank ..........................................  8,364         14.0       4,763        8.0       5,954     10.0
Pella State Bank .............................................  4,924         44.3         890        8.0       1,113     10.0
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated .................................................$32,682         14.0%    $ 9,328        4.0%        N/A      N/A
Mahaska State Bank ........................................... 14,518         10.4       5,581        4.0     $ 8,372      6.0%
Central Valley Bank ..........................................  7,966         13.4       2,382        4.0       3,572      6.0
Pella State Bank .............................................  4,765         42.8         445        4.0         668      6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated .................................................$32,682         11.3%    $ 8,682        3.0%        N/A      N/A
Mahaska State Bank ........................................... 14,518          8.6       5,041        3.0     $ 8,402      5.0%
Central Valley Bank ..........................................  7,966          9.3       2,569        3.0       4,282      5.0
Pella State Bank .............................................  4,765         33.8         423        3.0         705      5.0

AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated .................................................$32,408         15.6%    $16,602        8.0%        N/A      N/A
Mahaska State Bank ........................................... 16,084         12.2      10,541        8.0     $13,176     10.0%
Central Valley Bank ..........................................  7,055         12.7       4,428        8.0       5,536     10.0
Pella State Bank .............................................  4,940        207.1         191        8.0         239     10.0
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated .................................................$30,592         14.7%    $ 8,301        4.0%        N/A      N/A
Mahaska State Bank ........................................... 15,022         11.4       5,270        4.0     $ 7,905      6.0%
Central Valley Bank ..........................................  6,756         12.2       2,214        4.0       3,321      6.0
Pella State Bank .............................................  4,926        206.5          95        4.0         14       6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated .................................................$30,592         11.8%    $ 7,773        3.0%        N/A      N/A
Mahaska State Bank ........................................... 15,022          9.1       4,946        3.0     $ 8,244      5.0%
Central Valley Bank ..........................................  6,756          8.9       2,278        3.0       3,796      5.0
Pella State Bank .............................................  4,926        378.5          39        3.0          65      5.0

                                              [LOGO] MAHASKA INVESTMENT COMPANY



15 | DIVIDEND RESTRICTIONS

The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiaries in the form of dividends received. The bank subsidiaries are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the bank subsidiaries to the Company at December 31, 1998, approximated $12,271,000.

16 | COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of December 31, 1998 and 1997, outstanding commitments to extend credit totaled approximately $18,755,000 and $15,597,000, respectively.

Commitments under standby letters of credit outstanding aggregated $3,018,000 and $2,297,000 as of December 31, 1998 and 1997, respectively. The Company does not anticipate any losses as a result of these transactions.

The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based on known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

17 | SUBSEQUENT EVENT

On February 2, 1999, the Company announced execution of a definitive merger agreement with Midwest Bancshares, Inc. of Burlington, Iowa ("Midwest"). The merger will be accomplished through a tax-free fixed exchange of one (1) share of Company common stock for each share of outstanding common stock of Midwest Bancshares, Inc. The transaction is intended to qualify as a tax-free reorganization and be accounted for as a pooling of interests. The transaction is expected to be completed in the third quarter of 1999, after customary regulatory and shareholder approvals have been received. Based on the Company's closing price of $17.00 on February 2, 1999, the transaction will be valued at $19.0 million. Based on Midwest's total shares outstanding of approximately 1.1 million shares as of February 2, 1999, the Company will have approximately 4.7 million shares outstanding after the merger. This merger will add approximately $163,000,000 in assets and $106,000,000 in deposits to the Company.

38/39 NOTES CONSOLIDATED FINANCIAL STATEMENTS



18 | MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY)

BALANCE SHEETS

DECEMBER 31 (In thousands)                                                     1998        1997
-----------------------------------------------------------------------------------------------
ASSETS:
Cash on deposit at bank subsidiary ....................................... $    309         617
Cash at other institutions ...............................................       22          19
                                                                           --------------------
  Cash and cash equivalents ..............................................      331         636
Investment securities ....................................................      377         299
Loans ....................................................................    7,511       2,447
Loan pool participations .................................................    7,607       7,734
Investments in:
  Bank subsidiaries ......................................................   32,678      32,782
  Bank-related subsidiary ................................................    5,274       5,059
Excess cost over net assets ..............................................       21          83
Premises and equipment ...................................................      685         733
Other assets .............................................................      923       1,182
                                                                           --------------------
  Total assets ...........................................................   55,407      50,955
                                                                           --------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable ............................................................ $ 17,000      14,050
Accrued expenses payable and other liabilities ...........................      175         151
                                                                           --------------------
  Total liabilities ......................................................   17,175      14,201
                                                                           ====================
Shareholders' equity:
Common stock .............................................................   19,038      19,038
Capital surplus ..........................................................       17       7,734
Treasury stock at cost ...................................................   (2,799)     (1,752)
Retained earnings ........................................................   21,806      11,615
Accumulated other comprehensive income ...................................      170         119
                                                                           --------------------
  Total shareholders' equity .............................................   38,232      36,754
                                                                           --------------------
  Total liabilities and shareholders' equity ............................. $ 55,407      50,955
                                                                           ====================

                                               [LOGO] MAHASKA INVESTMENT COMPANY

STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31 (In thousands)                                                         1998         1997          1996
-----------------------------------------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiaries .........................................................      $ 4,600        2,400         2,000
Interest income and discount on loan pool participations ............................        1,878        2,713         3,498
Management, audit, and loan review fees .............................................          236          398           285
Other operating income ..............................................................          433          146           247
                                                                                           ----------------------------------
  Total income ......................................................................        7,147        5,657         6,030
                                                                                           ==================================
EXPENSE:
Salaries and benefits expense .......................................................          859        1,026           925
Interest on short-term borrowings ...................................................        1,074          800           968
Other operating expense .............................................................          638          646           642
                                                                                           ----------------------------------
  Total expense .....................................................................        2,571        2,472         2,535
                                                                                           ==================================
Income before income tax expense and equity in undistributed earnings of
  subsidiaries ......................................................................        4,576        3,185         3,495
Income tax expense ..................................................................           13          151           529
                                                                                           ----------------------------------
  Income before equity in undistributed earnings of subsidiaries ....................        4,563        3,034         2,966
Equity in undistributed earnings of subsidiaries ....................................           60        2,024         1,528
                                                                                           ----------------------------------
  Net income ........................................................................      $ 4,623        5,058         4,494
                                                                                           ==================================


STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31 (In thousands)                                                         1998         1997          1996
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..........................................................................      $ 4,623        5,058         4,494
                                                                                           ----------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed earnings of subsidiaries ..................................          (60)      (2,024)       (1,528)
  Depreciation and amortization .....................................................          124          121           105
  Investment securities gains .......................................................          (26)          --            --
  Decrease (increase) in other assets ...............................................          259         (504)          (41)
  Increase (decrease) in other liabilities ..........................................           24         (133)          238
                                                                                           ----------------------------------
  Total adjustments .................................................................          320       (2,540)       (1,226)
                                                                                           ----------------------------------
  Net cash provided by operating activities .........................................        4,943        2,518         3,268
                                                                                           ==================================
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities ..................................................         (227)          --          (149)
Proceeds from investment securities sales ...........................................          175           --            --
Purchases of loan pool participations: ..............................................       (4,610)      (2,091)       (1,033)
Principal recovery on loan pool participations ......................................        4,737        5,665         7,590
Net (increase) decrease in loans ....................................................       (5,064)      (2,243)        2,655
Purchases of premises and equipment .................................................          (13)        (151)          (55)
Investment in subsidiaries ..........................................................           --       (5,000)      (10,000)
                                                                                           ----------------------------------
  Net cash used in investing activities .............................................       (5,002)      (3,820)         (992)
                                                                                           ----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on notes payable ...........................................................        7,450        6,500         7,800
Principal payments on notes payable .................................................       (4,500)      (2,400)       (7,900)
Dividends paid ......................................................................       (2,048)      (1,753)       (1,638)
Purchases of treasury stock .........................................................       (1,837)      (1,682)         (622)
Proceeds from stock issued ..........................................................          689          729            --
                                                                                           ----------------------------------
  Net cash (used in) provided by financing activities ...............................         (246)       1,444        (2,360)
                                                                                           ----------------------------------
  Net (decrease) increase in cash and cash equivalents ..............................         (305)         142           (84)
Cash and cash equivalents at beginning of year ......................................          636          494           578
                                                                                           ----------------------------------
Cash and cash equivalents at end of year ............................................      $   331          636           494
                                                                                           ==================================

40/41   INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
MAHASKA INVESTMENT COMPANY:

We have audited the accompanying consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP


KPMG Peat Marwick LLP

February 12, 1999
Des Moines, Iowa

                                              [LOGO] MAHASKA INVESTMENT COMPANY

BANK SUBSIDIARY HIGHLIGHTS

The bank subsidiary schedule is not covered by the Independent Auditors' Report.



DECEMBER 31 (In thousands)                                                     1998        1997
-----------------------------------------------------------------------------------------------
MAHASKA STATE BANK
Total assets ............................................................  $169,524    $167,754
Total loans, net of unearned discount ...................................    97,176      95,905
Total loan pool participations ..........................................    26,341      26,964
Allowance for loan losses ...............................................    (1,120)     (1,062)
Total deposits ..........................................................   149,610     147,432
Total shareholders' equity ..............................................    15,413      16,021

CENTRAL VALLEY BANK
Total assets ............................................................  $ 90,951     $84,749
Total loans, net of unearned discount ...................................    46,370      39,242
Total loan pool participations ..........................................    18,965      19,627
Allowance for loan losses ...............................................      (398)       (299)
Total deposits ..........................................................    73,575      69,098
Total shareholders' equity ..............................................    12,501      11,835

PELLA STATE BANK
Total assets ............................................................  $ 15,583     $ 5,191
Total loans, net of unearned discount ...................................     8,461       1,028
Total loan pool participations ..........................................     1,598           0
Allowance for loan losses ...............................................      (159)        (14)
Total deposits ..........................................................    10,195         238
Total shareholders' equity ..............................................     4,765       4,926

42/43   DIRECTORS AND OFFICERS / STOCK INFORMATION

BOARD OF DIRECTORS

MARTIN L. BERNSTEIN
Owner, Bernstein Realty

ROBERT K. CLEMENTS
Attorney, Clements Law Firm

CHARLES S. HOWARD
Chairman, President & CEO

R. SPENCER HOWARD
Vice President Corporate Planning

JAMES F. MATHEW
President,
Mathew Lumber Company

DAVID A. MEINERT
Executive Vice President & CFO


JOHN P. POTHOVEN
Chairman & President,
Mahaska State Bank

JOHN W. N. STEDDOM
Civil Engineer, Retired

CORPORATE OFFICERS

CHARLES S. HOWARD
Chairman, President & CEO

DAVID A. MEINERT
Executive Vice President
& CFO

R. SPENCER HOWARD
Vice President Corporate Planning


KAREN K. BAACK
Secretary/Treasurer &
Administrative Assistant

JEFFREY L. RHOADS
Controller

MARK T. GIBBONS
Loan Review Officer

LORI J. SEUBERT
Assistant Controller

BRYCE C. ABBAS
Auditor

BARBARA J. BONE
Human Resources Officer
SHEILA DAVIS-WELKER

Marketing Director


Board of Directors pictured below, left to right: Charles S. Howard, John P. Pothoven, Robert K. Clements, Martin L. Bernstein, James F. Mathew, R. Spencer Howard, John W. N. Steddom, and David A. Meinert.


                                    [PHOTO]

                                              [LOGO] MAHASKA INVESTMENT COMPANY

STOCK INFORMATION

Mahaska Investment Company's Common Stock trades on The NASDAQ National Market and the quotations are furnished by the NASDAQ system. There were 239 shareholders of record on December 31, 1998, and an estimated 750 additional beneficial holders whose stock was held in street name by brokerage houses.

The following table sets forth the quarterly high and low sales per share for the Company's stock during 1998, 1997, and 1996:

1998 QUARTER ENDED                  HIGH        LOW
---------------------------------------------------
March 31                          $23.63      18.50
June 30                            22.63      20.75
September 30                       21.81      19.63
December 31                        20.00      16.75

1997 Quarter Ended                  HIGH        LOW
---------------------------------------------------
March 31                          $14.41      11.10
June 30                            16.81      13.96
September 30                       19.51      15.76
December 31                        21.00      18.01

NASDAQ symbol: OSKY

WALL STREET JOURNAL
   AND OTHER NEWSPAPERS: MahaskaInv

MARKET MAKERS:
Howe Barnes Investments, Inc.
Knight Securities L.P.
Midwest Stock Exchange

CORPORATE HEADQUARTERS
222 First Avenue East
P.O. Box 1104
Oskaloosa, IA 52577
515-673-8448

ANNUAL SHAREHOLDERS' MEETING
April 30, 1999, 10:30 a.m.
Elmhurst Country Club
2214 South 11th Street
Oskaloosa, IA 52577

INTERNET
www.mahaskainv.com

TRANSFER AGENT/DIVIDEND
DISBURSING AGENT
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, IL 60606

INDEPENDENT AUDITOR
KPMG Peat Marwick LLP
2500 Ruan Center
Des Moines, IA 50309

ANNUAL REPORT DESIGN
Designgroup, Inc., Des Moines, IA

The Company has declared per share cash dividends with respect to its Common Stock as follows:

        1st Quarter 2nd Quarter  3rd Quarter  4th Quarter
------------------------------------------------------------
1998        $   .14     $   .14      $   .14      $   .14
1997            .12         .12          .12          .12
1996            .1095       .1095        .1095        .1095

  FORM 10-K
  Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Baack, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.