Form 10-K, Exhibit 13
period 1999-12-31
MAHASKA INVESTMENT CO
filed 2000-03-30
CIK 741390

                             Financial Highlights
                          --------------------------

                          MAHASKA INVESTMENT COMPANY
                               AND SUBSIDIARIES

Year Ended December 31 (In thousands, except per share data)                      1999       1998       1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Summary of income data:
Interest income excluding loan pool participations.......................   $    21,162     17,996     15,483     13,532     10,463
Interest and discount on loan pool participations........................         7,668      7,970      8,474      9,097      7,864
Total interest income....................................................        28,830     25,966     23,957     22,629     18,327
Total interest expense...................................................        13,195     10,490      9,312      8,531      7,100
Net interest income......................................................        15,635     15,476     14,645     14,098     11,227
Provision for loan losses................................................         3,628      1,179        417        987        168
Other income.............................................................         1,947      1,856      1,739      1,506      1,301
Total other operating expenses...........................................        10,462      8,947      8,315      7,738      6,450
Income before income tax and minority interest...........................         3,492      7,206      7,652      6,879      5,910
Income tax expense.......................................................         1,270      2,583      2,594      2,385      1,987
Net income...............................................................   $     2,222      4,623      5,058      4,494      3,923
                                                                            -------------------------------------------------------


Per share data:
-------------------------------------------------------------------------
Net income - basic.......................................................   $      0.58       1.26       1.38       1.20       1.03
Net income - diluted.....................................................          0.56       1.20       1.33       1.19       1.03
Cash dividends declared..................................................          0.60       0.56       0.48       0.44       0.40
Book value...............................................................         11.59      10.51      10.03       9.22       8.49
Net tangible book value..................................................          8.62       8.99       8.35       7.39       7.34
                                                                            -------------------------------------------------------


Selected financial ratios:
-------------------------------------------------------------------------
Net income to average assets.............................................          0.64%      1.65%      1.98%      1.93%      2.04%
Net income to average equity.............................................          5.29%     12.16%     14.47%     13.52%     12.67%
Dividend payout ratio....................................................        103.45%     44.44%     34.78%     36.50%     38.37%
Average equity to average assets.........................................         12.04%     13.54%     13.69%     14.31%     16.09%
Tier 1 capital to assets at end of period................................         11.42%     14.02%     14.74%     10.91%     13.53%
Net interest margin......................................................          4.89%      6.04%      6.31%      6.69%      6.48%
Gross revenue of loan pools to total gross revenue.......................         24.91%     28.64%     32.98%     37.69%     40.06%
Interest and discount income of loan pools to total interest income......         26.59%     30.69%     35.37%     40.20%     42.91%
Allowance for loan losses to total loans.................................          1.42%      1.32%      1.26%      1.27%      1.17%
Non-performing loans to total loans......................................          1.71%      0.84%      1.27%      1.78%      0.78%
Net loans charged off to average loans...................................          1.14%      0.52%      0.07%      0.63%      0.06%
                                                                            -------------------------------------------------------


December 31 (In thousands)                                                        1999       1998       1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Selected balance sheet data:
Total assets.............................................................   $   486,189    298,389    274,873    251,851    205,162
Total loans net of unearned discount.....................................       282,091    165,427    144,333    117,416     85,869
Total loan pool participations...........................................        67,756     54,510     54,326     50,687     45,318
Allowance for loan losses................................................         4,006      2,177      1,816      1,491      1,001
Total deposits...........................................................       348,672    232,733    215,308    206,952    161,504
Total shareholders' equity...............................................        50,235     38,232     36,754     34,243     32,106
                                                                            -------------------------------------------------------

                                    [LOGO]

                          MAHASKA INVESTMENT COMPANY

                               Stock Information
                            -----------------------


Mahaska Investment Company's Common Stock trades on The NASDAQ National Market and the quotations are furnished by the NASDAQ system. There were 460 shareholders of record on December 31, 1999, and an estimated 750 additional beneficial holders whose stock was held in street name by brokerage houses.


NASDAQ symbol: OSKY

Wall Street Journal and Other newspapers: MahaskaInv

Market Markers:
Howe Barnes Investments, Inc.
Knight Securities L.P.
Spear, Leeds & Kellogg

Corporate Headquarters
222 1/st/ Avenue East
P.O. Box 1104
Oskaloosa, IA 52577
(515) 673-8448
www.mahaskainv.com

Annual Shareholders' Meeting
April 27, 2000, 10.30 a.m.
Elmhurst Country Club
2214 South 11/th/ Street
Oskaloosa, IA 52577

Transfer Agent/Dividend
Disbursing Agent
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, IL 60606
(312) 427-2953

Independent Auditor
KPMG LLP
2500 Ruan Center
Des Moines, IA 50309

Annual Report Design
Designgroup, Inc., Des Moines, IA


The following table sets forth the quarterly high and low sales per share for the Company's stock during 1999 and 1998:


1999 Quarter Ended                           High           Low
-------------------------------------------------------------------

March 31.........................          $ 17.75        15.50
June 30..........................            16.00        14.88
September 30.....................            15.63        14.38
December 31......................            15.25        11.56


1998 Quarter Ended                           High           Low
-------------------------------------------------------------------

March 31.........................          $ 23.63        18.50
June 30..........................            22.63        20.75
September 30.....................            21.81        19.63
December 31......................            20.00        16.75


As of December 31, 1999, The Company had 4,335,114 shares of Common Stock outstanding. On December 31, 1998, there were 3,636,345 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:


                 1/st/ Quarter  2/nd/ Quarter  3/rd/ Quarter  4/th/ Quarter
-----------------------------------------------------------------------------
1999...............      $ .15          $ .15          $ .15          $ .15
1998...............        .14            .14            .14            .14


________________

Form 10-K
Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Baack, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.


                                    [LOGO]
                          MAHASKA INVESTMENT COMPANY