Form 10-K, Exhibit 13
period 2000-12-31
MAHASKA INVESTMENT CO
filed 2001-03-30
CIK 741390

                                                               Exhibit 13

        Mahaska Investment Company & Subsidiaries Financial Highlights

Year Ended December 31 (In thousands, except per share data)                   2000       1999       1998      1997      1996
------------------------------------------------------------------------------------------------------------------------------
Summary of income data:
Interest income excluding loan pool participations..................... $    31,551     21,162     17,996    15,483    13,532
Interest and discount on loan pool participations......................       7,275      7,668      7,970     8,474     9,097
Total interest income..................................................      38,826     28,830     25,966    23,957    22,629
Total interest expense.................................................      21,427     13,195     10,490     9,312     8,531
Net interest income....................................................      17,399     15,635     15,476    14,645    14,098
Provision for loan losses..............................................         892      3,628      1,179       417       987
Other income...........................................................       2,566      1,947      1,856     1,739     1,506
Other operating expenses...............................................      13,313     10,462      8,947     8,315     7,738
Income before income tax expense.......................................       5,760      3,492      7,206     7,652     6,879
Income tax expense.....................................................       1,759      1,270      2,583     2,294     2,385
Net income............................................................. $     4,001      2,222      4,623     5,058     4,494
                                                                      --------------------------------------------------------
Per share data:
Net income - basic..................................................... $      0.99       0.58       1.26      1.38      1.20
Net income - diluted...................................................        0.99       0.56       1.20      1.33      1.19
Cash dividends declared................................................        0.60       0.60       0.56      0.48      0.44
Book value.............................................................       12.51      11.59      10.51     10.03      9.22
Net tangible book value................................................        9.54       8.62       8.99      8.35      7.39
                                                                      --------------------------------------------------------
Selected financial ratios:
Net income to average assets...........................................        0.81%      0.64%      1.65%     1.98%     1.93%
Net income to average equity...........................................        8.18%      5.29%     12.16%    14.47%    13.52%
Dividend payout ratio..................................................       60.61%    103.45%     44.44%    34.78%    36.50%
Average equity to average assets.......................................        9.90%     12.04%     13.54%    13.69%    14.31%
Tier 1 capital to assets at end of period..............................       10.58%     11.42%     14.02%    14.74%    10.91%
Net interest margin....................................................        3.87%      4.89%      6.04%     6.31%     6.69%
Gross revenue on loan pools to total gross revenue.....................       17.58%     24.91%     28.64%    32.98%    37.69%
Interest and discount income on loan pools to total interest income....       18.74%     26.59%     30.69%    35.37%    40.20%
Allowance for loan losses to total loans...............................        0.94%      1.42%      1.32%     1.26%     1.27%
Nonperforming loans to total loans.....................................        0.95%      1.71%      0.84%     1.27%     1.78%
Net loans charged off to average loans.................................        0.65%      1.14%      0.52%     0.07%     0.63%
                                                                      --------------------------------------------------------

December 31 (In thousands)                                                     2000       1999       1998      1997      1996
------------------------------------------------------------------------------------------------------------------------------
Selected balance sheet data:
Total assets........................................................... $   515,212    486,189    298,389   274,873   251,851
Total loans net of unearned discount...................................     312,081    282,091    165,427   144,333   117,416
Total loan pool participations.........................................      74,755     67,756     54,510    54,326    50,687
Allowance for loan losses..............................................       2,933      4,006      2,177     1,816     1,491
Total deposits.........................................................     370,144    348,672    232,733   215,308   206,952
Total shareholders' equity.............................................      49,295     50,235     38,232    36,754    34,243
                                                                      --------------------------------------------------------

Directors & Officers


BOARD OF DIRECTORS

Richard R. Donohue
Managing Partner, Theobald, Donohue & Thompson, P.C.

William D. Hassel
Vice Chairman & President, Midwest Federal Savings

Charles S. Howard
Chairman, President & CEO

David A. Meinert
Executive Vice President & CFO

John P. Pothoven
Chairman & President, Mahaska State Bank

John W. N. Steddom
Civil Engineer, Retired

James G. Wake
General Manager, Smith-Wake Investments

Michael R. Welter
General Contractor

Edward C. Whitham
President, Financial Management Accounting


CORPORATE OFFICERS

Charles S. Howard
Chairman, President & CEO

David A. Meinert
Executive Vice President & CFO

Keith C. Comfort
Vice President, Finance

Karen K. Binns
Secretary/Treasurer & Administrative Assistant

Jeffrey L. Rhoads
Controller

Mark T. Gibbons
Loan Review Officer

Bryce C. Abbas
Auditor

Barbara J. Bone
Human Resources Officer

Sheila Davis-Welker
Marketing Director

Barbara A. Finney
Internet Banking
Manager/Operations Officer

Stock Information

Mahaska Investment Company's Common Stock trades on The Nasdaq Stock Market under the symbol OSKY. There were 475 shareholders of record on December 31, 2000, and an estimated 1,100 additional beneficial holders whose stock was held in street name by brokerage houses.

The following table sets forth the quarterly high and low sales per share for the Company's stock during 2000 and 1999:

2000 Quarter Ended             High      Low
--------------------------------------------
March 31...................  $11.75     8.50
June 30....................    9.38     6.75
September 30...............    9.13     7.56
December 31................    8.88     7.50

1999 Quarter Ended             High      Low
--------------------------------------------
March 31...................  $17.75    15.50
June 30....................   16.00    14.88
September 30...............   15.63    14.38
December 31................   15.25    11.56

As of December 31, 2000, the Company had 3,939,314 shares of Common Stock outstanding. On December 31, 1999, there were 4,335,114 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:

                1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
------------------------------------------------------------------------
2000..........         $.15           $.15           $.15           $.15
1999..........          .15            .15            .15            .15

Form 10-K

Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Binns, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.


Nasdaq symbol: OSKY

Wall Street Journal & other newspapers: MahaskaInv


Corporate Headquarters:

222 First Avenue East
P.O. Box 1104
Oskaloosa, IA 52577

641.673.8448

www.mahaskainv.com


Annual Shareholders' Meeting:

April 26, 2001, 10:30 a.m.
Elmhurst Country Club
2214 South 11th Street
Oskaloosa, IA 52577

Market Makers:

Howe Barnes Investments, Inc.
First Tennessee Securities Corp.
Keefe, Bruyette & Woods, Inc.
Spear, Leeds & Kellogg

Transfer/Dividend Disbursing Agent

Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, IL 60606

312.427.2953 or 1.800.757.5755


Independent Auditor:

KPMG LLP
2500 Ruan Center
Des Moines, IA 50309


Annual Report Design:

Designgroup, Inc.
505 East Locust Street
Des Moines, IA 50309-1911

515.282.5297