Form 10-K, Exhibit 13
period 2001-12-31
MAHASKA INVESTMENT CO
filed 2002-03-27
CIK 741390

                           MAHASKA
                           ----------------------
                               INVESTMENT COMPANY
                               ------------------

                             [GRAPHIC APPEARS HERE]

                                            [LOGO OF MAHASKA INVESTMENT COMPANY]

------------------
2001 ANNUAL REPORT
------------------

                                VISION STATEMENT

                           Mahaska Investment Company
                                and Subsidiaries

It is the vision of Mahaska Investment Company to remain an independent banking organization, expanding its presence through internal growth and the addition of strategically important branch locations. The Company will pursue attractive opportunities to enter related lines of business as well as the possibility of acquiring other financial institutions with complementary lines of business. The Company will distinguish itself from the competition by a commitment to efficient delivery of products and services in its target markets. The Company will strive to be identified as a "community bank" within those markets.

    MAHASKA INVESTMENT COMPANY WILL REMAIN COMMITTED TO CERTAIN CORE VALUES:

      . The Company exists to serve the financial needs of its customers. Customer needs must be the first consideration in everything that is done. It is important that everyone in the Company conduct themselves in an honest and ethical manner when dealing with customers as well as fellow employees.

      . The Company is a product of the communities it serves, and as such, must be a leader in those communities. The Company will always keep the communities' best interests in mind. The Company will support the charitable, cultural and economic needs of the communities.

      . The Company is a for-profit business that is committed to achieving profits from providing quality services to its customers and to providing continuous value to shareholders.

      . The Company's employees are a family who care for one another and for their customers. The Company is loyal to and protective of its employees.

To achieve this vision, each employee, officer, and director will be challenged to work hard and utilize all skills while focused on the Company's long-term goals. We will create an environment in which each employee is encouraged to achieve his or her highest potential and one that facilitates innovation and creativity to drive performance. The Company is committed to ongoing training and development of its employees. To overcome the threats of a consolidating industry, we will maintain an excellence in banking that has been the tradition of Mahaska Investment Company and its people since it was founded. Each employee, officer, director and shareholder is asked to share this vision.

                           MAHASKA
                           ----------------------
                               INVESTMENT COMPANY
                               ------------------

                                            [LOGO OF MAHASKA INVESTMENT COMPANY]

                               TABLE OF CONTENTS

          MESSAGE TO SHAREHOLDERS                                              1

        2001 FINANCIAL HIGHLIGHTS                                              3

                    COMPANY FOCUS                                              5

CONSOLIDATED FINANCIAL STATEMENTS                                             14

              COMPANY INFORMATION                                             17

                 AUDITORS' REPORT                                             18

             OFFICERS & Directors                                             19

Please refer to the Mahaska Investment Company 2002 Proxy Statement for Management's Discussion and Analysis, Consolidated Financial Statements, and notes to Consolidated Financial Statements.

                                    Message
                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                              [PHOTO APPEARS HERE]

                                                         MESSAGE TO SHAREHOLDERS

--------------------------------------------------------------------------------

Mahaska Investment Company is proud of its many accomplishments in 2001. Despite the unstable national markets and the uncertainty in the economy in general, the Company continued to show growth and improvement. The unified efforts of a dedicated and hardworking staff led to improved earnings and increased stock price.

      The Company's net income increased nine percent to $4,356,000 in 2001, with basic earnings per share of $1.10, an eleven percent increase from the year 2000. Lower interest rates on deposits, increased volume in loan pool participations, and additional non-interest income contributed to the Company's improved earnings in 2001. Total assets as of December 31, 2001, were $545,795,000, up six percent over last year. Both loans and deposits grew in comparison to the previous year-end totals.

      The improvement in earnings was reflected in our Company's stock price. Mahaska Investment Company stock closed at $11.70 per share on December 31, 2001, a 38 percent increase from last year's closing price of $8.50. Small bank stocks in general had a good year. The Nasdaq Bank Index rose ten percent by year-end to close at 2135 compared to 1885 at year-end 2000. The improvement in our stock's performance exceeded the market in general. Our stock now trades at a multiple of earnings of 10.6, which is in the range of other banking organizations our size.

      Early in 2001, the Company's board of directors and senior management determined that the long-term direction of the organization needed to be more focused. Management and staff, working with an outside consultant, developed priorities and established goals to improve business processes and performance. Our goal is a more efficient organization that will provide improved returns to our shareholders.

      As part of the strategic planning process, the board and management reaffirmed their commitment to maintain the Company's community bank identity. We believe that community banks provide the best personal service for customers and satisfactory returns for shareholders.

      Our beliefs are set down in a new Mission Statement. Communicating this important statement serves to reinforce the focus on our goals and to strengthen our commitment to our shareholders, customers, and employees. The Company's new Mission Statement and excerpts from the Vision Statement are included in this annual report.

      We also established new objectives that will help us strengthen relationships with existing customers, expand our relationships with small business customers, and improve customer service in all of our markets.

      We were pleased to have been one of the forty community bank organizations invited to make a presentation at the 2001 Community Bank Investor Conference hosted by the investment banking firm of Keefe, Bruyette & Woods, Inc. The conference, held in New York City, was an excellent opportunity to share this Company's successes and goals for the future with stock analysts, institutional investors, and other bankers.

      Our thoughts and prayers remain with the many families who lost loved ones in the shocking September 11 attack on America. Several of the industry's leading investment banking and brokerage firms located in the World Trade Center suffered tremendous losses. We had established relationships with two firms, Sandler O'Neill and Keefe, Bruyette & Woods, and were personally touched by their losses.

      While we take pride in past progress and accomplishments, we are determined to continue to improve earnings by enhancing performance, loan quality and customer service. We are committed to ongoing improvement and continue to seek new opportunities for your Company. Your continued support of Mahaska Investment Company is sincerely appreciated.


/s/ Charles S. Howard                   /s/ David A. Meinert

Charles S. Howard                       David A. Meinert
Chairman, President & CEO               Executive Vice President & CFO


1 MAHASKA INVESTMENT COMPANY

                                    --------
                                    MOMENTUM
                                    --------

                             [GRAPHIC APPEARS HERE]

--------------------
FINANCIAL HIGHLIGHTS
--------------------

Year Ended December 31 (In thousands, except per share data)               2001       2000       1999       1998       1997
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME DATA
Interest income excluding loan pool participations .................   $ 30,510     31,551     21,162     17,996     15,483
Interest and discount on loan pool participations ..................      9,595      7,275      7,668      7,970      8,474
Total interest income ..............................................     40,105     38,826     28,830     25,966     23,957
Total interest expense .............................................     21,427     21,427     13,195     10,490      9,312
Net interest income ................................................     18,678     17,399     15,635     15,476     14,645
Provision for loan losses ..........................................      1,776        892      3,628      1,179        417
Other income .......................................................      4,287      2,566      1,947      1,856      1,739
Other operating expenses ...........................................     14,467     13,313     10,462      8,947      8,315
Income before income tax ...........................................      6,722      5,760      3,492      7,206      7,652
Income tax expense .................................................      2,366      1,759      1,270      2,583      2,594
Net income .........................................................   $  4,356      4,001      2,222      4,623      5,058
                                                                       ====================================================

PER SHARE DATA
Net income - basic .................................................   $   1.10       0.99       0.58       1.26       1.38
Net income - diluted ...............................................       1.09       0.99       0.56       1.20       1.33
Cash dividends declared ............................................       0.60       0.60       0.60       0.56       0.48
Book value .........................................................      13.12      12.51      11.59      10.51      10.03
Net tangible book value ............................................      10.37       9.54       8.62       8.99       8.35
                                                                       ====================================================

SELECTED FINANCIAL RATIOS
Net income to average assets .......................................       0.82%      0.81%      0.64%      1.65%      1.98%
Net income to average equity .......................................       8.59%      8.18%      5.29%     12.16%     14.47%
Dividend payout ratio ..............................................      54.55%     60.61%    103.45%     44.44%     34.78%
Average equity to average assets ...................................       9.57%      9.90%     12.04%     13.54%     13.69%
Tier 1 capital to assets at end of period ..........................       9.95%     10.58%     11.42%     14.02%     14.74%
Net interest margin ................................................       3.84%      3.87%      4.89%      6.04%      6.31%
Gross revenue of loan pools to total gross revenue .................      21.61%     17.58%     24.91%     28.64%     32.98%
Interest and discount income of loan pools to total interest income.      23.92%     18.74%     26.59%     30.69%     35.37%
Allowance for loan losses to total loans ...........................       1.05%      0.94%      1.42%      1.32%      1.26%
Non-performing loans to total loans ................................       1.08%      0.95%      1.71%      0.84%      1.27%
Net loans charged off to average loans .............................       0.42%      0.65%      1.14%      0.52%      0.07%
                                                                       ====================================================

December 31 (In thousands)                                                 2001       2000       1999       1998       1997
---------------------------------------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Total assets .......................................................   $545,795    515,212    486,189    298,389    274,873
Total loans net of unearned discount ...............................    322,681    312,081    282,091    165,427    144,333
Total loan pool participations .....................................    110,393     74,755     67,756     54,510     54,326
Allowance for loan losses ..........................................      3,381      2,933      4,006      2,177      1,816
Total deposits .....................................................    378,645    370,144    348,672    232,733    215,308
Total shareholders' equity .........................................     50,827     49,295     50,235     38,232     36,754
                                                                       ====================================================


3 MAHASKA INVESTMENT COMPANY

                                    --------
                                    STRATEGY
                                    --------

                             [GRAPHIC APPEARS HERE]

                                     Focus
                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                                                                   COMPANY FOCUS

--------------------------------------------------------------------------------

Mahaska Investment Company has always operated on the philosophy that the best way to enhance value to its primary constituencies--shareholders, customers, communities and employees--is to remain an independent company committed to service-focused community banking. The Company endeavors to achieve value for shareholders through continuing focus on its customers, leadership and support for its communities, and an ongoing investment in its employees.

      Commitment to those core values has proven itself over time, as the Company grew from one institution and $185 million in assets at year-end 1993 to four independent operating subsidiaries and assets of more than $545 million at year-end 2001.

      These values were reaffirmed when directors and officers gathered in late 2000 and early 2001 to take a critical look at what was needed to ensure the Company's continued growth and profitability. This group realized operational and procedural changes were needed to maintain--and manage--success in a rapidly changing environment.

      Both the Company and the times are much different today than they were seven years ago when the first shares of Mahaska Investment Company stock were traded on the Nasdaq National Market System.

By every measure--total assets, number of subsidiaries, number of locations, number of employees and even geographic territory--the Company has doubled in size. Meanwhile, the tremendous economic expansion that characterized the 1990s began to sputter as the 21st century arrived. In Iowa, uneasiness about the farm economy served to heighten concerns about a volatile stock market and a possible recession.

      At the same time, the financial services market is more competitive than ever before. Many of the Company's former community and regional bank competitors are now branches of huge corporations that do business nationwide. Non-bank companies also offer traditional bank products and services. Changes in legislation have turned credit unions into direct competitors. The prevalence of services like direct deposit and Internet and telephone banking make physical proximity to a bank office increasingly less important--and at times, the Company competes with institutions whose branch offices are found only in cyberspace.

      With the amount of time customers spend in a traditional bank office decreasing, each of the Company's interactions with customers becomes more important. The Company must work effectively with its customers to maintain the strong and lasting relationships that have been responsible for its continuing growth.

      As directors and senior managers identified strategies to ensure that the Company can compete effectively and profitably in all types of economic environments, it became clear that a turning point had been reached. The Company needed to take better advantage of its size and resources to improve customer service, efficiency and profitability without affecting the sensitivity and responsiveness to customers and communities that have played such a significant role in the Company's previous successes.

      By addressing those issues within the framework of the Company's values, directors and senior management ultimately determined that they could best fulfill their commitment to shareholders, customers, communities, and employees by creating an environment that makes it possible for each subsidiary and its employees to spend more time focusing on customers and establishing those important relationships.

                    CONSOLIDATED TOTAL ASSETS (In thousands)

                             [GRAPHIC APPEARS HERE]

  2001              2000              1999              1998              1997
$545,795          $515,212          $486,189          $298,389          $274,873


5 MAHASKA INVESTMENT COMPANY

------------------
MAHASKA STATE BANK
--------------------------------------------------------------------------------

Mahaska State Bank, the Company's first bank subsidiary, is the largest financial institution in its market. Total assets continued to grow throughout 2001, reaching $186 million by year-end. The bank, which enjoyed growth in both its brokerage and trust areas during 2001, maintains the largest deposit base in Mahaska County. It also enjoyed increased market share in 2001.

      Mahaska State Bank has long been the dominant lender in Oskaloosa, particularly for agricultural and commercial loans. Real estate loans continue to play a significant role in the bank's growth. Multiple reductions in market interest rates sparked substantial increases in applications for mortgages, as well as home equity loans.

      Financing for commercial real estate purchases, new residential mortgages and refinancing of existing mortgages accounted for significant loan growth. Through its secondary market mortgage program, the bank also offered customers long-term, fixed-rate real estate loans.

      During 2001, Mahaska State Bank began making changes that will enhance customer service and efficiency. One of the most significant was the decision to consolidate the bank's data processing and check processing departments into a separate operating division of the holding company effective January 1, 2002.

      Both departments, which operate as MIC Data Services, serve all four subsidiaries, as well as some non-affiliated institutions. By moving responsibility for these functions to the holding company, Mahaska State Bank can devote more time and resources to its own customers.

      The bank is always alert for opportunities to strengthen relationships with customers, through new products--such as Commercial Internet Banking, which will be introduced in 2002--and by offering customers the quality service they've come to expect from Mahaska State Bank.

      One of the primary reasons for Mahaska State Bank's success in both Oskaloosa and North English is its friendly, knowledgeable and professional staff. Employees also exemplify the bank's commitment to its communities and donate time, talent and money to a variety of causes.

      Mahaska State Bank is confident that its commitment to quality products and quality service will continue to contribute to the bank's growth.

----------------------------
SELECTED BALANCE SHEET DATA:
----------------------------

Year Ended December 31 (In thousands)               2001        2000        1999
--------------------------------------------------------------------------------
Total assets ..............................     $186,418     179,327     165,188
Total loans net of unearned discount ......      111,848     113,192     104,116
Total loan pool participations ............       38,257      30,613      26,421
Total deposits ............................      149,405     150,719     145,379
Total shareholders' equity ................       15,660      15,727      15,158


                                                    MAHASKA INVESTMENT COMPANY 6

                                     Focus
                      [LOGO OF MAHASKA INVESTMENT COMPANY]

The Company has always endeavored to improve efficiency and reduce expenses by consolidating services such as data processing, accounting, Internet Banking operations, human resources, loan review and audit functions. However, given the increasingly critical importance of building and maintaining customer loyalty, the Company needed to do even more to reduce the amount of time and effort the subsidiaries were spending on activities that did not directly affect customer relationships.

      To allow the Company to efficiently and cost-effectively provide additional support services, the four independent subsidiaries needed to adopt some standardized products, processes and procedures. At the same time, every strategy and initiative had to be evaluated in terms of its potential impact on the Company's customers and communities. Consequently, the re-engineering process made 2001 an exciting and often challenging year.

      In establishing a long-term direction for the Company, directors and senior managers outlined three key strategies for enhancing shareholder value:

EFFICIENT DELIVERY OF PRODUCTS AND SERVICES

As directors and senior managers scrutinized the Company's operations, it became apparent that standardizing products and processes between the four subsidiaries could greatly improve efficiency. At the same time, the Company did not want to compromise the ability of the subsidiaries to meet the needs of their own customers and communities.

      The Company's solution was the establishment of a formal Project Management Committee to foster coordinated implementation of process improvements throughout the Company. The Project Management Committee is responsible for identifying challenges that impact the entire organization, prioritizing needs, and recommending solutions.

      To ensure that all stakeholders are represented, the committee consists of a senior executive from each subsidiary and the Company's managers for operations, data processing, accounting, human resources and marketing. All subsidiary representatives and department managers have the opportunity to voice opinions about issues under discussion and communicate how an issue affects their particular area of influence.

      This process was designed to make sure the needs and concerns of each department and subsidiary--as well as its customers and communities--are taken into consideration when changes are proposed. The project management process is also enhancing communication and cooperation among departments and subsidiaries throughout the organization.

      To find solutions to specific challenges, the Project Management Committee forms subcommittees comprised of a Project Management Committee member and representatives from each subsidiary and any affected department.

      Typically, these representatives are employees who are either extremely knowledgeable about the issue or those whose jobs will be most affected. For example, tellers from each subsidiary and data processing personnel will select the new teller software that all four institutions will use.

      Recommendations for best practice solutions are forwarded to the senior executives for review. If approved, the Project Management Committee is responsible for smooth implementation of any changes. Individual committee members are responsible for making sure their own subsidiary or department meets its specific obligations and communicating any issues that might affect implementation.

      Some of the initiatives the Project Management Committee is working on include:

      . Standardization of the data processing codes used to classify different types of products, transactions, collateral and other data to make the accounting and reporting processes more efficient;

      . Upgrading the loan documentation, teller and deposit software and migrating all four subsidiaries to the same platforms;

      . Purchase of an MCIF (Marketing Customer Information File) system, a tool that will enhance the Company's ability to identify customer needs; and

      . Ongoing analysis of the profitability of the Company's products and services. Change is rarely easy, but the Company is optimistic that by providing a forum for open communication between the subsidiaries and by involving employees at all levels of the organization, the Project Management Committee can effectively implement changes that will improve efficiency and productivity throughout the Company.

      Another change that should improve efficiency and customer service is the establishment of MIC Data Services as a separate operating division, comprised of what had been Mahaska State Bank's data processing and check processing departments. This consolidation was effective January 1, 2002.

      Placing these two related functions under common management at the holding company level will improve internal efficiency and make MIC Data Services even more

                    CONSOLIDATED TOTAL LOANS/*/ (In thousands)

                             [GRAPHIC APPEARS HERE]

  2001              2000              1999              1998              1997
$322,681          $312,081          $282,091          $165,427          $144,333

/*/ EXCLUDING LOAN POOLS


7 MAHASKA INVESTMENT COMPANY

-------------------
CENTRAL VALLEY BANK
--------------------------------------------------------------------------------

Central Valley Bank enjoyed another highly successful year in 2001, achieving significant increases in both assets and total loans. As of December 31, 2001, assets were approaching $120 million, compared with $108.3 million at year-end 2000. Total loans increased by $8.6 million to $78.6 million as of December 31, 2001.

      An established real estate lender, Central Valley Bank benefited from multiple reductions in market interest rates. The real estate loan portfolio grew significantly as customers took advantage of the lower rates to purchase or refinance homes. Secondary market mortgages were offered to customers desiring long-term, fixed-rate real estate loans.

      Lower market interest rates also contributed to an increase in commercial real estate purchases, furthering the bank's efforts to expand its commercial customer base. The bank also achieved increases in other types of commercial and ag loans, particularly in the Ottumwa market.

      Central Valley Bank reported only a slight increase in total deposits at the end of 2001. However, it did enjoy more significant deposit growth than most of its competitors. Market share in all three communities--Ottumwa, Fairfield, and Sigourney--increased during 2001.

      One of the most visible accomplishments of 2001 was the opening of a new facility in Fairfield, which replaced a small grocery store branch. The new branch office, which is in a highly visible location, offers real estate, consumer and commercial loan services, brokerage services, extended hours, drive-up service and 24-hour drive-up ATM.

      Central Valley Bank continues to enjoy steady, consistent growth, despite the economic uncertainty and numerous competitors found in its markets. Central Valley Bank is able to offer customers the selection and pricing usually available only from larger competitors and the caring, personal service associated with hometown banking. It strives to provide customers with professional expertise, a variety of competitive products, and one-on-one customer service.

      Central Valley Bank takes great pride in being a community bank and is expanding its leadership role in its communities, supporting numerous civic and charitable organizations. As a community bank, Central Valley Bank consistently explores ways to strengthen its relationships with its customers and its communities, thus ensuring its continued growth.

----------------------------
SELECTED BALANCE SHEET DATA:
----------------------------

Year Ended December 31 (In thousands)                2001        2000       1999
--------------------------------------------------------------------------------

Total assets ...............................     $119,730     108,344     97,064
Total loans net of unearned discount .......       78,577      69,953     54,906
Total loan pool participations .............       20,879      17,974     16,519
Total deposits .............................       85,618      85,205     77,892
Total shareholders' equity .................       12,689      13,041     12,554


                                                    MAHASKA INVESTMENT COMPANY 8

                                     Focus
                      [LOGO OF MAHASKA INVESTMENT COMPANY]

responsive to the needs of all four subsidiaries, as well as non-affiliated banks that contract for data processing services. In addition, by making MIC Data Services a division of the holding company, Mahaska State Bank can devote additional time and resources to serving customers.

PROTECTING ASSET QUALITY

Protecting the quality of the Company's assets is a continuous process. Improving loan quality continues to be a company-wide priority and all four subsidiaries are making progress in that area. The Company adopted a new credit policy that strengthened oversight and revamped existing procedures to provide more proactive monitoring of loan quality. Additional measures designed to keep the Company focused on this goal were also adopted.

      One was the addition of a Chief Credit Officer, who is responsible for credit administration on a daily basis, as well as leading and directing the Company's long-term strategic lending practices and policies. Other duties include loan policy administration, compliance, and when necessary, problem loan administration. The Chief Credit Officer also serves as the Company's liaison with regulatory agencies on loan-related matters.

      A second step was the formation of an Executive Loan Committee, which includes three representatives from Mahaska Investment Company and two senior managers from each of the four operating subsidiaries. This committee is now responsible for reviewing larger loan applications and participation requests.

      The active involvement of senior managers ensures that each subsidiary's interests, and those of its customers and community, are represented. A primary advantage is that Executive Loan Committee members have years of experience and a variety of expertise, including accounting, commercial lending and agricultural lending. This contributes to a much more detailed analysis of credit applications, and should result in more consistent loan quality.

      It has also allowed the Company to provide significantly faster and more responsive customer service. Since the Executive Loan Committee meets weekly--and can easily meet on short notice when necessary--credit decisions can be made more quickly, enhancing customer service.

MAINTAINING A DIVERSIFIED BALANCE SHEET

As in previous years, the Company continues to maintain a balance sheet that is a solid blend of loan pool participations, a conservative and liquid investment portfolio, and a diversified loan portfolio. This is a proven strategy that has minimized the Company's risk and, over time, returned value to shareholders.

It is particularly effective in years like 2001, when several sectors of the economy slowed at once.

      In recent years, the Company's loan pool participations, which provide geographic diversification, have been higher quality assets than in the past and are less susceptible to economic downturns. These assets continue to perform well, despite falling interest rates throughout 2001. In response to falling interest rates, the Company reduced the size of its investment portfolio and increased its loan pool participations, which provide higher returns.

      Real estate loans contributed to increases in both total loans and other income during 2001. The Federal Reserve Board cut market interest rates eleven times during the year, creating enormous customer demand for mortgages and refinancings at all four subsidiaries. The subsidiaries retained some variable-rate mortgages, which will reprice in a few years. Most long-term, fixed-rate real estate loans were sold on the secondary market, generating fee income.

      Building commercial loan portfolios was a priority for all of the subsidiaries, particularly Midwest Federal Savings, which recently began making commercial loans. Since it established a commercial lending department in late 2000 and began offering secondary market mortgage loans, the bank has made consistent progress in diversifying its loan portfolio, which had been dominated by real estate loans.

      Of the four subsidiaries, Central Valley Bank achieved the most significant gains in its loan portfolio during 2001, helped by consistent commercial loan growth. To better serve its growing customer base, Central Valley Bank opened a new full-service office in Fairfield in early 2001. This new branch, which includes a drive-up facility, replaced a grocery store location that handled mainly deposit transactions.

      Pella State Bank also saw a sizeable increase in its loan portfolio. After opening a new larger office in downtown Pella, which now serves as the bank's headquarters, Pella State Bank hired an additional loan officer to better serve its commercial and farm customers. Mahaska State Bank, the dominant commercial lender in its markets, continues to explore new methods to increase commercial loan activity outside its traditional market boundaries.

                   CONSOLIDATED TOTAL DEPOSITS (In thousands)

                             [GRAPHIC APPEARS HERE]

  2001              2000              1999              1998              1997
$378,645          $370,144          $348,672          $232,733          $215,308


9 MAHASKA INVESTMENT COMPANY

----------------
PELLA STATE BANK
--------------------------------------------------------------------------------

With more than $44 million in assets as of December 31, 2001, Pella State Bank has enjoyed tremendous growth since it opened in December 1997. The bank's increases in three key measures--total assets, net loans and total deposits--have been among the largest reported by any financial institution in its market.

      Consequently, many of Pella State Bank's accomplishments in 2001 focused on ways to better serve a rapidly expanding customer base.

      In early 2001, the bank moved its headquarters to a more spacious facility in a highly visible downtown development. Executive offices, all lending activities and full-service brokerage are housed there, offering customers a complete range of financial services in one convenient location. Pella State Bank's original facility remains open as a branch, with extended hours and drive-up service for deposit customers.

      To ensure that customers continue to receive the same friendly, personal, and professional service that has been such a significant factor in its success, Pella State Bank also enlarged its staff. Some of the bank's more experienced employees, who exemplify the quality service the bank strives to provide, were promoted and now work to instill newer employees with that same commitment to customer satisfaction.

      Pella State Bank also hired an additional loan officer to better serve a growing number of farm and small business customers. Developing strong relationships with commercial customers is a priority.

      A favorable rate environment contributed to increased real estate lending activity throughout 2001, helping to increase Pella State Bank's loan portfolio. Secondary market mortgages were available to customers wanting long-term, fixed-rate real estate loans.

      The bank's full-service brokerage office continues to grow. In 2002, Pella State Bank will provide additional marketing support to help the brokerage service expand its customer base.

      Although the economic expansion in the market slowed somewhat during 2001, Pella State Bank is optimistic that 2002 will bring continued growth. Pella State Bank believes that its friendly, professional employees--most of whom have very strong community ties--its innovative mix of products and services, its competitive rates, and its strong commitment to its community will continue to contribute to its success.

----------------------------
SELECTED BALANCE SHEET DATA:
----------------------------

Year Ended December 31 (In thousands)                 2001       2000       1999
--------------------------------------------------------------------------------

Total assets .................................     $44,052     34,996     26,182
Total loans net of unearned discount .........      23,192     20,761     16,268
Total loan pool participations ...............       9,666      7,028      5,604
Total deposits ...............................      36,218     28,221     19,506
Total shareholders' equity ...................       5,105      5,040      4,795


                                                   MAHASKA INVESTMENT COMPANY 10

                                     Focus
                      [LOGO OF MAHASKA INVESTMENT COMPANY]

The subsidiaries experienced minimal increases in agricultural loans. The Company continues to keep a cautious eye on the farm economy. The slow progress on new farm legislation is a major concern. Successive years of low commodity prices have made producers increasingly dependent on government payments and any reduction in crop subsidies may have a detrimental effect on customers.

      Other income increased due to higher revenue from secondary market loan originations, overdraft and other service charges, and trust fees. The Company also saw an increase in fees generated from brokerage offices located at each subsidiary.

      Increasing core deposits remained a priority for all four subsidiaries in 2001. An erratic stock market helped increase liquid deposits. However, the low market interest rates that encouraged loan activity and improved the Company's net interest margin (the difference between what a bank pays for funds and what it earns on assets) put a damper on time deposit growth. Only Pella State Bank saw a noticeable increase in total deposits during 2001.

      Because deposit growth did not keep pace with demand for loans, the Company utilized borrowed funds. However, the Company was able to secure favorable long-term fixed rates on these advances resulting in acceptable net interest margins.

      Directors authorized a stock repurchase program in the third quarter of 2001 and later extended that authorization through June 30, 2002. Reducing the number of outstanding shares on the market should strengthen the return to shareholders. Thru December 31, 2001, the Company had repurchased 101,000 shares.

      To meet its commitment to quality customer service, the Company continues to invest in technology. The Company is now testing Commercial Internet Banking, which allows business customers to perform a variety of transactions. This service will be introduced in 2002.

      Retail Internet Banking has quickly gained popularity with customers. In 2001, the Company upgraded its Retail Internet Banking software, offering users an improved interface and new security features.

      As the number of Internet transactions grows, protecting customers' confidential information becomes a more critical component of service. During 2001, the Company revised its privacy policy, which is mailed to customers annually. Copies are now given to all new customers at the time an account is opened. The Company also plans to increase its efforts to educate customers about ways to protect themselves against identify theft.

      The Company is also investing in technology to help employees become more productive, including loan, deposit and teller software. Replacing older software with more functional versions provides an opportunity to migrate all four institutions to the same systems, allowing for procedure standardization and enhancing processing efficiency. The Company will also convert to a new payroll processing system that eliminates much of the paperwork for employees, supervisors and human resources personnel.

      The Company views employees as its most important asset and is committed to creating an environment that encourages creativity and innovation, allowing each employee to achieve his or her highest potential. Competitive salaries and benefits, particularly health insurance, help retain employees. Relatively low employee turnover contributes to consistent service quality and reduces the expense of recruiting and training new employees.

      During 2001, the Company began offering employees a cash match on 401(k) contributions. Company stock is not included in the 401(k) plan. However, the Company does contribute to an Employee Stock Ownership Plan (ESOP) set up to provide employees with an additional source of retirement income. The ESOP is the Company's single largest shareholder.

      Employees are encouraged to be involved in their communities and many have assumed leadership roles on local school, government, civic, and charity boards. Countless others donate time as volunteers for organizations ranging from youth sports to local economic development groups. As community banks, all four subsidiaries provide financial support for a variety of civic and charitable causes.

      Certainly, the banking industry is in a state of transition as consolidation and new competitors challenge the traditional thinking. However, the Company, with its continued commitment to excellence and strong customer focus, is in good position to increase its market share. The Company offers customers the best of both worlds: the quality customer service and commitment to its markets associated with community banks, and the wide selection of services and delivery systems usually offered by far larger bank competitors.

      The Company continues to implement practices that will improve operating efficiencies and enhance the quality of service offered to its customers and communities. The Company's strong commitment to traditional values and clear vision for the future position it to grow and prosper in the years ahead, thus returning even more value to its shareholders, customers, communities and employees.

                     CONSOLIDATED NET INCOME (In thousands)

                             [GRAPHIC APPEARS HERE]

 2001              2000              1999              1998              1997
$4,356            $4,001            $2,222            $4,623            $5,058


11 MAHASKA INVESTMENT COMPANY

-----------------------
MIDWEST FEDERAL SAVINGS
--------------------------------------------------------------------------------

Midwest Federal Savings & Loan Association of Eastern Iowa (Midwest Federal), the Company's largest subsidiary, enjoyed a number of successes--highlighted by record earnings--during 2001. At year-end, Midwest Federal reported net earnings of $1.87 million, net interest income of more than $5.3 million and $718,000 in income from fees and service charges.

      A total-return approach to its investment portfolio resulted in realized gains of $948,000 on the sale of investments. The proceeds were reinvested in higher-earning assets, thereby increasing net interest margin for the long term. Midwest Federal reported total assets of $189 million at year-end, compared to $183 million at year-end 2000.

      Midwest Federal made the transition to full-service banking in 2001, adding products and services to better serve its customers and its communities--Burlington, West Burlington, Fort Madison and Wapello.

      Almost fifteen percent of all checking account customers have signed up for Retail Internet Banking, which was introduced on January 2, 2001. In 2002, Midwest Federal will introduce Commercial Internet Banking.

      A new commercial loan department completed its first full year of operation in 2001, adding $2.2 million to Midwest Federal's loan portfolio. Midwest Federal is encouraged by the many opportunities for commercial lending in Burlington and the surrounding area.

      Multiple reductions in market interest rates over the year created heavy demand for both in-house and secondary market real estate loans. Secondary market mortgages provided Midwest Federal customers with the ability to lock in long-term fixed rates on real estate loans.

      Midwest Federal is also excited about the opportunities to offer customers investment products, such as stocks, bonds and mutual funds, through Midwest Financial Products, Inc., a wholly owned subsidiary of Midwest Federal.

      To accommodate its expanded services and to provide a more customer-friendly environment, Midwest Federal's main office in Burlington was remodeled. New offices were added to the lobby area to provide visibility for the loan and brokerage services, and the reception area was improved to provide better access for customers. The teller area was also remodeled to provide a more inviting and modern look.

      By providing excellent service and an expanded selection of financial products and services, Midwest Federal can strengthen relationships with existing customers, attract new customers and return more value to shareholders.

----------------------------
SELECTED BALANCE SHEET DATA:
----------------------------

Year Ended December 31 (In thousands)               2001        2000        1999
--------------------------------------------------------------------------------

Total assets ..............................     $189,232     183,418     182,934
Total loans net of unearned discount ......      107,375     105,848     101,566
Total loan pool participations ............       38,499      14,571      10,861
Total deposits ............................      108,073     106,131     107,114
Total shareholders' equity ................       19,486      19,837      19,285


                                                   MAHASKA INVESTMENT COMPANY 12

                                   ---------
                                   STABILITY
                                   ---------

                             [GRAPHIC APPEARS HERE]

---------------------------
CONSOLIDATED BALANCE SHEETS
---------------------------

December 31 (In thousands)                                                             2001        2000
-------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks .......................................................   $  12,872      10,544
Interest-bearing deposits in banks ............................................       2,965       3,818
Federal funds sold ............................................................          --       1,155
                                                                                  ---------------------
  Cash and cash equivalents ...................................................      15,837      15,517
                                                                                  ---------------------
Investment securities:
  Available for sale ..........................................................      50,206      60,758
  Held to maturity (fair value of $22,034 in 2001
    and $26,234 in 2000) ......................................................      21,332      25,921
Loans, net of unearned discount ...............................................     322,681     312,081
Allowance for loan losses .....................................................      (3,381)     (2,933)
                                                                                  ---------------------
  Net loans ...................................................................     319,300     309,148
                                                                                  ---------------------
Loan pool participations ......................................................     110,393      74,755
Premises and equipment, net ...................................................       8,355       6,890
Accrued interest receivable ...................................................       4,540       5,201
Goodwill and other intangible assets ..........................................      10,675      11,725
Other assets ..................................................................       5,157       5,297
                                                                                  ---------------------
  Total assets ................................................................   $ 545,795     515,212
                                                                                  =====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand ......................................................................   $  26,961      26,031
  NOW and Super NOW ...........................................................      45,372      43,380
  Savings .....................................................................      97,989      88,378
  Certificates of deposit .....................................................     208,323     212,355
                                                                                  ---------------------
    Total deposits ............................................................     378,645     370,144
Federal funds purchased .......................................................      10,650       2,345
Federal Home Loan Bank advances ...............................................      91,174      75,050
Notes payable .................................................................       9,200      13,200
Other liabilities .............................................................       5,299       5,178
                                                                                  ---------------------
  Total liabilities ...........................................................     494,968     465,917
                                                                                  ---------------------

SHAREHOLDERS' EQUITY
Common stock, $5 par value; authorized 20,000,000 shares; issued 4,912,849
  as of December 31, 2001 and December 31, 2000 ...............................      24,564      24,564
Capital surplus ...............................................................      13,033      13,127
Treasury stock at cost, 1,040,255 and 973,535 shares as of
  December 31, 2001 and 2000, respectively ....................................     (12,595)    (11,869)
Retained earnings .............................................................      25,082      23,102
Accumulated other comprehensive income ........................................         743         371
                                                                                  ---------------------
  Total shareholders' equity ..................................................      50,827      49,295
                                                                                  ---------------------
  Total liabilities and shareholders' equity ..................................   $ 545,795     515,212
                                                                                  =====================


                                                   MAHASKA INVESTMENT COMPANY 14

---------------------------------
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

Year Ended December 31 (In thousands, except per share amounts)           2001     2000      1999
-------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans .........................................   $25,172   25,298    17,577
Interest income and discount on loan pool participations ...........     9,595    7,275     7,668
Interest on bank deposits ..........................................        56      116        82
Interest on federal funds sold .....................................       252      164       260
Interest on investment securities:
  Available for sale ...............................................     3,542    4,182     2,214
  Held to maturity .................................................     1,488    1,791     1,029
                                                                       --------------------------
    Total interest income ..........................................    40,105   38,826    28,830
                                                                       --------------------------

INTEREST EXPENSE
Interest on deposits:
  NOW and Super NOW ................................................       521      782       637
  Savings ..........................................................     2,961    3,779     2,837
  Certificates of deposit ..........................................    11,920   10,788     7,060
Interest on federal funds purchased ................................        57      191        94
Interest on Federal Home Loan Bank advances ........................     5,166    4,484     1,287
Interest on notes payable ..........................................       802    1,403     1,280
                                                                       --------------------------
    Total interest expense .........................................    21,427   21,427    13,195
                                                                       --------------------------
    Net interest income ............................................    18,678   17,399    15,635
Provision for loan losses ..........................................     1,776      892     3,628
                                                                       --------------------------
    Net interest income after provision for loan losses ............    16,902   16,507    12,007
                                                                       --------------------------

OTHER INCOME
Service charges ....................................................     2,117    1,821     1,332
Data processing income .............................................       206      203       200
Other operating income .............................................       946      502       443
Investment security gains (losses), net ............................     1,018       40       (28)
                                                                       --------------------------
    Total other income .............................................     4,287    2,566     1,947
                                                                       --------------------------

OTHER EXPENSE
Salaries and employee benefits expense .............................     7,157    6,378     5,144
Net occupancy expense ..............................................     2,162    1,877     1,517
Professional fees ..................................................       988      658       431
Goodwill and other intangible asset amortization ...................     1,050    1,125       711
Other operating expense ............................................     3,110    3,275     2,659
                                                                       --------------------------
  Total other expense ..............................................    14,467   13,313    10,462
                                                                       --------------------------
  Income before income tax expense .................................     6,722    5,760     3,492
Income tax expense .................................................     2,366    1,759     1,270
                                                                       --------------------------
    Net income .....................................................   $ 4,356    4,001     2,222
                                                                       ==========================

Net income per share - basic .......................................   $  1.10     0.99      0.58
                                                                       ==========================
Net income per share - diluted .....................................   $  1.09     0.99      0.56
                                                                       ==========================


15 MAHASKA INVESTMENT COMPANY

----------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
----------------------------------------------------------------------------

                                                                                                    Accumulated
                                                                                                          Other
                                                   Common     Capital     Treasury     Retained   Comprehensive
(In thousands, except share data)                   Stock     Surplus        Stock     Earnings   (Loss) Income        Total
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998  ...............     $19,038          17       (2,799)      21,806             170       38,232
                                                  ==========================================================================

Comprehensive income:
  Net income ................................          --          --           --        2,222              --        2,222
  Unrealized gains arising during the
    year on securities available for sale ...          --          --           --           --            (695)        (695)
  Plus realized gains on securities
    available for sale, net of tax ..........          --          --           --           --              18           18
                                                  --------------------------------------------------------------------------
  Total comprehensive income ................          --          --           --        2,222            (677)       1,545
                                                  --------------------------------------------------------------------------
Dividends paid ($.60 per share) .............          --          --           --       (2,310)             --       (2,310)
Stock issued for acquisition of Midwest
  Bancshares, Inc. (1,105,348 shares) .......       5,526     (13,281)          --           --              --       18,807
Stock options exercised
  (54,821 shares) ...........................          --        (106)         868         (207)             --          555
Treasury stock purchased
  (461,400 shares) ..........................          --          --       (6,594)          --              --       (6,594)
                                                  --------------------------------------------------------------------------

Balance at December 31, 1999 ................      24,564      13,192       (8,525)      21,511            (507)      50,235
                                                  ==========================================================================

Comprehensive income:
  Net income ................................          --          --           --        4,001              --        4,001
  Unrealized gains arising during the
    year on securities available for sale ...          --          --           --           --             908          908
  Less realized gains on securities
    available for securities, net of tax ....          --          --           --           --             (30)         (30)
                                                  --------------------------------------------------------------------------
  Total comprehensive income ................          --          --           --        4,001             878        4,879
                                                  --------------------------------------------------------------------------
Dividends paid ($.60 per share) .............          --          --           --       (2,410)             --       (2,410)
Stock options exercised
  (7,300 shares) ............................          --         (65)          89           --              --           24
Treasury stock purchased
  (403,100 shares) ..........................          --          --       (3,433)          --              --       (3,433)
                                                  --------------------------------------------------------------------------

Balance at December 31, 2000 ................      24,564      13,127      (11,869)      23,102             371       49,295
                                                  ==========================================================================

Comprehensive income:
  Net income ................................          --          --           --        4,356              --        4,356
  Unrealized gains arising during the
    year on securities available for sale ...          --          --           --           --           1,010        1,010
  Less realized gains on securities
    available for sale, net of tax ..........          --          --           --           --            (638)        (638)
                                                  --------------------------------------------------------------------------
  Total comprehensive income ................          --          --           --        4,356             372        4,728
                                                  --------------------------------------------------------------------------
Dividends paid ($.60 per share) .............          --          --           --       (2,376)             --       (2,376)
Stock options exercised
  (34,280 shares) ...........................          --         (94)         418           --              --          324
Treasury stock purchased
  (101,000 shares) ..........................          --          --       (1,144)          --              --       (1,144)
                                                  --------------------------------------------------------------------------

Balance at December 31, 2001 ................     $24,564      13,033      (12,595)      25,082             743       50,827
                                                  ==========================================================================


                                                   MAHASKA INVESTMENT COMPANY 16

                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                              COMPANY INFORMATION

--------------------------------------------------------------------------------

Mahaska Investment Company's Common Stock trades on the Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 462 shareholders of record on December 31, 2001, and an estimated 750 additional beneficial holders whose stock was held in street name by brokerage houses.

              Nasdaq Symbol: OSKY                        Wall Street Journal and
                                                    Other Newspapers: MahaskaInv
                    Market Makers
     AnPac Securities Group, Inc.                        Transfer Agent/Dividend
    Howe Barnes Investments, Inc.                               Disbursing Agent
    Keefe, Bruyette & Woods, Inc.                Illinois Stock Transfer Company
Midwest Resources First Tennessee                    209 West Jackson Boulevard,
   Sandler O'Neill & Partners, LP                                      Suite 903
           Spear, Leeds & Kellogg                              Chicago, IL 60606
                                                                  (312) 427-2953
           Corporate Headquarters                                 (800) 757-5755
              222 1st Avenue East
                    P.O. Box 1104                            Independent Auditor
              Oskaloosa, IA 52577                                       KPMG LLP
                   (641) 673-8448                               2500 Ruan Center
               www.mahaskainv.com                           Des Moines, IA 50309

     Annual Shareholders' Meeting
       April 30, 2002, 10:30 a.m.                           Annual Report Design
            Elmhurst Country Club                              Designgroup, Inc.
           2214 South 11th Street                                 Des Moines, IA
              Oskaloosa, IA 52577

FORM 10-K

Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Binns, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.

The following table sets forth the quarterly high and low sales per share for the Company's stock during 2001 and 2000:

2001 Quarter Ended                                            High           Low
--------------------------------------------------------------------------------
March 31 ..............................................     $11.50        $ 8.25
June 30 ...............................................      11.00          9.76
September 30 ..........................................      12.50         10.75
December 31 ...........................................      11.70         10.40

2000 Quarter Ended                                            High           Low
--------------------------------------------------------------------------------
March 31 ..............................................     $11.75        $ 8.50
June 30 ...............................................       9.38          6.75
September 30 ..........................................       9.13          7.56
December 31 ...........................................       8.88          7.50

As of December 31, 2001, the Company had 3,872,594 shares of Common Stock outstanding. On December 31, 2000, there were 3,939,314 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:

                        1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
--------------------------------------------------------------------------------
2001 .................         $.15           $.15           $.15           $.15
2000 .................          .15            .15            .15            .15


17 MAHASKA INVESTMENT COMPANY

                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                                                                AUDITORS' REPORT

--------------------------------------------------------------------------------

                        TO THE BOARD OF DIRECTORS OF MAHASKA INVESTMENT COMPANY:

We have audited, in accordance with the auditing standards generally accepted in the United States of America, the consolidated balance sheets of Mahaska Investment Company as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2001 (not presented herein); and in our report dated February 6, 2002, we expressed an unqualified opinion on those consolidated financial statements.

      In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 14 through 16 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ KPMG LLP

KPMG LLP
Des Moines, Iowa
February 6, 2002

                                                       BANK SUBSIDIARY LOCATIONS

--------------------------------------------------------------------------------

                                                              MAHASKA STATE BANK

                                                             www.mahaskabank.com

                        Main Bank                           A Avenue West Office
             124 South 1st Street                              301 A Avenue West
              Oskaloosa, IA 52577                            Oskaloosa, IA 52577
                   (641) 673-8303                                 (641) 673-9444

                       Motor Bank                           North English Office
              222 1st Avenue East                              10030 Highway 149
              Oskaloosa, IA 52577                        North English, IA 52316
                   (641) 673-1563                                 (319) 664-3311

CENTRAL VALLEY BANK

www.centralvalleybank.com

Main Bank                                              Fairfield
116 West Main                                          Drive-up Branch
Ottumwa, IA 52501                                      2408 West Burlington
(641) 682-8355                                         Fairfield, IA 52556
                                                       (641) 472-2424
Fairfield
Downtown Branch                                        Sigourney Branch
58 East Burlington                                     112 North Main
Fairfield, IA 52556                                    Sigourney, IA 52591
(641) 472-6511                                         (641) 622-2381

                                                         MIDWEST FEDERAL SAVINGS

                                                              www.midwestfed.com

                        Main Bank                            Fort Madison Branch
             3225 Division Street                                   926 Avenue G
             Burlington, IA 52601                         Fort Madison, IA 52627
                   (319) 754-6526                                 (319) 372-3991

          Jefferson Street Branch                                 Wapello Branch
             323 Jefferson Street                                     Highway 61
             Burlington, IA 52601                              Wapello, IA 52653
                   (319) 754-7553                                 (319) 523-8314

                                                                  Wal-Mart Super
                                                                   Center Branch

                                                            324 West Agency Road
                                                       West Burlington, IA 52655
                                                                  (319) 752-6765
PELLA STATE BANK

www.pellabank.com

Main Bank
700 Main Street, Suite 100
Pella, IA 50219
(641) 628-4356

Oskaloosa Street Branch
500 Oskaloosa Street
Pella, IA 50219
(641) 628-4356


                                                   MAHASKA INVESTMENT COMPANY 18

                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                              [PHOTO APPEARS HERE]

                                                            OFFICERS & DIRECTORS

--------------------------------------------------------------------------------

CORPORATE OFFICERS                                                      BOARD OF DIRECTORS (SHOWN L TO R)
                  Charles S. Howard               Barbara J. Bone       Richard R. Donohue
          Chairman, President & CEO       Human Resources Officer       Managing Partner,
                                                                        Theobald, Donohue & Thompson, P.C.
                   David A. Meinert        Sheila M. Davis-Welker
     Executive Vice President & CFO            Marketing Director       Edward C. Whitham
                                                                        Financial Management Accounting
                     Karen K. Binns             Barbara A. Finney
                Secretary/Treasurer     Internet Banking Manager/       David A. Meinert
         & Administrative Assistant            Operations Officer       Executive Vice President & CFO

                   Keith C. Comfort             Steven G. Wickard       John W. N. Steddom
Vice President Finance & Controller          Chief Credit Officer       Civil Engineer, Retired

                  Jeffrey L. Rhoads              Roger A. Parlett       Michael R. Welter
        Financial Reporting Officer        Senior Vice President,       General Contractor
                                                  Data Processing
                    Mark T. Gibbons                                     John P. Pothoven
                Loan Review Officer               T. Wayne Little       Chairman & President,
                                                      EDP Officer       Mahaska State Bank
                     Bryce C. Abbas
                            Auditor                 Joyce C. Reed       James G. Wake
                                               Second EDP Officer       General Manager,
                                                                        Smith-Wake Investments

                                                                        William D. Hassel
                                                                        Vice Chairman & President,
                                                                        Midwest Federal Savings

                                                                        Charles S. Howard
                                                                        Chairman, President & CEO


19 MAHASKA INVESTMENT COMPANY

                      [LOGO OF MAHASKA INVESTMENT COMPANY]

                               MISSION STATEMENT
                           Mahaska Investment Company
                                and Subsidiaries

At Mahaska Investment Company we believe that a true community bank is desired by our customers and provides the best avenue for shareholder value. We will continue to maximize shareholder value by a relentless focus on the customer, providing efficient support to our banks and employees, staying abreast of the product and service needs of our customers, and remaining open to growing our franchise in desirable markets.