Form 10-K, Exhibit 13
period 2002-12-31
MAHASKA INVESTMENT CO
filed 2003-03-31
CIK 741390

                                     [LOGO]
                                     MAHASKA
                               INVESTMENT COMPANY

                                    [GRAPHIC]
                              Rooted in the Past...

                               2002 ANNUAL REPORT

                              Poised for the Future

                                    [GRAPHIC]

                         As the world swirls around us,
                          those that focus...flourish.

                  Our Mission is to maximize shareholder value
                       by a relentless focus on providing
                          efficient service and support
                                to our customers,
                                 employees, and
                                  communities.

                                    [GRAPHIC]

                                   Our Vision
                           To be the leading financial
                      services provider in our communities.

                                                      Message to Shareholders  1

                                                    2002 Financial Highlights  2

                                                                Company Focus  3

                                                        Subsidiary Highlights  3

                                                           Board of Directors  5

                                                           Corporate Officers  8

                                            Consolidated Financial Statements  9

                                                          Company Information 12

                                                             Auditors' Report 12

             Please refer to the Mahaska Investment Company 2003 Proxy Statement for Management's Discussion and Analysis, Consolidated Financial
                     Statements, and notes to Consolidated Financial Statements.

                            Message to Shareholders

     With each passing year, the information we receive and the decisions we make become increasingly complex. Technology, deregulation, and our global economy are continually reshaping the banking industry. One thing we know for sure: Change is inevitable. At Mahaska Investment Company (the Company), we believe the best way to set ourselves apart - to flourish - is to stay focused.

And that is exactly the commitment the Company made in 2002. Overall, 2002 was a good year. Our stock price closed at $16.01 per share, an increase of 36.8% from $11.70 in 2001. Our net income increased to $5,789,000 in 2002, from $4,356,000 in 2001, with basic earnings per share of $1.49 in 2002 and $1.10 in 2001. Quarterly dividends paid to shareholders were 16 cents per share, reflecting a 6.7% increase over the previous year.

Part of our business strategy has been to remain open to opportunities that allow us to broaden our customer base while at the same time, enhancing the investment value for shareholders. Last year presented an opportunity for us to continue this plan of growth. The Company has agreed to acquire Citizens Bank & Trust in Hudson, which also has offices in Belle Plaine and Waterloo. Expansion into these markets offers great growth potential. We believe that this bank, while outside of the southeast region of Iowa historically serviced by the Company, will fit well into our family of financial institutions. These customers will have access to a larger variety of products and services, a benefit of being a family member of Mahaska Investment Company.

                                    [PHOTO]

As a community-focused financial group, we continue to place decision-making at the local level and put forth a genuine effort to know the names - and the financial needs and preferences - of each customer. From our tellers and loan officers to our presidents and boards of directors, we all work hard to maintain our commitment to be a community bank. Our strength is found in our ability to offer an unmatched combination of responsive staff, extensive financial resources and range of products and services, all in a local bank.

We will continue to seek opportunities to expand the Company and enhance the returns to our shareholders. An essential element of our plan for continued growth is to adopt a new name...a new brand...that reflects our focus, vision and common service culture to the markets we serve, MidWestOne Financial Group.

     One commitment...to remain a community bank offering quality personal service. One focus...to run as an efficient organization. One determination...to offer the best possible return for shareholders. One brand...that enables our markets to see us as uniquely different because we stand for something...a long-term financial relationship customers can count on.

Thank you for your continued support and confidence.


/s/ Charles S. Howard
------------------------------
Charles S. Howard
Chairman, President & CEO


/s/ David A. Meinert
------------------------------
David A. Meinert
Executive Vice President & CFO

                              Financial Highlights

Year Ended December 31
(in thousands, except per share data)                      2002      2001      2000      1999      1998
--------------------------------------------------------------------------------------------------------
Summary of Income Data
Interest income excluding loan pool participations...    $27,482    30,510    31,551    21,162    17,996
Interest and discount on loan pool participations....     10,058     9,595     7,275     7,668     7,970
Total interest income................................     37,540    40,105    38,826    28,830    25,966
Total interest expense...............................     17,027    21,427    21,427    13,195    10,490
Net interest income..................................     20,513    18,678    17,399    15,635    15,476
Provision for loan losses............................      1,070     1,776       892     3,628     1,179
Other income.........................................      3,787     4,287     2,566     1,947     1,856
Other operating expenses.............................     14,426    14,467    13,313    10,462     8,947
Income before income tax.............................      8,804     6,722     5,760     3,492     7,206
Income tax expense...................................      3,015     2,366     1,759     1,270     2,583
Net income...........................................    $ 5,789     4,356     4,001     2,222     4,623
                                                         -------    ------    ------    ------    ------
Per Share Data
Net income - basic...................................    $  1.49      1.10      0.99      0.58      1.26
Net income - diluted.................................       1.46      1.09      0.99      0.56      1.20
Cash dividends declared..............................       0.64      0.60      0.60      0.60      0.56
Book value...........................................      14.17     13.12     12.51     11.59     10.51
Net tangible book value..............................      11.53     10.37      9.54      8.62      8.99
                                                         -------    ------    ------    ------    ------
Selected Financial Ratios
Net income to average assets.........................       1.07%     0.82%     0.81%     0.64%     1.65%
Net income to average equity.........................      10.91%     8.59%     8.18%     5.29%    12.16%
Dividend payout ratio................................      42.95%    54.55%    60.61%   103.45%    44.44%
Average equity to average assets.....................       9.79%     9.57%     9.90%    12.04%    13.54%
Tier 1 capital to assets at end of period............      14.59%     9.95%    10.58%    11.42%    14.02%
Net interest margin..................................       4.10%     3.84%     3.87%     4.89%     6.04%
Gross revenue of loan pools to total gross revenue...      24.34%    21.61%    17.58%    24.91%    28.64%
Interest and discount income of loan pools
   to total interest income..........................      26.79%    23.92%    18.74%    26.59%    30.69%
Allowance for loan losses to total loans.............       1.30%     1.05%     0.94%     1.42%     1.32%
Non-performing loans to total loans..................       0.86%     1.08%     0.95%     1.71%     0.84%
Net loans charged off to average loans...............       0.15%     0.42%     0.65%     1.14%     0.52%
                                                         -------    ------    ------    ------    ------

December 31 (in thousands)                                2002      2001      2000      1999      1998
--------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data
Total assets.........................................   $537,782   545,795   515,212   486,189   298,389
Total loans net of unearned discount.................    306,024   322,681   312,081   282,091   165,427
Total loan pool participations.......................     82,341   110,393    74,755    67,756    54,510
Allowance for loan losses............................      3,967     3,381     2,933     4,006     2,177
Total deposits.......................................    395,546   378,645   370,144   348,672   232,733
Total shareholders' equity...........................     55,698    50,827    49,295    50,235    38,232
                                                        --------   -------   -------   -------   -------

                               Stand for Something
                                  and Stand Out

     Growth is invigorating. It is exciting, challenging and unifying. It is also hard work. Numerous hours were put forth in 2002 to continue a journey begun in 2001 by our board of directors and senior management. That was the year we determined that our long-term direction needed to be more focused. Management and staff, working with an outside consultant, developed priorities and established goals to improve business processes and performance. We were determined to operate as a more efficient organization and improve returns to our shareholders.

     Having laid the groundwork to improve our business performance, it was natural to take the next step in 2002, establishing a unifying brand for our Company. In order to stay focused and stay on the path of success, we needed to take a new look at ourselves. We knew intuitively that we wanted to be the leading financial services provider in our communities. In order to accomplish this, we were willing to step back and re-evaluate the Company. However, we knew it would be a much more honest and accurate analysis if we utilized the expertise of an outside party who would

                                    [GRAPHIC]

                              It's A Family Thing.

     Members of a family are connected in many ways. They share a name, physical attributes, as well as beliefs and traditions. Each member of the Mahaska Investment Company family stands on individual merits, yet contributes to - and ultimately impacts - the success of our family. The new MidWestOne Financial Group brand will provide a unifying force that will help propel us into the future. The strengths found in each of our banks contribute to the success of our family and are the factors that enable us to continue moving forward, building upon yesterday's successes as we look toward tomorrow's opportunities. We are poised for 2003 and beyond, and we see One success...MidWestOne
Financial Group.

                               Mahaska State Bank

     The "first born" of our subsidiaries, Mahaska State Bank (MSB), continues to shine. Despite a down economy, it increased earnings to $3.5 million in 2002 from $2.6 million in 2001. MSB has taken to heart our Company's Mission Statement, "...to maximize share holder value by a relentless focus on providing efficient service and support to our customers, employees and communities." During 2002, the bank continued to respond to a need for affordable housing in Mahaska County, assuming a key role in the First Time Home Grant Program and First Time Home Buyer Program through the Iowa Finance Authority (IFA). MSB works with IFA and the City of Oskaloosa Housing Trust Fund to obtain grant money and loans for qualified families with low to moderate income.

                               Central Valley Bank

     Central Valley Bank (CVB) continued to do an excellent job of steadily increasing business through the unique combination that is our Company's hallmark

                              Subsidiary Highlights

                             The Best of Both Words

look upon our Company with a direct and objective point-of-view. So we called upon the services of a marketing communications firm with a strong track record of branding financial institutions.

     Our branding consultant challenged us to ask ourselves pertinent questions in order to identify who we are and what we have to offer our customers. What makes us unique? What makes us better than our competition? What are our strengths as well as our opportunities? What's our message? In other words, who are we, as a company? Where do we want to go and how are we going to get there?

     All of this introspection and self-analysis confirmed the direction we decided to take in 2001. We realized our strength is found in our ability to be a community bank with the resources of a larger regional organization. We offer the best of both worlds to all of our customers...an unmatched combination of responsive staff, considerable financial resources and a wide range of products and services, all in a local bank.

                                   [GRAPHIC]

....attractive pricing, extensive selection and personal service. Chartered in
1994, CVB has grown from $32 million to $119 million in total assets. It was extremely important for CVB to grow in its early years, and now its focus has turned to enhanced earnings. It has provided increased earnings for four consecutive years, with record highs in 2002. Over the same period, the bank has also experienced a tremendous improvement in its operating efficiency.

                                Pella State Bank

     Pella State Bank (PSB), the fastest-growing bank in Pella, is turning the Company's Vision Statement into action, "To be the leading financial services provider in our communities." PSB has committed itself each and every day to making this a reality.

     Its 2002 highlights are many, and include 28% growth in assets to $56 million and a $10 million increase in deposits to $46 million; the addition of an ATM at the branch location's drive-through (with usage now exceeding that of the ATM at the main bank); and a growth in the number of employees to better serve the bank's expanding customer base.

                             Midwest Federal Savings

     When we added Midwest Federal Savings & Loan Association of Eastern Iowa (Midwest Federal) to our family, we knew it would fit in well with our tradition of personal service. And by joining our family, Midwest Federal, in turn, would have the deep resources of the Company to offer its customers. This has proven to be a thriving, complementary relationship. Midwest Federal continued to enhance our family in 2002 through increased loan origination fees and service charge income. Midwest Federal also grew its average balances of commercial loans and commercial real estate loans during 2002.

                              Subsidiary Highlights

                                What's in a Name?

     In looking toward the future and defining where we want the Company to go, our evaluation process led us to adopt a name that reflects what we are today as well as the potential of what we can grow to be. Contingent upon shareholder approval at our annual meeting, Mahaska Investment Company will become MidWestOne Financial Group, Inc. Each subsidiary, in some fashion, will incorporate the MidWestOne brand, making them easily identifiable as a member of our financial family. So no matter which of our markets a customer or prospect is in, our community banks will be quickly associated with MidWestOne Financial Group.

     We recognized that by including our county name in our Company name, Mahaska Investment Company inherently implied our focus remained within the boundaries of Mahaska County. In fact, our growth has led the Company into the counties of Benton, Black Hawk, Des Moines, Wapello, and beyond. Our new name sets the stage for future local and regional growth - and perhaps expansion into surrounding states

                                   [GRAPHIC]

                                    [PHOTO]

                                 Growing Forward

like Illinois and Missouri. Yes, we are extremely confident that MidWestOne is an accurate depiction of who we are and where we're going...and growing.

     Each time we add a subsidiary to our family, it is because a particular institution will enable us to expand into a new market while broadening the services available to the bank's customers. Citizens Bank & Trust, our newest acquisition, offers an opportunity to expand in very attractive markets. These markets offer many opportunities for growth throughout the customer's life cycle...buying a house or automobile, financing or expanding a small business, sending children to college, saving for retirement...these are the things customers dream of, and we have the financial resources to help them achieve their dreams.

                                Gaining Momentum

     While in recent years we have grown through bank acquisitions, future expansion may include establishing additional branches of our existing banks in our family. Another possible avenue for growth may be establishing or acquiring non-banking businesses such as insurance agencies. We are always seeking opportunities to grow into additional lines of business and new markets. Again, the new name will allow for future growth in many directions, while unifying each new subsidiary, branch or other business with a shared vision: Offering customers an extensive range of financial products and services normally found in a large bank, while at the same time, striving for the kind of personal, long-term customer relationship for which community banks are known.

                     [LOGO] MidWestOne Financial Group, Inc.

           Board of Directors                        Corporate Officers

           (seated, from left)                       (seated, from left)

            John P. Pothoven                          David A. Meinert
Chairman & President, Mahaska State Bank       Executive Vice President & CEO

           Richard R. Donohue                         Charles S. Howard
  Managing Partner, Theobald, Donohue &           Chairman, President & CEO
              Thompson, P.C
                                                      Roger A. Parlett
            David A. Meinert               Senior Vice President, Data Processing
     Executive Vice President & CFO
                                                    (standing, from left)
            Charles S. Howard
        Chairman, President & CEO                     Steven G. Wickard
                                                    Chief Credit Officer
           John W. N. Steddom
         Civil Engineer, Retired                       Karen K. Binns
                                                    Secretary/Treasurer &
          (standing, from left)                   Administrative Assistant

            William D. Hassel                         Keith C. Comfort
       Vice Chairman & President,            Vice President Finance & Controller
         Midwest Federal Savings
                                                       Barbara J. Bone
            Edward C. Whitham                      Human Resources Officer
    Financial Management Accounting
                                                      Barbara A. Finney
             James G. Wake                        Internet Banking Manager/
        General Manager, Smith-Wake                   Operations Officer
              Investments

            Michael R. Welter
           General Contractor

                   "Individual commitment to a group effort -
                 that is what makes a team work, a company work,
                      a society work, a civilization work."

                                                                  Vince Lombardi

                             Poised for the Future

     Our brand is not just a new name. It is a promise to our existing customers and prospects that must be fulfilled by each representative of MidWestOne, from our teller to our loan officer to our CEO to each member of our board of directors. We are committed to using our extensive depth of products and services to provide for all of the customer's financial needs. And we will accomplish this by having a personal relationship with each customer. The MidWestOne brand is not just the promise, but the fulfillment.

     Every aspect of our business, from communications to operating systems to our people, will embody our brand mission and values. Our brand symbolizes our uniqueness, and it is essential to the Company's success for all of us to be ambassadors of our brand...to incorporate this individuality into our daily interactions with customers. By placing our brand at the center of our corporate strategy, we are poised for continued success in 2003 and beyond.

                                   [GRAPHIC]

                                    [PHOTO]

                           Consolidated Balance Sheets

December 31 (in thousands)                                                     2002      2001
-----------------------------------------------------------------------------------------------
Assets
Cash and due from banks...................................................   $ 11,441    12,872
Interest-bearing deposits in banks........................................      2,662     2,965
Federal funds sold........................................................      1,950        --
                                                                             --------   -------
      Cash and cash equivalents...........................................     16,053    15,837
                                                                             --------   -------
Investment securities:
   Available for sale.....................................................     91,193    50,206
   Held to maturity (fair value of $17,511 in 2002 and $22,034 in 2001)...     16,671    21,332
Loans, net of unearned discount...........................................    306,024   322,681
Allowance for loan losses.................................................     (3,967)   (3,381)
                                                                             --------   -------
      Net loans...........................................................    302,057   319,300
                                                                             --------   -------
Loan pool participations..................................................     82,341   110,393
Premises and equipment, net...............................................      8,376     8,355
Accrued interest receivable...............................................      4,403     4,540
Goodwill..................................................................      9,351     9,351
Other intangible assets...................................................      1,034     1,324
Other assets..............................................................      6,303     5,157
                                                                             --------   -------
      Total assets........................................................   $537,782   545,795
                                                                             ========   =======

Liabilities and Shareholders' Equity
Deposits:
   Demand.................................................................   $ 29,236    26,961
   NOW and Super NOW......................................................     44,848    45,372
   Savings................................................................    102,358    97,989
   Certificates of deposit................................................    219,104   208,323
                                                                             --------   -------
      Total deposits......................................................    395,546   378,645
                                                                             --------   -------
Federal funds purchased...................................................      1,500    10,650
Federal Home Loan Bank advances...........................................     69,293    91,174
Notes payable.............................................................         --     9,200
Long-term debt............................................................     10,310        --
Other liabilities.........................................................      5,435     5,299
                                                                             --------   -------
      Total liabilities...................................................    482,084   494,968
                                                                             --------   -------

Shareholders' Equity
   Common stock, $5 par value; authorized 20,000,000 shares;
      issued 4,912,849 as of December 31, 2002 and 2001...................     24,564    24,564
   Capital surplus........................................................     12,942    13,033
   Treasury stock at cost, 982,341 and 1,040,255 shares as of
      December 31, 2002 and 2001, respectively............................    (11,963)  (12,595)
   Retained earnings......................................................     28,375    25,082
   Accumulated other comprehensive income.................................      1,780       743
                                                                             --------   -------
      Total shareholders' equity..........................................     55,698    50,827
                                                                             --------   -------
      Total liabilities and shareholders' equity..........................   $537,782   545,795
                                                                             ========   =======

                        Consolidated Statements of Income

Year Ended December 31 (in thousands, except per share data)     2002     2001     2000
----------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans..................................   $22,845   25,172   25,298
Interest income and discount on loan pool participations....    10,058    9,595    7,275
Interest on bank deposits...................................        22       56      116
Interest on federal funds sold..............................       115      252      164
Interest on investment securities:
   Available for sale.......................................     3,376    3,542    4,182
   Held to maturity.........................................     1,124    1,488    1,791
                                                               -------   ------   ------
      Total interest income.................................    37,540   40,105   38,826
                                                               =======   ======   ======

Interest Expense
Interest on deposits:
   NOW and Super NOW........................................       270      521      782
   Savings..................................................     1,876    2,961    3,779
   Certificates of deposit..................................     9,422   11,920   10,788
Interest on federal funds purchased.........................        21       57      191
Interest on Federal Home Loan Bank advances.................     4,872    5,166    4,484
Interest on notes payable...................................       270      802    1,403
Interest on long-term debt..................................       296       --       --
                                                               -------   ------   ------
      Total interest expense................................    17,027   21,427   21,427
                                                               -------   ------   ------
      Net interest income...................................    20,513   18,678   17,399
Provision for loan losses...................................     1,070    1,776      892
                                                               -------   ------   ------
      Net interest income after provision for loan losses...    19,443   16,902   16,507
                                                               -------   ------   ------

Other Income
Service charges.............................................     2,185    2,117    1,821
Data processing income......................................       227      206      203
Other operating income......................................     1,375      946      502
Investment security gains, net..............................        --    1,018       40
      Total other income....................................     3,787    4,287    2,566
                                                               -------   ------   ------

Other Expense
Salaries and employee benefits expense......................     7,612    7,157    6,378
Net occupancy expense.......................................     2,339    2,162    1,877
Professional fees...........................................       658      988      658
Goodwill amortization.......................................        --      699      699
Other intangible asset amortization.........................       290      351      426
Other operating expense.....................................     3,527    3,110    3,275
                                                               -------   ------   ------
      Total other expense...................................    14,426   14,467   13,313
                                                               -------   ------   ------
      Income before income tax expense......................     8,804    6,722    5,760
Income tax expense..........................................     3,015    2,366    1,759
                                                               -------   ------   ------
      Net income............................................   $ 5,789    4,356    4,001
                                                               =======   ======   ======
Net income per share - basic................................   $  1.49     1.10     0.99
                                                               =======   ======   ======
Net income per share - diluted..............................   $  1.46     1.09     0.99
                                                               =======   ======   ======

                      Consolidated Statements of Change in
                  Shareholder's Equity and Comprehensive Income

                                                                                         Accumulated
                                                                                            Other
                                               Common   Capital   Treasury   Retained   Comprehensive
(In thousands, except share data)              Stock    Surplus     Stock    Earnings   Income (Loss)    Total
                                              -------   -------   --------   --------   -------------   ------
Balance at December 31, 1999...............   $24,564    13,192    (8,525)    21,511         (507)      50,235
                                              =======    ======   =======     ======        =====       ======
Comprehensive income:
   Net income..............................        --        --        --      4,001           --        4,001
   Unrealized gains arising during the
      year on securities available for sale        --        --        --         --          908          908
   Less realized gains on securities
      available for sale, net of tax.......        --        --        --         --          (30)         (30)
                                              -------    ------   -------     ------        -----       ------
      Total comprehensive income...........        --        --        --      4,001          878        4,879
                                              -------    ------   -------     ------        -----       ------
Dividends paid ($.60 per share)...........         --        --        --     (2,410)          --       (2,410)
Stock options exercised (7,300 shares)             --       (65)       89         --           --           24
Treasury stock purchased (403,100 shares)..        --        --    (3,433)        --           --       (3,433)
                                              -------    ------   -------     ------        -----       ------
Balance at December 31, 2000...............    24,564    13,127   (11,869)    23,102          371       49,295
                                              =======    ======   =======     ======        =====       ======

Comprehensive income:
   Net income..............................        --        --        --      4,356           --        4,356
   Unrealized gains arising during the
      year on securities available for sale        --        --        --         --        1,010        1,010
   Less realized gains on securities
      available for sale, net of tax.......        --        --        --         --         (638)        (638)
                                              -------    ------   -------     ------        -----       ------
   Total comprehensive income..............        --        --        --      4,356          372        4,728
                                              -------    ------   -------     ------        -----       ------
Dividends paid ($.60 per share)............        --        --        --     (2,376)          --       (2,376)
Stock options exercised (34,280 shares)....        --       (94)      418         --           --          324
Treasury stock purchased (101,000 shares)..        --        --    (1,144)         -           --       (1,144)
                                              -------    ------   -------     ------        -----       ------
Balance at December 31, 2001...............    24,564    13,033   (12,595)    25,082          743       50,827
                                              =======    ======   =======     ======        =====       ======

Comprehensive income:
   Net income..............................        --        --        --      5,789           --        5,789
   Unrealized gains arising during the
      year on securities available for sale        --        --        --         --        1,037        1,037
                                              -------    ------   -------     ------        -----       ------
   Total comprehensive income..............        --        --        --      5,789        1,037        6,826
                                              -------    ------   -------     ------        -----       ------
Dividends paid ($.64 per share)............        --        --        --     (2,496)          --       (2,496)
Stock options exercised (90,014 shares)....        --      (172)    1,091         --           --          919
Treasury stock purchased (32,100 shares)...        --        --      (459)        --           --         (459)
ESOP shares allocated......................        --        81        --         --           --           81
                                              -------    ------   -------     ------        -----       ------
Balance at December 31, 2002...............   $24,564    12,942   (11,963)    28,375        1,780       55,698
                                              =======    ======   =======     ======        =====       ======

                              Company Information,
                                Auditors' Report

Mahaska Investment Company's Common Stock

trades on the Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 456 shareholders of record on December 31, 2002, and an estimated 750 additional beneficial holders whose stock was held in street name by brokerage houses.

Nasdaq Symbol OSKY

Market Participants

Howe Barnes Investments, Inc.
Spear, Leeds & Kellogg
Knight Securities L.P.
Goldman, Sachs & Co.
Ladenburg, Thalmann & Co.
Dain Rauscher Inc.
Herzog, Heine, Geduld, LLC
Sandler O'Neill & Partners
Cincinnati Stock Exchange

Corporate Headquarters

222 1st Avenue East
P.O. Box 1104
Oskaloosa, IA 52577
(641) 673-8448
www.mahaskainv.com

Annual Shareholders' Meeting

April 30, 2003, 10:30 a.m.
Elmhurst Country Club
2214 South 11th Street
Oskaloosa, IA 52577

Wall Street Journal and Other Newspapers

MahaskaInv

Transfer Agent/Dividend Disbursing Agent

Illinois Stock Transfer Company
209 West Jackson Boulevard
Suite 903
Chicago, IL 60606
(312) 427-2953
(800) 757-5755

Independent Auditor

KPMG LLP
2500 Ruan Center
Des Moines, IA 50309

Annual Report Design

J.W.Morton & Associates
Cedar Rapids, IA

The following table sets forth the quarterly high and low sales per share for the Company's stock during 2002 and 2001.

'02 Quarter Ended                                                 High      Low
-----------------                                                ------   ------
March 31                                                         $13.64   $11.10
June 30                                                           14.52    13.15
September 30                                                      14.30    11.70
December 31                                                       16.23    13.36

                                   [GRAPHIC]

'01 Quarter Ended                                                 High      Low
-----------------                                                ------   ------
March 31                                                         $11.50   $ 8.25
June 30                                                           11.00     9.76
September 30                                                      12.50    10.75
December 31                                                       11.70    10.40

As of December 31, 2002, the Company had 3,930,508 shares of Common Stock outstanding. On December 31, 2001, there were 3,872,594 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:

Quarter                                                 1st    2nd    3rd    4th
-------                                                ----   ----   ----   ----
2002                                                   $.16   $.16   $.16   $.16
2001                                                    .15    .15    .15    .15

Auditors' Report

To the Board of Directors of Mahaska Investment Company:

We have audited, in accordance with the auditing standards generally accepted in the United States of America, the consolidated balance sheets of Mahaska Investment Company as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2002 (not presented herein); and in our report dated January 30, 2003, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 9 through 11 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ KPMG LLP
-------------------
KPMG LLP
Des Moines, Iowa
January 30, 2003

                                    FORM 10-K

Copies of Mahaska Investment Company's Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Binns, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission's Internet web site at www.sec.gov/cgi-bin/srch-edgar.

BANK SUBSIDIARY LOCATIONS

   Mahaska State Bank     Midwest Federal Savings      Central Valley Bank
   ------------------     -----------------------      -------------------
  www.mahaskabank.com        www.midwestfed.com     www.centralvalleybank.com

      Main Bank                  Main Bank                   Main Bank
  124 South 1st Street      3225 Division Street          116 West Main
  Oskaloosa, IA 52577       Burlington, IA 52601        Ottumwa, IA 52501
     (641) 673-8303            (319) 754-6526             (641) 682-8355

      Motor Bank          Jefferson Street Branch   Fairfield Downtown Branch
   222 1st Avenue East      323 Jefferson Street       58 East Burlington
  Oskaloosa, IA 52577       Burlington, IA 52601       Fairfield, IA 52556
     (641) 673-1563            (319) 754-7553             (641) 472-6511

  A Avenue West Office      Fort Madison Branch     Fairfield Drive-up Branch
   301 A Avenue West            926 Avenue G           2408 West Burlington
  Oskaloosa, IA 52577      Fort Madison, IA 52627      Fairfield, IA 52556
     (641) 673-9444            (319) 372-3991             (641) 472-2424

  North English Office         Wapello Branch            Sigourney Branch
   10030 Highway 149             Highway 61              112 North Main
North English, IA 52316      Wapello, IA 52653         Sigourney, IA 52591
     (319) 664-3311            (319) 523-8314            (641) 622-2381

                                   [GRAPHIC]

                                Pella State Bank
                                www.pellabank.com

                                    Main Bank
                           700 Main Street, Suite 100
                                 Pella, IA 50219
                                 (641) 628-4356

                             Oskaloosa Street Branch
                              500 Oskaloosa Street
                                 Pella, IA 50219
                                 (641) 628-4356

                                     [LOGO]
                                     MAHASKA
                               INVESTMENT COMPANY