Form 10-K, Exhibit 13
period 2003-12-31
MIDWESTONE FINANCIAL GROUP INC
filed 2004-03-30
CIK 741390

Exhibit 13

Financial Highlights

Year Ended December 31 (in thousands, except per share data)	2003	2002	2001	2000	1999
Summary of Income Data
Interest income excluding loan pool participations	$28,593	27,482	30,510	31,551	21,162
Interest and discount on loan pool participations	8,985	10,058	9,595	7,275	7,668
Total interest income	37,578	37,540	40,105	38,826	28,830
Total interest expense	14,767	17,027	21,427	21,427	13,195
Net interest income	22,811	20,513	18,678	17,399	15,635
Provision for loan losses	589	1,070	1,776	892	3,628
Other income	4,358	3,787	4,287	2,566	1,947
Other operating expenses	17,387	14,426	14,467	13,313	10,462
Income before income tax	9,193	8,804	6,722	5,760	3,492
Income tax expense	3,267	3,015	2,366	1,759	1,270
Net income	$5,926	5,789	4,356	4,001	2,222

Per Share Data
Net income - basic	$1.54	1.49	1.10	0.99	0.58
Net income - diluted	1.50	1.46	1.09	0.99	0.56
Cash dividends declared	0.64	0.64	0.60	0.60	0.60
Book value	14.84	14.17	13.12	12.51	11.59
Net tangible book value	11.08	11.53	10.37	9.54	8.62

Selected Financial Ratios
Net income to average assets	0.98%	1.07%	0.82%	0.81%	0.64%
Net income to average equity	10.52%	10.91%	8.59%	8.18%	5.29%
Dividend payout ratio	41.56%	42.95%	54.55%	60.61%	103.45%
Total shareholders’ equity to total assets	9.01%	10.37%	9.32%	9.59%	10.33%
Tangible shareholders’ equity to tangible assets	6.88%	8.60%	7.51%	7.48%	7.90%
Tier 1 capital ratio	11.20%	14.67%	9.95%	10.58%	11.42%
Net interest margin	4.10%	4.10%	3.84%	3.87%	4.89%
Gross revenue of loan pools to total gross revenue	21.42%	24.34%	21.61%	17.58%	24.91%
Allowance for loan losses to total loans	1.29%	1.30%	1.05%	0.94%	1.42%
Non-performing loans to total loans	0.83%	0.86%	1.08%	0.95%	1.71%
Net loans charged off to average loans	0.08%	0.15%	0.42%	0.65%	1.14%

December 31 (in thousands)	2003	2002	2001	2000	1999
Selected Balance Sheet Data
Total assets	$623,306	537,026	545,160	513,814	486,368
Total loans net of unearned discount	377,017	306,024	322,681	312,081	282,091
Total loan pool participations	89,059	82,341	110,393	74,755	67,756
Allowance for loan losses	4,857	3,967	3,381	2,933	4,006
Total deposits	453,125	395,546	378,645	370,144	348,672
Total shareholders’ equity	56,144	55,698	50,827	49,295	50,235

Company Information,

Auditor’s Report

MidWestOne Financial Group, Inc. Common Stock

trades on the Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 442 shareholders of record on December 31, 2003, and an estimated 1,100 additional beneficial holders whose stock was held in street name by brokerage houses.

Nasdaq Symbol OSKY

Market Participants

Howe Barnes Investments, Inc.

RBC Dain Rauscher, Inc.

Knight Equity Markets, L.P.

Schwab Capital Markets

Goldman, Sachs & Co.

National Stock Exchange

Wien Securities Corp.

Archipelago Exchange (The)

THE BRUT ECN, LLC

B-Trade Services, LLC

Corporate Headquarters

222 1st Avenue East

P.O. Box 1104

Oskaloosa, IA 52577

(641) 673-8448

www.midwestonefinancial.com

Annual Shareholders’ Meeting

April 30, 2004, 10:30 a.m.

Elmhurst Country Club

2214 South 11th Street

Oskaloosa, IA 52577

Wall Street Journal and Other Newspapers

MdWstOneFnl or MdWsOnFn

Transfer Agent/Dividend Disbursing Agent

Illinois Stock Transfer Company

209 West Jackson Boulevard

Suite 903

Chicago, IL 60606

(312) 427-2953

(800) 757-5755

Independent Auditor

KPMG LLP

2500 Ruan Center

Des Moines, IA 50309

Annual Report Design

J.W. Morton & Associates

Cedar Rapids, IA

The following table sets forth the quarterly high and low sales per share for the Company’s stock during 2003 and 2002.

’03 Quarter Ended	High	Low
March 31	$16.59	$15.47
June 30	16.40	14.95
September 30	18.09	15.97
December 31	19.00	17.95

[GRAPHIC APPEARS HERE]

’02 Quarter Ended	High	Low
March 31	$13.64	$11.10
June 30	14.52	13.15
September 30	14.30	11.70
December 31	16.23	13.36

As of December 31, 2003, the Company had 3,782,708 shares of Common Stock outstanding. On December 31, 2002, there were 3,930,508 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:

Quarter	1st	2nd	3rd	4th
2003	$.16	$.16	$.16	$.16
2002	$.16	$.16	$.16	$.16

Independent Auditor’s Report

To the Board of Directors of MidWestOne Financial Group, Inc.:

We have audited, in accordance with the auditing standards generally accepted in the United States of America, the consolidated balance sheets of MidWestOne Financial Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2003 (not presented herein); and in our report dated February 13, 2004, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 9 through 11 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.

KPMG LLP

KPMG LLP

Des Moines, Iowa

February 13, 2004

Copies of the MidWestOne Financial Group Inc. Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available [ILLEGIBLE] to shareholders upon [ILLEGIBLE] request to [ILLEGIBLE], Secretary/Treasurer at the corporate headquarters. It is also available on the Securities and Exchange Commission’s Internet web site at [ILLEGIBLE]