Form 10-K, Exhibit 13
period 2004-12-31
MIDWESTONE FINANCIAL GROUP INC
filed 2005-03-30
CIK 741390

Exhibit 13

2004

ANNUAL REPORT

Keeping Our Focus Where It Belongs.

[PHOTO APPEARS HERE]

2004

FINANCIAL HIGHLIGHTS

Year Ended December 31 (in thousands, except per share amounts)	2004	2003	2002	2001	2000
Summary of Income Data
Interest income excluding loan pool participations	$27,977	28,593	27,482	30,510	31,551
Interest and discount on loan pool participations	9,395	8,985	10,058	9,595	7,275
Total interest income	37,372	37,578	37,540	40,105	38,826
Total interest expense	13,370	14,767	17,027	21,427	21,427
Net interest income	24,002	22,811	20,513	18,678	17,399
Provision for loan losses	858	589	1,070	1,776	892
Other income	4,276	4,358	3,787	4,287	2,566
Other operating expenses	18,513	17,387	14,426	14,467	13,313
Income before income tax	8,907	9,193	8,804	6,722	5,760
Income tax expense	3,078	3,267	3,015	2,366	1,759
Net income	$5,829	5,926	5,789	4,356	4,001

Per Share Data
Net income - basic	$1.54	1.54	1.49	1.10	0.99
Net income - diluted	1.50	1.50	1.46	1.09	0.99
Cash dividends declared	0.68	0.64	0.64	0.60	0.60
Book value	15.18	14.84	14.17	13.12	12.51
Net tangible book value	11.32	11.08	11.53	10.37	9.54

Selected Financial Ratios
Net income to average assets	0.92%	0.98%	1.07%	0.82%	0.81%
Net income to average equity	10.23%	10.52%	10.91%	8.59%	8.18%
Dividend payout ratio	44.16%	41.56%	42.95%	54.55%	60.61%
Total shareholders’ equity to total assets	8.75%	9.01%	10.37%	9.32%	9.59%
Tangible shareholders’ equity to tangible assets	6.67%	6.88%	8.60%	7.51%	7.48%
Tier I capital ratio	10.88%	11.20%	14.67%	9.95%	10.58%
Net interest margin	4.14%	4.10%	4.10%	3.84%	3.87%
Gross revenue of loan pools to total gross revenue	22.17%	21.42%	24.34%	21.61%	17.58%
Allowance for loan losses to total loans	1.19%	1.29%	1.30%	1.05%	0.94%
Non-performing loans to total loans	0.73%	0.83%	0.86%	1.08%	0.95%
Net loans charged off to average loans	0.25%	0.08%	0.15%	0.42%	0.65%

December 31 (in thousands)	2004	2003	2002	2001	2000
Selected Balance Sheet Data
Total assets	$650,564	623,306	537,026	545,160	513,814
Total loans net of unearned discount	398,854	377,017	306,024	322,681	312,081
Total loan pool participations	105,502	89,059	82,341	110,393	74,755
Allowance for loan losses	4,745	4,857	3,967	3,381	2,933
Total deposits	475,102	453,125	395,546	378,645	370,144
Total shareholders’ equity	56,930	56,144	55,698	50,827	49,295

1 PAGE

MESSAGE TO SHAREHOLDERS

The past year has proven to be a thrilling and successful time for MidWestOne Financial Group’s shareholders, customers and employees. 2004 can be looked upon with pride when reflecting on our accomplishments and success.

It is difficult to believe, but 2004 marked the tenth anniversary of MidWestOne becoming a publicly traded company. Trading common stock on the Nasdaq National Market System has provided the capital necessary for our extensive expansion over the past decade. Through several transactions, we’ve grown to become one of the region’s largest holding companies with assets exceeding $650 million. And through it all, we’ve maintained the principles on which MidWestOne was built.

To preserve our competitive edge and continue profitable relationships with our shareholders and customers, MidWestOne Financial Group must continue to offer a wide range of products and services. The acquisition in July 2004 of Koogler Company of Iowa - an independent, full-service brokerage firm located in Pella - will allow us to further accommodate the changing financial needs of our customers. MidWestOne Investment Services intends to expand into other communities that are home to our member banks.

Technology has also become increasingly important to the financial services industry in recent years. MidWestOne carefully researches new technologies and utilizes those that will best serve our customers. 2004 marked the introduction of Online Cash Manager and imaged statements. Online Cash Manager, our Internet banking system designed specifically for business clients, is one of the most advanced in the region.

In 2004, our stock price closed at $20.96 per share, a 10% increase from $18.99 in 2003. Our 2004 net income was $5,829,000. Basic earnings per share stayed constant at $1.54. Quarterly dividends paid to shareholders were 17 cents per share, reflecting a 6% increase over last year.

Two directors, William D. Hassel and John W. N. Steddom, retired from our board in 2004. Mr. Hassel, former president of MidWestOne Bank in Burlington, Iowa, retired on March 31. Mr. Steddom’s retirement was effective December 31. With 30 years service on our board, John’s knowledge, judgment and insight truly helped guide our company.

In a world that is constantly changing, it is important to keep our focus where it belongs. Although our sights are set firmly on the future, those who contribute to our success... our customers, employees and the local communities we serve... will always remain the driving force of our business.

Charles S. Howard
Chairman, President & CEO
Thanks for your continued support.
David A. Meinert
Executive Vice President & CFO

[PHOTO APPEARS HERE]

ABOUT ELAINE

“My husband and I bought an auto dealership over 30 years ago with a loan from MidWestOne Bank & Trust. Although I recently sold the dealership, I still bank with MidWestOne. They’ve always made me feel more like a friend than a customer.”

Keeping Our Focus On … OUR CUSTOMERS!

[PHOTO APPEARS HERE]

Tom and Cindy Drost

Customers are more than just account numbers. They’re all people... with mortgages, car payments, kids in college... and they deserve the best. “Our focus has always been - and always will be - on community banking and customer service,” says Charles Howard, MidWestOne Financial Group’s CEO. “Knowing our customers is the key to serving all their financial needs.”

Tom and Cindy Drost, long-time customers of MidWestOne Bank & Trust, own a farm outside Oskaloosa. Two children - Jackson, 21 and Jordan, 13 - and a growing farm operation keep the Drosts busy. With their non-stop life styles, they enjoy the convenience MidWestOne Bank & Trust offers.

“All of our accounts are with MidWestOne Bank & Trust... our mortgage, checking, savings, student loans for Jackson... everything. I’ve never banked anywhere else,” remembers Tom. “We’ve even bought stock in the company as an investment for the kids.”

Confidence like that is a two-way street. “Several years ago a farm unexpectedly came up for sale, and thanks to my relationship with MidWestOne, I was able to purchase that land,” Tom reminisces. “The most unplanned things can be the biggest blessing. It’s good to know, when those things happen, MidWestOne will be there to back us up.”

“I like the personal service and accessibility at MidWestOne.” remarks Cindy. “Although Internet banking is great, I prefer going into the bank and talking with everyone. They’re all friends! It’s nice to walk into a place and hear your name.”

The idea of friendship was a constant theme with the Drosts. They look at our staff not just as their bankers, but their friends. “Those are the sort of relationships that we like to cultivate with our customers,” says MidWestOne Bank & Trust executive vice president, Steve Hicks. “Our doors are always open and our customers know that.”

As the Drost family and their farming operation have grown, so has MidWestOne. “Through MidWestOne’s growth over the years, the values we admire have remained constant,” reflects Tom. As MidWestOne looks to the future, we will never lose sight of what we value most... our customers.

3 PAGE

KEEPING OUR FOCUS ON …

OUR BUSINESS PARTNERS!

[PHOTO APPEARS HERE]

Ron Arkema (left) and Joe Canfield (right), co-owners of Van Gorp, point out the support system for a drum pully to Mike Patrick (center), president of Pella State Bank.

The sparks are flying at Van Gorp Corporation. But that’s not a bad thing - it just signifies that business is good.

Van Gorp, a Pella-based pulley manufacturer, has been a fixture in the community for nearly fifty years. Founded in 1957, the company has expanded to become a leader in the industry. From a one-man shop to a state-of-the-art operation, Van Gorp now employs over fifty people. Joe Canfield and Ron Arkema, two long-time Van Gorp employees, purchased the company in October of 2002.

“When we first discussed the acquisition, it seemed like a really daunting task,” remembers Arkema. “I don’t think many people realize that only about ten percent of purchases like ours move from the letter of intent through to completion of the deal. It wouldn’t have been possible for us, either, without the help from Mike Patrick and Wayne Martens at Pella State Bank.”

“Every hurdle that presented itself, we tackled,” says Canfield. “Purchasing Van Gorp was a much bigger deal than Ron or I had ever anticipated. Since we put everything on the line for this company, we wanted bankers with the same dedication. It’s refreshing to find a financial institution that can fund a multi-million dollar project while maintaining personal service.”

Since those early days, the partnership between Van Gorp and Pella State Bank has developed into a multi-relational one. “Our line of credit, checking accounts... all of our accounts... are handled through Pella State Bank,” Canfield states. “And Online Cash Manager is incredible. We have the flexibility to manage our cash daily... the up-to-the-minute information helps me keep our books accurate without ever having to step away from my desk.”

Arkema’s opinion of Pella State Bank and MidWestOne is clear. “We’re really fortunate to have such a great group to work with - people who were willing to work with two guys who knew a lot about pulleys,” jokes Arkema. “So often, banks have a selfish outlook, kind of a what’s-in-my-interest view, but Pella State Bank was more interested in helping us make this factory thrive. Their commitment to our success was unwavering... that’s service you don’t often see.”

KEEPING OUR FOCUS ON …

OUR EMPLOYEES!

[PHOTO APPEARS HERE]

MidWestOne Bank senior vice president, Michele Schnicker (left), shows Jerry Krause (right), president of MidWestOne Bank, plans for an upcoming project.

1 Scott Zaiser (right), owner of Zaiser Landscaping in Burlington, Iowa, discusses future plans for his business with Jerry Krause (left).

[PHOTO APPEARS HERE]

2 Jerry works closely with his management team to ensure the bank runs efficiently while the customers remain their primary focus.

A company cannot survive without its employees. MidWestOne is no exception to this rule. Every one of our employees is a vital member of our team and one of our most valuable assets.

MidWestOne Financial Group and each of our subsidiaries believe in developing skills and fine-tuning strengths in every employee. Listening, training and coaching are all crucial motivators that show our employees we value them. “It is each employee that makes our company what it is. Cultivating their skills is a proven investment,” says Charles Howard, CEO. “It is a regular occurrence that when a position opens, we are able to fill it with one of our own.”

Jerry Krause is a perfect example of an employee advancing within our company. With over thirty years of experience and a degree from the Graduate School of Banking in Madison, Wisconsin, Jerry has performed a wide variety of duties in banking and bank management. In June of 1996, he joined CentralValley Bank as senior vice president and progressed to executive vice president. Jerry’s career with the company further advanced in 2004 when he was elected president of MidWestOne Bank in Burlington.

“Since the beginning of Jerry’s career with Central Valley Bank, it was apparent that he was destined for bigger and better things. Fortunately for all of us, MidWestOne Financial Group is a company with nearly unlimited potential for advancement,” says Tom Campbell, president of Central Valley Bank.

“Jerry has been an excellent addition to our bank,” relates Michele Schnicker, a member of MidWestOne Bank’s management team. “He is a man who follows his heart and leads with integrity, encouraging all of us to do the same.”

“Being a member of Central Valley Bank’s management team was one of my best banking experiences and helped prepare me for career advancement,” says Jerry. “I always tell my employees that we’re fortunate to work in an organization structured the way we are. If anyone makes a suggestion or has an idea, I guarantee that it will be heard all the way up to the chairman of the board. That sort of accessibility is unique in an organization of this size.”

Jerry reminisces, “As my career with this company has progressed, I have grown immensely. During my tenure with MidWestOne, my experiences have been incredible and my goal is to offer the same opportunity for growth to every employee.”

5 PAGE

Keeping Our Focus On … OUR COMMUNITIES!

[PHOTO APPEARS HERE]

Chris Baumert of Central Valley Bank, coordinator of the Angel Tree Program.

No matter the season... spring, summer, fall or winter... the employees of MidWestOne Financial Group and its subsidiaries keep busy helping others. From food drives to fund raisers, Boy and Girl Scouts to Relay for Life, we are committed to our hometown communities.

“We take pride in the fact that each location employs people who volunteer for civic organizations and serve on the boards of local charitable groups,” says Charles Howard, CEO. “All our member banks adopt various community projects in which several employees, if not all of them, participate.”

Each year, nearly one hundred charities and civic groups benefit from the generosity and assistance of MidWestOne. A shining example is the Angel Tree at Central Valley Bank in Sigourney. For nearly twenty years, employees of Central Valley Bank have decorated a tree in the lobby of the bank. But the gifts that spill from the bottom aren’t for them. Those gifts are destined for needy recipients in the Sigourney area.

“The holidays offer us the opportunity to reflect on our own good fortune and spread some of that fortune around,” beams Chris Baumert, coordinator of the Angel Tree program.

“Every year we gather the names of about fifty children and thirty elderly residents and list their age or what they need on an angel ornament. Then those angels decorate our tree.” However, they don’t stay on the tree for long. Employees and community members choose an angel, purchase a gift and then bring it in to be wrapped. “We put up the tree right after Thanksgiving, but people are asking weeks ahead of time for their angels. They are too excited to wait.”

“Many of our angels are for kids who wouldn’t get anything for the holidays if it weren’t for the gifts under our tree,” says Baumert. The Angel Tree, just like the holiday projects put on by other members of MidWestOne Financial Group, ensures a lot of smiling faces and warm hearts in the chilly holiday season.

“The idea that Central Valley Bank can pull together Sigourney’s residents and brighten their holidays makes me want to put up that tree every day.”

You can witness the evidence of MidWestOne’s corporate citizenship all year long. “We are proud of each community we serve,” Howard relates. “Giving back to the communities that do so much for us is one of the timeless values on which our company is built.”

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2004	2003
ASSETS
Cash and due from banks	$14,117	13,683
Interest-bearing deposits in banks	368	857
Federal funds sold	930	—

Cash and cash equivalents	15,415	14,540

Investment securities:
Available for sale	87,795	100,848
Held to maturity (fair value of $9,486 in 2004 and $11,161 in 2003)	9,190	10,596
Loans, net of unearned discount	398,854	377,017
Allowance for loan losses	(4,745)	(4,857)

Net loans	394,109	372,160

Loan pool participations	105,502	89,059
Premises and equipment, net	10,492	10,436
Accrued interest receivable	4,573	5,107
Goodwill	13,156	12,976
Other intangible assets	1,318	1,244
Other assets	9,014	6,340

Total assets	$650,564	623,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand	$46,016	40,579
NOW and Super NOW	67,993	57,795
Savings	125,247	120,274
Certificates of deposit	235,846	234,477

Total deposits	475,102	453,125

Federal funds purchased	2,090	10,450
Federal Home Loan Bank advances	91,874	78,944
Notes payable	9,700	9,000
Long-term debt	10,310	10,310
Other liabilities	4,558	5,333

Total liabilities	593,634	567,162

SHAREHOLDERS’ EQUITY
Common stock, $5 par value; authorized 20,000,000 shares; issued 4,912,849 as of December 31, 2004 and December 31, 2003	24,564	24,564
Capital surplus	12,956	12,976
Treasury stock at cost, 1,161,463 and 1,130,141 shares as of December 31, 2004 and December 31, 2003,respectively	(15,640)	(14,589)
Retained earnings	35,085	31,832
Accumulated other comprehensive income (loss)	(35)	1,361

Total shareholders’ equity	56,930	56,144

Total liabilities and shareholders’ equity	$650,564	623,306

7 PAGE

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (in thousands, except per share amounts)	2004	2003	2002
INTEREST INCOME
Interest and fees on loans	$23,885	23,894	22,845
Interest income and discount on loan pool participations	9,395	8,985	10,058
Interest on bank deposits	4	10	22
Interest on federal funds sold	50	27	115
Interest on investment securities:
Available for sale	3,589	3,916	3,376
Held to maturity	449	746	1,124

Total interest income	37,372	37,578	37,540

INTEREST EXPENSE
Interest on deposits:
NOW and Super NOW	239	181	270
Savings	1,328	1,334	1,876
Certificates of deposit	6,770	8,527	9,422
Interest on federal funds purchased	82	63	21
Interest on Federal Home Loan Bank advances	3,975	3,880	4,872
Interest on notes payable	428	262	270
Interest on long-term debt	548	520	296

Total interest expense	13,370	14,767	17,027

Net interest income	24,002	22,811	20,513
Provision for loan losses	858	589	1,070

Net interest income after provision for loan losses	23,144	22,222	19,443

OTHER INCOME
Service charges	2,618	2,341	2,185
Data processing income	209	242	227
Mortgage origination fees	455	721	555
Other operating income	768	879	820
Gains on sale of available for sale securities	226	175	—

Total noninterest income	4,276	4,358	3,787

OTHER EXPENSE
Salaries and employee benefits expense	10,539	9,668	7,612
Net occupancy expense	3,222	2,874	2,339
Professional fees	854	706	658
Other intangible asset amortization	308	344	290
Other operating expense	3,590	3,795	3,527

Total noninterest expense	18,513	17,387	14,426

Income before income tax expense	8,907	9,193	8,804
Income tax expense	3,078	3,267	3,015

Net income	$5,829	5,926	5,789

Net income per share - basic	$1.54	1.54	1.49

Net income per share - diluted	$1.50	1.50	1.46

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share amounts)	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$24,564	13,033	(12,595)	25,082	743	50,827

Comprehensive income:
Net income	—	—	—	5,789	—	5,789
Unrealized gains arising during the year on securities available for sale	—	—	—	—	1,037	1,037

Total comprehensive income	—	—	—	5,789	1,037	6,826

Dividends paid ($.64 per share)	—	—	—	(2,496)	—	(2,496)
Stock options exercised (90,014 shares)	—	(172)	1,091	—	—	919
Treasury stock purchased (32,100 shares)	—	—	(459)	—	—	(459)
ESOP shares allocated	—	81	—	—	—	81

Balance at December 31, 2002	24,564	12,942	(11,963)	28,375	1,780	55,698

Comprehensive income:
Net income	—	—	—	5,926	—	5,926
Unrealized losses arising during the year on securities available for sale	—	—	—	—	(310)	(310)
Less realized gains on securities available for sale, net of tax	—	—	—	—	(109)	(109)

Total comprehensive income	—	—	—	5,926	(419)	5,507

Dividends paid ($.64 per share)	—	—	—	(2,469)	—	(2,469)
Stock options exercised (27,800 shares)	—	(49)	350	—	—	301
Treasury stock purchased (175,600 shares)	—	—	(2,976)	—	—	(2,976)
ESOP shares allocated	—	83	—	—	—	83

Balance at December 31, 2003	24,564	12,976	(14,589)	31,832	1,361	56,144

Comprehensive income:
Net income	—	—	—	5,829	—	5,829
Unrealized losses arising during the year on securities available for sale	—	—	—	—	(1,256)	(1,256)
Less realized gains on securities available for sale, net of tax	—	—	—	—	(140)	(140)

Total comprehensive income	—	—	—	5,829	(1,396)	4,433

Dividends paid ($.68 per share)	—	—	—	(2,576)	—	(2,576)
Treasury stock reissued for the purchase of intangible assets (6,601 shares)	—	27	88	—	—	115
Stock options exercised (77,456 shares)	—	(129)	1,005	—	—	876
Treasury stock purchased (115,379 shares)	—	—	(2,144)	—	—	(2,144)
ESOP shares allocated	—	82	—	—	—	82

Balance at December 31, 2004	$24,564	12,956	(15,640)	35,085	(35)	56,930

9 PAGE

COMPANY INFORMATION AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Directors of MidWestOne Financial Group, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of MidWestOne Financial Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2004 (not presented herein); and in our report dated February 18, 2005, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the condensed consolidated financial information appearing on pages 7 through 9 is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.

KPMG LLP

KPMG LLP
Des Moines, Iowa
February 18, 2005

MidWestOne Financial Group, Inc. Common Stock

trades on the Nasdaq National Market and the quotations are furnished by the Nasdaq system. There were 420 shareholders of record on December 31, 2004 and an estimated 1,100 additional beneficial holders whose stock was held in street name by brokerage houses.

Nasdaq Symbol OSKY

Corporate Headquarters

222 1st Avenue East

P.O. Box 1104

Oskaloosa, IA 52577

(641) 673-8448

www.midwestonefinancial.com

Annual Shareholders’ Meeting

April 29, 2005, 10:30 a.m.

Elmhurst Country Club

2214 South 11th Street

Oskaloosa, IA 52577

Wall Street Journal and Other Newspapers

MdWstOneFnl or MdWsOnFn

Transfer Agent/Dividend Disbursing Agent

Illinois Stock Transfer Company

209 West Jackson Boulevard

Suite 903

Chicago, IL 60606

(312) 427-2953

(800) 757-5755

Independent Auditor

KPMG LLP

2500 Ruan Center

Des Moines, IA 50309

The following table sets forth the quarterly high and low closing price per share for the Company’s stock during 2004 and 2003.

‘04 Quarter Ended	High	Low
March 31	$19.10	$18.25
June 30	18.95	17.65
September 30	18.36	17.20
December 31	20.96	17.68

‘03 Quarter Ended	High	Low
March 31	$16.59	$15.47
June 30	16.40	14.95
September 30	18.09	15.97
December 31	19.00	17.95

As of December 31, 2004, the Company had 3,751,386 shares of Common Stock outstanding. On December 31, 2003, there were 3,782,708 shares outstanding. The Company has declared per share cash dividends with respect to its Common Stock as follows:

Quarter	1st	2nd	3rd	4th
2004	$.17	$.17	$.17	$.17
2003	$.16	$.16	$.16	$.16

Form 10-K

Copies of the MidWestOne Financial Group, Inc. Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Karen K. Binns, Secretary/Treasurer, at the corporate headquarters. It is also available on the Securities and Exchange Commission’s Internet web site at: www.sec.gov/cgi-bin/srch-edgar.

OUR BOARD OF DIRECTORS

Richard R. Donohue

Managing Partner, Theobald

Donohue & Thompson, P.C.

Charles S. Howard

Chairman, President & CEO

David A. Meinert

Executive Vice President & CFO

John P. Pothoven

Chairman, President & CEO

MidWestOne Bank & Trust

James G.Wake

General Manager,

Smith-Wake Ag Group

Michael R.Welter

General Contractor

Edward C.Whitham

Financial Management

Accounting, Inc.

OUR LOCATIONS

MidWestOne Bank & Trust

www.midwestonebanktrust.com

Oskaloosa • Belle Plaine • Hudson

North English • Waterloo

Central Valley Bank

www.centralvalleybank.com

Ottumwa • Fairfield • Sigourney

Pella State Bank

www.pellabank.com

Pella

MidWestOne Bank

www.midwestonebank.com

Burlington • Fort Madison • Wapello

MidWestOne Investment Services, Inc.

Pella • Burlington • Oskaloosa • Sigourney

OUR CORPORATE OFFICERS

Charles S. Howard

Chairman, President & CEO

David A. Meinert

Executive Vice President & CFO

Roger A. Parlett

Senior Vice President,

Data Processing

Keith C. Comfort

Vice President Finance

& Controller

Barbara A. Finney

Internet Banking Manager/

Operations Officer

Marcie L. Jones

Human Resources Director

Karen K. Binns

Secretary/Treasurer

Bryce C. Abbas

Auditor

Jeffrey D. Richards

Loan Review Officer

Jeffrey L. Rhoads

Financial Reporting Officer

T. Wayne Little

EDP Officer

Sara L. Hierstein

Marketing Director

[MAP APPEARS HERE]